Exhibit 10.14

Execution Version

THIRD AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

THIRD AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT, dated as of January 9, 2023 (this “Amendment”), by and among Williams Industrial Services Group Inc., a Delaware corporation (“Holdings”), Williams Industrial Services Group, L.L.C., a Delaware limited liability company (“WISG”), Williams Industrial Services, LLC, a Georgia limited liability company (“WISI”), Williams Specialty Services, LLC, a Georgia limited liability company (“WSS”), Williams Plant Services, LLC, a Georgia limited liability company (“WPS”), Williams Global Services, Inc., a Georgia corporation (“Global”), Construction & Maintenance Professionals, LLC, a Georgia limited liability company (“Construction”, and together with Holdings, WISG, WISI, WSS, WPS, Global, Construction, each a “Borrower” and, collectively, “Borrower”), Global Power Professional Services Inc. a Delaware corporation (“Power”), GPEG, LLC, a Delaware limited liability company (“GPEG”), Steam Enterprises LLC, a Delaware limited liability company (“Steam”), WISG Canada Ltd., a limited company formed in the province of British Columbia, Canada (“WISG Canada”), WISG Nuclear Ltd., a limited company formed in the province of British Columbia, Canada (“WISG Nuclear”), WISG Electrical Ltd., a limited company formed in the province of British Columbia, Canada (“WISG Electrical”), WISG Electrical, LLC, a New York limited liability company (“WISG Electrical NY”, and together with Power, GPEG, Steam, WISG Canada, WISG Nuclear, and WISG Electrical, each a “Guarantor” and, collectively, “Guarantor”), the Required Lenders, and EICF AGENT LLC, a Delaware limited liability company, as agent on behalf of the Lenders under the Loan Agreement (hereinafter defined) (in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantors and the other Credit Parties from time to time party thereto, the Lenders and the Agent are parties to that certain Term Loan, Guarantee and Security Agreement, dated as of December 16, 2020 (as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time prior to the date hereof, the “Loan Agreement”).

WHEREAS, the Credit Parties have requested, and subject to the terms and conditions set forth below, each of Agent and the Required Lenders hereby agree to amend certain provisions of the Loan Agreement, and, subject to the satisfaction of the conditions to effectiveness set forth herein, the Agent and the Required Lenders are willing to do so, on the terms set forth herein.

NOW THEREFORE, the Borrower, the Credit Parties signatory hereto, the Agent and the Required Lenders each hereby agree as follows:

1.Defined Terms. The recitals to this Amendment are hereby incorporated into the body of this Amendment. All capitalized terms used but not otherwise defined herein that are defined in the Loan Agreement shall have the meanings assigned to them in the Loan Agreement.

2.Consent to Revolving Loan Agreement Amendment. Notwithstanding anything to the contrary in Section 10.4 of the Intercreditor Agreement or the Loan Agreement, the Agent hereby consents to the Revolving Agent and Credit Parties entering into, and performing their obligations under, the Revolving Loan Agreement Third Amendment (as defined in Section 4 below).

3.Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, the parties hereto agree that the Loan Agreement is hereby amended by incorporating the changes shown on the marked copy of the Loan Agreement attached hereto as Exhibit A (in each case, it being understood that language which appears “~~struck out~~” has been deleted and language which appears as “double-underlined” has been added).

4.Conditions to Effectiveness. The effectiveness of this Amendment is subject to satisfaction of all of the following conditions precedent:

(a)counterparts of this Amendment shall have been executed and delivered by the Borrower, the other Credit Parties signatory hereto and the Required Lenders; and

(b)the Credit Parties, the Revolving Agent and the other parties thereto shall have entered into a Third Amendment to the Revolving Loan Agreement, in form and substance satisfactory to the Agent, dated on or about the Third Amendment Effective Date (the “Revolving Loan Agreement Third Amendment”);

hereof;

(c)the truth and accuracy of the representations and warranties contained in Section 5

(d)the issuance of Subordinated Debt under the Subordinated Loan Documents, resulting in $750,000 of net proceeds to the Borrower and on terms acceptable to Agent (including subordination terms under the Subordination Agreement;

(e)Agent shall have received final executed copies of the Subordinated Guaranty and the Subordinated Note in form and substance acceptable to Agent, all of which shall be in effect on the Third Amendment Effective Date, and the transactions contemplated by the Subordinated Guaranty and the Subordinated Note shall be consummated on the Third Amendment Effective Date including, without limitation, the receipt by Holdings of the proceeds of the Subordinated Debt in the amount of $750,000, which amount shall be remitted to Agent for the payment of the outstanding principal amount of the outstanding principal amount of the Loan;

(f)Agent shall have received a Subordination Agreement executed by Wynnefield Partners Small Cap Value, LP and Wynnefield Partners Small Cap Value, LP I in form and substance satisfactory to Agent;

(g)Since December 31, 2021, there shall not have occurred any Material Adverse Effect; and

(h)the Borrower shall have paid the reasonable and documented legal fees and expenses of Chapman and Cutler LLP, Agent’s counsel, incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and other post-closing services rendered in connection with the Loan Agreement on or prior to the date hereof, in each case to the extent payable under the terms of the Loan Agreement.

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5.Representations, Warranties and Covenants. Each Credit Party signatory hereto hereby represents, warrants and covenants to Agent and each Lender as follows:

(a)the execution, delivery and performance by each of the Credit Parties signatory hereto of this Amendment have been duly authorized by all necessary action, and do not and will not:

(i)contravene the terms of any of that Person’s Organizational Documents;

(ii)conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Credit Party is a party or any order, injunction, writ or decree of any Governmental Authority to which such Credit Party or its Property is subject; or

(iii)violate any material Requirement of Law in any material respect;

(b)such Credit Party has the power and authority to execute, deliver and perform its obligations under this Amendment and the Loan Agreement, as amended hereby;

(c)this Amendment constitutes the legal, valid and binding obligations of each such Credit Party which is a party hereto enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability;

(d)after giving effect to this Amendment and the transactions contemplated hereby, each of the representations and warranties contained in the Loan Agreement and the other Loan Documents is true and correct in all material respects on and as of the date hereof as if made on the date hereof (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such specific date);

(e)after giving effect to this Amendment, no Default or Event of Default exists or would result from the transactions contemplated by this Amendment; and

(f)a true, correct and complete copy of the Revolving Loan Agreement Third Amendment is attached hereto as Exhibit B.

6.Loan Document. This Amendment is designated a Loan Document by Agent.

7.Full Force and Effect. Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Loan Agreement or any of the other Loan Documents. Except as expressly amended hereby, the Loan Agreement shall continue unmodified and in full force and effect in accordance with the provisions thereof on the date hereof. This Amendment shall be limited precisely as drafted and shall not imply an obligation on the Agent or any Lender to consent to any matter on any future occasion. As used in the Loan Agreement, the terms “Agreement,” “this Agreement,” “this Loan Agreement,” “herein,” “hereafter,” “hereto,” “hereof” and words of similar import shall mean, unless the context otherwise requires, the Loan Agreement as amended by this Amendment.

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8.Reaffirmation. Each of the Credit Parties as debtor, grantor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Credit Party grants Liens or security interests in its property or otherwise acts as an accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) to the extent such Credit Party granted Liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Borrower’s Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and Liens and confirms and agrees that such security interests and Liens hereafter secure all of the Obligations as amended hereby. Each of the Credit Parties hereby consents to this Amendment and acknowledges that each of the Loan Documents remains in full force and effect, as modified hereby, and is hereby ratified and reaffirmed. The execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or Lenders, constitute a waiver of any provision of any of the Loan Documents except as expressly set forth herein or serve to effect a novation of the Obligations.

9.CHOICE OF LAW. THIS AMENDMENT SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to be as effective as an original signature page delivered manually.

11.Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of this Amendment.

12.Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that none of the Credit Parties may assign or transfer any of its rights or obligations under this Amendment without the prior written consent of the Agent.

13.Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

14.Release of Claims. In consideration of the Required Lenders’ and the Agent’s agreements contained in this Amendment, each Credit Party hereby irrevocably releases and forever discharge the Lenders and the Agent and their affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands, whether based

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in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Credit Party ever had or now has against Agent, any Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions of Agent, any Lender or any other Released Person relating to the Loan Agreement or any other Loan Document on or prior to the date hereof. Notwithstanding the generality of the foregoing, each Credit Party does not release any claim that a Credit Party may have to enforce the obligations of Agent or Lenders set forth in this Amendment.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date and year first above written.

AGENT AND LENDERS:
EICF AGENT LLC, as Agent

By:	/s/ Harry Giovani
Name:	Harry Giovani
Title:	Authorized Signatory

THIRD AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

ENERGY IMPACT CREDIT FUND I LP,
as a Lender

By: Energy Impact Credit Fund I GP LLC, its general partner

By:	/s/ Harry Giovani
Name:	Harry Giovani
Title:	Managing Partner

THIRD AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

CION INVESTMENT CORPORATION,
as a Lender

By:	/s/ Gregg Bresner
Name:	Gregg Bresner
Title:	President & Chief Investment Officer

THIRD AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

MURRAY HILL FUNDING II, LLC, as a Lender

By:	/s/ Gregg Bresner
Name:	Gregg Bresner
Title:	President

THIRD AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

CROWDOUT CAPITAL LLC, as a Lender

By:	/s/ Alexander Schoenbaum
Name:	Alexander Schoenbaum
Title:	CEO

CROWDOUT CREDIT OPPORTUNITIES
FUND LLC, as a Lender

By:	/s/ Alexander Schoenbaum
Name:	Alexander Schoenbaum
Title:	CEO

THIRD AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

BORROWERS:

WILLIAMS INDUSTRIAL SERVICES GROUP
INC., as Borrower

By:	/s/ Charles E. Wheelock
Name:	Charles E. Wheelock
Title:	Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

WILLIAMS INDUSTRIAL SERVICES GROUP,
L.L.C., as Borrower

By:	/s/ Charles E.Wheelock
Name:	Charles E. Wheelock
Title:	Secretary

WILLIAMS INDUSTRIAL SERVICES, LLC, as
Borrower

By:	/s/ Charles E.Wheelock
Name:	Charles E. Wheelock
Title:	Assistant Secretary

WILLIAMS INDUSTRIAL SERVICES, LLC, as
Borrower

By:	/s/ Charles E.Wheelock
Name:	Charles E. Wheelock
Title:	Assistant Secretary

WILLIAMS PLANT SERVICES, LLC, as
Borrower

By:	/s/ Charles E.Wheelock
Name:	Charles E. Wheelock
Title:	Assistant Secretary

THIRD AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

WILLIAMS GLOBAL SERVICES, INC., as Borrower

By:	/s/ Charles E.Wheelock
Name:	Charles E. Wheelock
Title:	Secretary

CONSTRUCTION & MAINTENANCE
PROFESSIONALS, LLC, as Borrower

By:	/s/ Charles E.Wheelock
Name:	Charles E. Wheelock
Title:	Secretary

THIRD AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

GUARANTORS:

GLOBAL POWER PROFESSIONAL SERVICES
INC., as Guarantor

By:	/s/ Charles E.Wheelock
Name:	Charles E. Wheelock
Title:	President

GPEG, LLC, as Guarantor

By:	/s/ Charles E.Wheelock
Name:	Charles E. Wheelock
Title:	Vice President

STEAM ENTERPRISES LLC, as Guarantor

By:	/s/ Charles E.Wheelock
Name:	Charles E. Wheelock
Title:	President

WISG CANADA LTD., as Guarantor

By:	/s/ Charles E.Wheelock
Name:	Charles E. Wheelock
Title:	Secretary

WISG NUCLEAR LTD., as Guarantor

By:	/s/ Damien A. Vassall
Name:	Damien A. Vassall
Title:	Chief Financial Officer

WISG ELECTRICAL LTD., as Guarantor

By:	/s/ Damien A. Vassall
Name:	Damien A. Vassall
Title:	Chief Financial Officer

THIRD AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

GUARANTORS:

GLOBAL POWER PROFESSIONAL SERVICES
INC., as Guarantor
By:	/s/ Charles E. Wheelock
Name:	Charles E. Wheelock
Title:	President

GPEG, LLC, as Guarantor

By:	/s/ Charles E. Wheelock
Name:	Charles E. Wheelock
Title:	Vice President

STEAM ENTERPRISES LLC, as Guarantor

By:	/s/ Charles E. Wheelock
Name:	Charles E. Wheelock
Title:	President

WISG CANADA LTD., as Guarantor

By:	/s/ Charles E. Wheelock
Name:	Charles E. Wheelock
Title:	Secretary

WISG NUCLEAR LTD., as Guarantor

By:	/s/ Damien A. Vassall
Name:	Damien A. Vassall
Title:	Chief Financial Officer

WISG ELECTRICAL LTD., as Guarantor

By:	/s/ Damien A. Vassall
Name:	Damien A. Vassall
Title:	Chief Financial Officer

THIRD AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

WISG ELECTRICAL, LLC, a New York limited liability company, as Guarantor

By:	/s/ Charles E. Wheelock
Name:	Charles E. Wheelock
Title:	Secretary

THIRD AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

Exhibit A

Marked Loan Agreement

See attached.

CONFORMED COPY – NOT EXECUTED IN THIS FORM INCORPORATING FIRST AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT, DATED AS OF JUNE 30, 2022, ~~AND~~ SECOND AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT, DATED AS OF DECEMBER 30, 2022, AND THIRD AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT, DATED AS OF JANUARY 9, 2023

TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

DATED AS OF DECEMBER 16, 2020

AMONG

EICF AGENT LLC,

AS AGENT FOR THE LENDERS SIGNATORY HERETO,

WILLIAMS INDUSTRIAL SERVICES GROUP INC.,

AS BORROWER

AND

THE OTHER CREDIT PARTIES SIGNATORY HERETO

CHAPMAN AND CUTLER LLP

1270 Avenue of the Americas, 30th Floor

New York, New York 10020

PAGE
1.	AMOUNT AND TERMS OF CREDIT	1
1.1	Term Loan.	1
1.2	Term and Prepayment.	3
1.3	Use of Proceeds.	~~5~~6
1.4	Single Loan.	6
1.5	Interest.	6
1.6	Fees.	~~6~~7
1.7	Receipt of Payments; Taxes.	7
1.8	Application and Allocation of Payments.	8
1.9	Accounting.	8
1.10	Indemnity.	~~8~~9
1.11	~~[Intentionally Omitted]~~Rates	~~8~~9
1.12	Joinder of New Subsidiaries as a Credit Party, Etc.	9
1.13	Non-Funding Lenders.	~~9~~10
1.14	Substitution of Lenders.	~~9~~10
1.15	Inability to Determine Rates.	11
2.	CONDITIONS PRECEDENT	~~10~~11
2.1	Conditions to the Loan.	~~10~~11
3.	REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS	~~13~~15
3.1	Corporate Existence; Compliance with Law.	~~13~~15
3.2	Executive Offices, Registered Offices; Corporate or Other Names.	~~14~~15
3.3	Corporate Power; Authorization; Enforceable Obligations.	~~14~~15
3.4	Financial Statements; Books and Records.	~~14~~15
3.5	Material Adverse Change.	~~14~~16
3.6	Revolving Loan Documents; Subordinated Loan Documents	~~15~~16
3.7	Subsidiaries.	~~15~~16
3.8	Government Regulation; Margin Regulations	~~15~~16
3.9	Taxes; Charges.	~~15~~16
3.10	Payment of Obligations.	~~15~~17
3.11	ERISA and Canadian Pension Plans.	~~15~~17
3.12	Litigation.	~~16~~17
3.13	Intellectual Property.	~~17~~18
3.14	Full Disclosure.	.~~17~~18
3.15	Environmental Liabilities.	~~17~~19
3.16	Insurance.	~~18~~19
3.17	Solvency.	~~20~~21
3.18	Other Financings.	~~20~~21
3.19	Conduct of Business.	~~20~~21
3.20	Further Assurances.	~~20~~21
3.21	Collateral/Maintenance of Property.	~~20~~21
3.22	Anti-Terrorism and Anti-Money Laundering Compliance.	~~21~~22
3.23	Reserved.	~~22~~23
3.24	Reserved.	~~22~~23
3.25	Landlord Agreements.	~~22~~23
3.26	Deposit Accounts; Cash Collateral Accounts.	~~22~~23
3.27	Reserved.	~~23~~25
3.28	After-acquired Property; Additional Collateral.	~~23~~25
3.29	Equity Interests and Subsidiaries.	~~24~~26
3.30	Security Documents.	~~25~~26
3.31	Borrowing Base-Related Reports.	~~25~~27
3.32	Government Contracts.	~~26~~27
3.33	Customer and Trade Relations.	~~26~~27
3.34	Bonding; Licenses.	~~26~~27
3.35	Affiliate Transactions.	~~26~~27

INDEX – PAGE i

PAGE
3.36	Post-Closing Matters.	~~26~~27
3.37	Investment Company Act.	~~27~~28
3.38	Notice of Change in Investment Company Status.	~~27~~28
3.39	Braden Entities.	~~27~~28
3.40	Capital Provision Agreement.	~~27~~28
4.	FINANCIAL MATTERS; REPORTS	~~27~~28
4.1	Reports and Notices.	~~27~~28
4.2	Financial Covenants.	~~29~~31
4.3	Other Reports and Information.	~~30~~32
4.4	Revolving Loan Agreement Notices; Subordinated Loan Documents Notices	~~30~~32
4.5	Reserved.	~~30~~33
5.	NEGATIVE COVENANTS	~~31~~33
5.1	Indebtedness.	~~31~~33
5.2	Liens.	~~31~~34
5.3	Investments; Fundamental Changes.	~~31~~34
5.4	Asset Sales.	~~32~~35
5.5	Restricted Payments.	~~33~~35
5.6	Changes in Nature of Business.	~~33~~35
5.7	Transactions with Affiliates.	~~33~~36
5.8	Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments.	~~34~~36
5.9	Modification of Certain Documents.	~~34~~36
5.10	Accounting Changes; Fiscal Year.	~~34~~37
5.11	Changes to Name, Locations, Etc.	~~34~~37
5.12	Bank Accounts.	~~34~~37
5.13	Margin Regulations.	~~34~~37
5.14	Compliance with ERISA and Canadian Pension Plans.	~~34~~37
5.15	Hazardous Materials.	~~35~~37
5.16	Modifications to Revolving Loan Documents and Subordinated Debt.	~~35~~37
5.17	Inactive Subsidiaries.	~~35~~38
5.18	Compliance with Anti-Terrorism Laws.	~~35~~38
5.19	Sale-Leasebacks.	~~35~~38
5.20	Leases.	~~36~~38
5.21	Captive Insurance Subsidiaries.	~~36~~38
5.22	Payments under the Revolving Loan Agreement.	~~36~~39
6.	SECURITY INTEREST.	~~36~~39
6.1	Grant of Security Interest.	~~36~~39
6.2	Agent’s Rights.	~~38~~40
6.3	Agent’s Appointment as Attorney-in-fact.	~~38~~41
6.4	Grant of License to Use Intellectual Property Collateral.	~~38~~41
6.5	Commercial Tort Claims.	~~39~~41
6.6	Duties of Agent.	~~39~~41
7.	EVENTS OF DEFAULT: RIGHTS AND REMEDIES	~~39~~42
7.1	Events of Default.	~~39~~42
7.2	Remedies.	~~41~~44
7.3	Waivers by Credit Parties.	~~42~~45
7.4	Proceeds.	~~42~~45
8.	SUCCESSORS AND ASSIGNS.	~~42~~45
9.	AGENT	~~45~~48
9.1	Appointment and Duties.	~~45~~48
9.2	Binding Effect.	~~46~~48
9.3	Use of Discretion.	~~46~~49
9.4	Delegation of Rights and Duties.	~~46~~49
9.5	Reliance and Liability.	~~46~~49
9.6	Agent Individually.	~~47~~50

INDEX – PAGE ii

PAGE
9.7	Protective Advances.	~~47~~50
9.8	Expenses; Indemnities.	~~48~~50
9.9	Resignation of Agent.	~~48~~51
9.10	Release of Collateral.	~~48~~51
10.	MISCELLANEOUS.	~~49~~51
10.1	Complete Agreement; Modification of Agreement.	~~49~~51
10.2	Expenses.	~~50~~53
10.3	No Waiver.	~~50~~53
10.4	Severability; Section Titles.	~~51~~54
10.5	Authorized Signature.	~~51~~54
10.6	Notices	~~51~~54
10.7	Counterparts.	~~51~~54
10.8	Time of the Essence.	~~52~~54
10.9	GOVERNING LAW.	~~52~~54
10.10	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.	~~52~~55
10.11	Press Releases.	~~52~~55
10.12	Reinstatement.	~~53~~56
10.13	USA PATRIOT Act Notice and Customer Verification.	~~53~~56
10.14	Sharing of Payments, Etc.	~~53~~56
10.15	Intercreditor Agreement.	~~53~~56
10.16	Confidentiality Agreements.	~~53~~56
10.17	Effect of Benchmark Transition Event.	~~53~~56
10.18	CION as Co-Lead Arranger.	57
10.19	Judgment Currency.	57
11.	GUARANTEE	~~57~~58
11.1	The Guarantee.	~~57~~58
11.2	Obligations Unconditional.	58
11.3	Reinstatement.	~~58~~59
11.4	Subrogation; Subordination.	59
11.5	Remedies.	59
11.6	Instrument for the Payment of Money.	59
11.7	Continuing Guarantee.	59
11.8	General Limitation on Guarantee Obligations.	~~59~~60
11.9	Release of Guarantors.	~~59~~60
11.10	Right of Contribution.	~~59~~60

INDEX – PAGE iii

INDEX OF EXHIBITS AND SCHEDULES

Schedule A	-	Definitions
Schedule B	-	Schedule of Term Loan Commitments
Schedule C	-	Agent’s, Lenders’ and Credit Parties’ Addresses for Notices
Schedule D	-	Closing Checklist
Schedule E	-	Restricted Locations

Disclosure Schedule (2)	_	Capital Providers and Arbitration Proceedings
Disclosure Schedule (2.1(e)(iii))	-	[Reserved]
Disclosure Schedule (3.2)	-	Places of Business; Corporate Names
Disclosure Schedule (3.7)	-	Subsidiaries
Disclosure Schedule (3.9)	-	Taxes
Disclosure Schedule (3.11)	-	ERISA
Disclosure Schedule (3.12)	-	Litigation
Disclosure Schedule (3.13)	-	Intellectual Property
Disclosure Schedule (3.15)	-	Environmental Matters
Disclosure Schedule (3.16)	-	Insurance
Disclosure Schedule (3.18)	-	Existing Indebtedness
Disclosure Schedule (3.26)	-	Controlled Accounts
Disclosure Schedule (3.32)	-	Government Contracts
Disclosure Schedule (3.34)	-	Bonding; Licensing
Disclosure Schedule (3.35)	-	Affiliate Transactions
Disclosure Schedule (5.21)	-	Employee Compensation
Disclosure Schedule (6.1)	-	Actions to Perfect Liens
Disclosure Schedule (6.5)	-	Commercial Tort Claims

Exhibit A	-	Form of Perfection Certificate Exhibit B
Exhibit B	-	Form of Term Note
Exhibit C	-	Form of Secretarial Certificate
Exhibit D	-	Form of Power of Attorney
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Closing Certificate
Exhibit G	-	Form of Solvency Certificate
Exhibit H	-	Form of Joinder Agreement
Exhibit I	-	Form of Assignment Agreement
Exhibit J	-	Form of Delayed Draw Borrowing Request

INDEX – PAGE iv

TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

This TERM LOAN, GUARANTEE AND SECURITY AGREEMENT is dated as of December 16, 2020, and agreed to by and among Williams Industrial Services Group Inc., a Delaware corporation (“Holdings”), Williams Industrial Services Group, L.L.C., a Delaware limited liability company (“WISG”), Williams Industrial Services, LLC, a Georgia limited liability company (“WISI”), Williams Specialty Services, LLC, a Georgia limited liability company (“WSS”), Williams Plant Services, LLC, a Georgia limited liability company (“WPS”), Williams Global Services, Inc., a Georgia corporation (“Global”), Construction & Maintenance Professionals, LLC, a Georgia limited liability company (“Construction”, and together with Holdings, WISG, WISI, WSS, WPS, Global, Construction, each a “Borrower” and, collectively, “Borrower”), Global Power Professional Services Inc. a Delaware corporation (“Power”), GPEG, LLC, a Delaware limited liability company (“GPEG”), Steam Enterprises LLC, a Delaware limited liability company (“Steam”), WISG Canada Ltd., a limited company formed in the province of British Columbia, Canada (“WISG Canada”), WISG Nuclear Ltd., a limited company formed in the province of British Columbia, Canada (“WISG Nuclear”), WISG Electrical Ltd., a limited company formed in the province of British Columbia, Canada (“WISG Electrical”, and together with Power, GPEG, Steam, WISG Canada, WISG Nuclear, each a “Guarantor” and, collectively, “Guarantor”), the other Credit Parties from time to time party hereto, EICF AGENT LLC, a Delaware limited liability company, as agent (in such capacity, “Agent”) for the lenders set forth on Schedule B attached hereto and party hereto (each herein referred to as a “Lender” and collectively, the “Lenders”), CION INVESTMENT CORPORATION, a Delaware corporation (“CION”) as a Lender and as co-lead arranger (in such capacity, the “Co-Lead Arranger”), and the other Lenders from time to time party hereto.

RECITALS

A.The Credit Parties desire that Borrower obtain the Term Loans described herein from the Lenders and the Lenders are willing to provide the Term Loans all in accordance with and subject to the terms and conditions of this Agreement.

B.Capitalized terms used herein shall have the meanings assigned to them in Schedule A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Schedule A shall govern. All schedules, attachments, addenda and exhibits hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, constitute but a single agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.AMOUNT AND TERMS OF CREDIT

1.1Term Loan. (a) Closing Date Term Loan. Each Lender agrees severally, but not jointly, upon the terms and subject to the conditions of this Agreement, to make to the Borrower an advance (each, a “Closing Date Term Loan”; collectively, the “Closing Date Term Loans”) on the Closing Date in the principal amount equal to such Lender’s Closing Date Term Loan Commitment; provided, that each Lender with a Closing Date Term Loan Commitment shall (unless otherwise directed by Agent in writing, including via e-mail) disburse the proceeds of its Closing Date Term Loan made by such Lender to the Borrower directly (and not to the Agent for distribution to the Borrower), provided further, that each Lender shall provide to Agent any information reasonably requested by Agent regarding the Closing Date Term Loan made by such Lender. Each Lender’s Term Loan (whether a Closing Date Term Loan made under this Section 1.1(a) or a Delayed Draw Term Loan made under Section 1.1(b)) shall, if requested by such Lender at least 2 Business Days prior to the funding of the applicable Term Loan, be evidenced by a promissory note (each a “Term Note”) duly executed and delivered by the Borrower prior to the funding of such Term Loan substantially in the form attached hereto as Exhibit B, and be repayable in accordance with the terms of such Term Note and this Agreement. Borrower shall make payments on the Closing Date Term Loan in accordance with Section 1.1(c) and the other applicable provisions of this Agreement. Once repaid, any amount borrowed under the Closing Date Term Loan Commitment of each Lender may not be re-borrowed. All amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date. After the funding of the Closing Date Term Loan by a Lender, the Closing Date Term Loan Commitments of such Lender shall immediately and automatically (without the necessity of further action) be reduced in the principal amount of the Closing Date Term Loan made by such Lender.

(b)Delayed Draw Term Loans.

(i)Delayed Draw Term Loans Generally. Subject to the satisfaction of the conditions in this Section 1.1(b) and this Agreement, upon not less than fifteen (15) Business Days (or such shorter period as Agent may agree in its absolute discretion) after delivery by Borrower to Agent of a Delayed Draw Term Loan Borrowing Request by no later than 1:00 PM New York City time on such day, each Delayed Draw Term Loan Lender, severally, agrees at any time prior to the Delayed Draw Term Loan Commitment Expiration Date, to lend to Borrower, in one or more advances (each such advance, a “Delayed Draw Term Loan” and collectively, the “Delayed Draw Term Loans”, and together with any Closing Date Term Loans, each, a “Term Loan”, and collectively, the “Term Loans” or the “Loan”) in a principal amount not to exceed the Delayed Draw Term Loan Commitment of such Delayed Draw Term Loan Lender; provided further, that each Delayed Draw Term Loan shall be made on a pro rata basis based on the Delayed Draw Term Loan Commitment of each Delayed Draw Term Loan Lender as of the funding date of any Delayed Draw Term Loan relative to the aggregate amount of the Delayed Draw Term Loan Commitments of the other Delayed Draw Term Loan Lenders as of such funding date (or on such other basis as the Delayed Draw Term Loan Lenders all agree); provided further, that, notwithstanding anything to the contrary in the Loan Documents, each Delayed Draw Term Loan Lender shall (unless otherwise directed by Agent in writing, including via e-mail) disburse the proceeds of each Delayed Draw Term Loan made by such Delayed Draw Term Loan Lender to the Borrower directly (and not to the Agent for distribution to the Borrower), provided that each Delayed Draw Term Loan Lender shall provide to Agent any information reasonably requested by Agent regarding any Delayed Draw Term Loan made by a Delayed Draw Term Loan Lender. Borrower agrees that each Delayed Draw Term Loan Lender may satisfy any amounts owing to such Lender under the Fee Letters, by deducting such amounts from the proceeds of any Delayed Draw Term Loan made by such Delayed Draw Term Loan Lender to Borrower. The Delayed Draw Term Loan Lenders shall make no more than one Delayed Draw Term Loan in any Fiscal Month. Any Delayed Draw Term Loan shall be in a minimum amount of Five Million Dollars ($5,000,000) and multiples of One Hundred Thousand Dollars ($100,000) in excess thereof (or such other amount as agreed to by all of the Delayed Draw Term Loan Lenders with a remaining Delayed Draw Term Loan Commitment); provided, that if the remaining Delayed Draw Term Loan Commitments are less than Five Million Dollars ($5,000,000), then the minimum amount of each Delayed Draw Term Loan shall be the maximum amount of the remaining Delayed Draw Term Loan Commitments. Any Delayed Draw Term Loan Borrowing Request delivered by Borrower hereunder shall be irrevocable and binding on Borrower and shall obligate Borrower to accept the Delayed Draw Term Loans requested from the Delayed Draw Term Loan Lenders on the proposed funding date. The Delayed Draw Term Loan Commitments shall reduce to zero automatically on the Delayed Draw Term Loan Commitment Expiration Date and no Delayed Draw Term Loan shall be made on or after the Delayed Draw Term Loan Commitment Expiration Date. After the funding of any Delayed Draw Term Loan by a Delayed Draw Term Loan Lender, the Delayed Draw Term Loan Commitment of such Delayed Draw Term Loan Lender shall immediately and automatically (without the necessity of further action) be reduced in the principal amount of the Delayed Draw Term Loan made by such Delayed Draw Term Loan Lender.

(ii)Conditions to Making of Delayed Draw Term Loans. The obligation of each Delayed Draw Term Loan Lender to make any Delayed Draw Term Loan is subject to the satisfaction of the following conditions precedent on the relevant funding date, both immediately before and immediately after giving effect to the making of any Delayed Draw Term Loan:

(A)Agent shall have received a Delayed Draw Term Loan Borrowing Request;

(B)The representations and warranties contained in this Agreement and in each of the other Loan Documents, certificate or other writing delivered to the Agent pursuant thereto are true and correct in all material respects as of the applicable funding date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date (except in each case (whether the applicable funding date or such earlier date) to the extent that such representation or warranty is qualified by “Material Adverse Effect” or any other materiality qualifier, in which case it is true and correct in all respects);

(C)no Default or Event of Default exists and is continuing or would result therefrom;

(D)the aggregate Delayed Draw Term Loan Funded Amount of all Delayed Draw Term Loan Lenders would not exceed the aggregate Delayed Draw Term Loan Commitments;

(E)the Delayed Draw Term Loan Funded Amount of any Delayed Draw Term Loan Lender would not exceed such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment;

(F)Borrower shall certify to Agent, and attach evidence to the Delayed Draw Term Loan Borrowing Request demonstrating, that immediately before and immediately after the making of the requested Delayed Draw Term Loan, (1) the Credit Parties are in compliance on a pro forma basis with the financial covenants set forth under Section 4.2 (based on the financial covenant levels for the testing period then most recently ended or, in the case of any proposed Delayed Draw Term Loan to be made prior to first date on which the financial covenants are tested under Section 4.2, for the period ending on such first date), and (2) the Total Leverage Ratio (determined on a pro forma basis after the making of such Delayed Draw Term Loan) shall not exceed 3.25:1.00; and

(G)the proceeds of the Delayed Draw Term Loan shall only be used for Permitted Acquisitions or working capital of the Credit Parties.

Each Delayed Draw Term Loan Borrowing Request submitted by Borrower to Agent shall constitute a representation and warranty by Borrower hereunder, as of the date such Delayed Draw Term Loan is requested to be made, that all of the conditions in this Section 1.1(b) are satisfied.

(c)Principal Repayments of the Term Loans. On each Payment Date occurring on and after April 1, 2024, Borrower shall make principal payments on the Term Loans to the Agent for the pro rata benefit of the Lenders in quarterly installments equal to the sum of (x) $~~262,500~~437,500 (such amount being equal to ~~0.75~~1.25% of the $35,000,000 aggregate principal amount of the Closing Date Term Loans), plus (y) ~~0.75~~1.25% of the aggregate initial principal amounts of all Delayed Draw Term Loans that have been made prior to the applicable Payment Date, which sum shall be payable on the first day of each calendar quarter ~~(or, solely in the case of the calendar quarter commencing January 1, 2023, on January 9, 2023)~~ (each such date, a “Payment Date”). Borrower shall repay the entire outstanding balance of the Loan on the Stated Maturity Date. Amounts repaid or prepaid on any of the Term Loans may not be reborrowed.

1.2	Term and Prepayment.

(a)Upon the Maturity Date of the Loan, Borrower shall pay to Agent for the pro rata benefit of the Lenders (i) all outstanding principal and accrued but unpaid interest on the Loan plus, without duplication of amounts paid pursuant to Section 1.2(b), 1% of the then outstanding principal balance of the Loan and (ii) all other Obligations relating to the Loan then due to or incurred by Agent or the Lenders.

(b)On any Payment Date, so long as no Default or Event of Default has occurred hereunder, Borrower shall have the right upon thirty (30) calendar days’ prior written notice to Agent, to make a voluntary prepayment (a “Voluntary Prepayment”) of all or a portion (in a minimum amount of $1,000,000 and integrate multiples of $100,000 in excess thereof) of the principal amount of all of the Term Loans then outstanding. If the Borrower elects to prepay the Term Loans pursuant to this Section1.2(b) or otherwise, or if the Term Loans are mandatorily prepaid in whole or in part pursuant to any other clause of this Section 1.2 (each, a “Mandatory Prepayment” and together with any Voluntary Prepayment, the “Prepayments”), the Borrower shall pay to the Agent for the benefit of the Lenders a prepayment fee as follows: (i) in the case of any Prepayment (other than under Section 1.2(f) or (h)) made prior to August 3, 2023, 3% of the principal Loan amount being prepaid on the date of such Prepayment; (ii) in the case of any Prepayment (other than under Section 1.2(f) or (h)) made on or after August 3, 2023 and prior to August 3, 2024, 2% of the principal Loan amount being prepaid on the date of such Prepayment; and (iii) in the case of any Prepayment (other than under Section 1.2(f) or (h)) made on or after August 3, 2024, 1% of the principal Loan amount being prepaid on the date of such Prepayment.

(c)Asset Sales and Casualty Events. Not later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale or any Casualty Event by any Credit Party or any of its Subsidiaries, Credit Parties shall make Mandatory Prepayments of the Obligations to be applied thereto in accordance with Section 1.8 in an aggregate amount equal to 100% of such Net Cash Proceeds; provided, that such Net Cash Proceeds shall not be required to be applied as a mandatory prepayment on such date to the extent that (x) no

Default or Event of Default has occurred and is continuing or would result therefrom and (y) Credit Parties have delivered an Officers’ Certificate to the Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets within six (6) months following the date of such Asset Sale or Casualty Event (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided, that (A) all such Net Cash Proceeds that are proposed to be reinvested shall be held in a cash collateral deposit account under the exclusive dominion and control of the Agent (and Agent shall, for the avoidance of doubt, have the sole and exclusive right to direct and/or give instructions to the depository institution regarding the disposition of funds in such account) (such account, the “Term Loan Priority Collateral Account”) and constitute “Term Loan Priority Collateral” under the Intercreditor Agreement, and (B) if all or any portion of such Net Cash Proceeds is not so reinvested within such six (6)-month period, such unused portion shall be applied on the last day of such period (or the Maturity Date, if earlier) as a Mandatory Prepayment as provided in this Section 1.2(c); provided, further, that if the property subject to such Asset Sale or such Casualty Event constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien created pursuant to this Agreement in favor of the Agent for the benefit of the Lenders in accordance with Sections 3.20 and 3.28. Nothing contained in this Section 1.2(c) shall permit any Credit Party or any of its Subsidiaries to effect any Asset Sale other than in accordance with Section 5.4.

(d)Debt Issuance or Preferred Stock Issuance. Not later than one (1) Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance (which, for the avoidance of doubt, shall exclude the Subordinated Debt issued on or about the Third Amendment Effective Date) or Preferred Stock Issuance by Borrower or any of its Subsidiaries, at the election of Agent, Borrower shall make Mandatory Prepayments of the Obligations to be applied thereto in accordance with Section 1.8 in an aggregate amount equal to 100% of such Net Cash Proceeds. The provisions of this Section 1.2(d) shall not be an implied consent to any such issuance otherwise prohibited by the terms of this Agreement.

(e)Equity Issuance. Not later than three (3) Business Days following the receipt of any Net Cash Proceeds of any Equity Issuance, Borrower shall make Mandatory Prepayments of the Obligations to be applied thereto in accordance with Section 1.8 in an aggregate amount equal to 100% of such Net Cash Proceeds. The provisions of this Section 1.2(e) shall not be an implied consent to any such issuance otherwise prohibited by the terms of this Agreement.

(f)Prepayments from Excess Cash Flow. On the date that the Borrower’s financial statements are required to be delivered to Agent under Section 4.1 for the periods ending December 31 of each calendar year, beginning with the financial statements for the period ending December 31, 2021, the Borrower shall deliver a certificate (the “Excess Cash Flow Certificate”), executed by a Responsible Officer of Borrower, to Agent and the Lenders which shall set forth the calculation of Excess Cash Flow for such period and irrevocably offer and agree to prepay the Obligations in an amount equal to (x) ~~(A) if the Total Leverage Ratio is greater than 3.00:1.00, fifty percent (50%) of Excess Cash Flow, and (B) if the Total Leverage Ratio is equal to or less than 3.00:1.00 and greater than 2.00:1.00, twenty~~with respect to the Fiscal Year ending December 31, 2023 and each Fiscal Year thereafter, seventy-five percent (~~25~~75%) of Excess Cash Flow, less (y) all Voluntary Prepayments made during such calendar year on the Term Loans; provided that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, no such prepayments shall be required unless Excess Cash Flow for such year equals or exceeds $500,000, at which point the Borrower shall cause to be prepaid an aggregate principal amount of Loans equal to the applicable percentage of Excess Cash Flow as set forth herein from the first dollar. The Borrower shall make any Prepayment under this clause (f) on the date that is ten (10) Business Days after the date that Borrower’s financial statements are required to be delivered to Agent under Section 4.1 for the period ending December 31 of each calendar year. Excess Cash Flow for each calendar year shall be calculated on the basis of the financial statements delivered to Agent pursuant to the Section 4.1 for the period ending on the last day of such calendar year. Each Lender may accept or reject the offer to prepay the Obligations made pursuant to this Section 1.2(f) by causing a written notice of such acceptance or rejection to be delivered to Agent on or before the second day prior to the date the Prepayment is due. A failure by a Lender to respond to an offer to prepay made pursuant to this Section 1.2(f) on or before such date shall be deemed to constitute an acceptance of such offer. All such prepayments from Excess Cash Flow shall be applied to the Obligations in accordance with Section 1.8.

(g)Reserved.

(h)Arbitration Recovery Proceeds and Other Extraordinary Receipts.

(i) Not later than three (3) Business Days following the receipt of any Net Cash Proceeds from an Arbitration Recovery (such Net Cash Proceeds calculated after giving effect to the payment of all obligations owing by the Borrower to the litigation finance partner pursuant to written agreements between the Borrower and such litigation partner, costs, fees and expenses incurred or payable by the Borrower in connection with the Arbitration Proceeding including, without limitation, all legal costs and disbursements incurred or made by the Borrower in connection with the Arbitration Proceeding), Borrower shall make Mandatory Prepayments of the Obligations to be applied thereto in accordance with Section 1.8 in an aggregate amount equal to 100% of such Net Cash Proceeds; provided, that all such Net Cash Proceeds shall immediately upon receipt by Borrower, prior to the making of any Mandatory Prepayment in accordance with the foregoing, be held in the Term Loan Priority Collateral Account and constitute “Term Loan Priority Collateral” under the Intercreditor Agreement. Any Net Cash Proceeds of an Arbitration Recovery shall immediately upon receipt by Borrower be deposited in the Term Loan Priority Collateral Account and, unless applied as a Mandatory Prepayment in accordance with this Section 1.2(h), remain on deposit in such Term Loan Priority Collateral Account, including (in respect of any prepayment that is declined by any of the Lenders under Section 1.2(i)) in the period (if any) from and after the time any of the Lenders decline a proposed prepayment of such Net Cash Proceeds, subject, until an Activation Notice has been delivered to the applicable depository in respect of the Term Loan Priority Collateral Account, to the Borrower’s right to use those Net Cash Proceeds in accordance with the Loan Documents.

(ii) Not later than three (3) Business Days following the receipt of any Net Cash Proceeds from any Extraordinary Receipts (other than (A) from an Arbitration Recovery, and (B) so long as no Default has occurred and is continuing or would result therefrom, the Proceeds from the Chubb Proceedings and/or the Koontz-Wagner Bankruptcy Proceedings), Borrower shall make Mandatory Prepayments of the Obligations to be applied thereto in accordance with Section 1.8 in an aggregate amount equal to 100% of such Net Cash Proceeds.

(i)Lender Option to Decline Prepayment. With respect to any Mandatory Prepayment required pursuant to this Section 1.2, any Lender, at its option, may elect not to accept such prepayment as provided below. The Borrower shall use commercially reasonable efforts to notify the Agent of any event giving rise to a prepayment under Section 1.2 at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the expected date of such prepayment and provide a reasonably detailed estimated calculation of the amount of such prepayment that is required to be made under this Section 1.2 (the “Prepayment Amount”). The Agent will promptly notify each Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is expected to be made by the Borrower (the “Prepayment Date”). Any Lender may decline to accept all or any portion of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Agent no later than two (2) Business Days after the date of such Lender’s receipt of notice from the Agent regarding such prepayment. If any Lender does not give a notice to the Agent on or prior to such second Business Day informing the Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount including the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Agent by the Borrower and applied by the Agent ratably to prepay the applicable Loan owing to Lenders (other than Declining Lenders) in the manner described in Section 1.8 for such prepayment. The portion of such Prepayment Amount that was allocated to any Declining Lender shall be applied pro rata to the Lenders who have not declined their share of such Prepayment Amount.

1.3Use of Proceeds. Borrower shall use the proceeds of the Loan (i) to refinance on the Closing Date, prior indebtedness, (ii) for working capital purposes and other corporate purposes, and (iii) to pay any fees associated with transactions contemplated under this Agreement and the other Loan Documents.

1.4	Single Loan. The Loan and all of the other Obligations shall constitute one general obligation of Borrower secured by all of the Collateral.

1.5	Interest.

(a)Borrower shall pay interest to Agent for the pro rata benefit of the Lenders on the outstanding balance of the Loan at a per annum rate equal to (i) from the Closing Date until December 31, 2022, LIBOR plus the Applicable Margin, and (ii) from and after January 1, 2023, Adjusted Term SOFR plus the Applicable Margin. All computations of interest on the Loan shall be made by Agent on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. In no event will Agent charge interest at a rate that exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.

(b)Interest shall be payable on the balance of the Loan (i) quarterly in arrears and shall be due on the first day of each calendar quarter (subject, solely in the case of the calendar quarter commencing January 1, 2023, to the adjustment noted in the following sentence), (ii) on the Maturity Date of the Loan, and (iii) if any interest accrues or remains payable after the Maturity Date of the Loan, upon demand by Agent. For ~~the~~each Payment Date occurring from and including January 1, 2023 ~~Payment Date~~until and including January 1, 2024, interest ~~accrued for the quarter ending December 31, 2022,~~ shall be payable in cash and payable in-kind as follows: (x) 10% per annum shall be paid in cash ~~on~~and (y) (i) solely in the case of the calendar quarter commencing January 1, 2023, ~~and (y)~~on January 9, 2023 (a) LIBOR, plus (b) the Applicable Margin, minus (c) 10% per annum, shall be paid-in-kind on (be capitalized, compounded and thereby increase) the outstanding principal amount of the Loan (as such principal amount is increased from time to time) on January 9, 2023 as if such interest was paid-in-kind and the principal amount of the Loan increased by the paid-in-kind interest on January 1, 2023 (i.e., the paid-in-kind interest is due and payable on January 9, 2023, but from and after January 9, 2023 is deemed to have increased the Loan amount by the applicable paid-in-kind interest amount as of January 1, 2023 such that the interest payable on the April 1, 2023 Payment Date for the entire quarter ending March 31, 2023 shall accrue based on the principal amount of the Loan as if the paid-in-kind interest was paid on January 1, 2023); and (ii) for each other Payment Date in such period, the PIK Rate shall be paid-in-kind on (be capitalized, compounded and thereby increase) the outstanding principal amount of the Loan (as such principal amount is increased from time to time) on each such Payment Date. For each Payment Date occurring after April 1, 2024, all interest shall be payable in cash ~~on January 9, 2023~~.

(c)Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the interest rate applicable to the Loan shall automatically be increased by two percent (2.0%) per annum (such increased rate, the “Default Rate”), and all outstanding Obligations, including accrued but unpaid interest (to the extent permitted under applicable law), shall continue to accrue interest from the date of such Event of Default until the earlier of (x) the date on which such Obligations are paid in full and (y) the date on which such Event of Default ceases to be continuing, at the Default Rate applicable to such Obligations.

(d)If any payment to the Agent or any Lender under this Agreement becomes due and payable on a day other than a Business Day, such Payment Date shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

(e)Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent for the pro rata benefit of the Lenders is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. In no event shall the total interest received by Agent for the pro rata benefit of the Lenders pursuant to the terms hereof exceed the amount that Agent could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.

(f)For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

(g)On the earlier to occur of (i) the Maturity Date, (ii) the Termination Date, (iii) any acceleration of the Obligations in accordance with the terms of the Loan Documents, (iv) termination of this Agreement by any party hereto in accordance with the terms hereof, the Borrower shall pay Agent, for the ratable benefit of the Lenders, additional interest in an amount equal to $350,000. For the avoidance of doubt, amounts due under this Section 1.5(g) shall be in addition to, and not in lieu of, any amounts due under Section 1.2 of this Agreement, if any.

1.6	Fees.

Borrower agrees to pay to Agent for the pro rata benefit of the Lenders:

(a)the fees set forth in that certain (i) EIP Fee Letter, dated as of the Closing Date, by and among Agent and the Borrower, (ii) CION Fee Letter, dated as of the Closing Date, by and among Agent and the Borrower and (iii) CrowdOut Fee Letter, dated as of the Closing Date, by and among Agent and the Borrower (collectively, each as may be amended, the “Fee Letters”), in each case, when such fees are due and payable; ~~and~~

(b)all fees, costs and expenses of closing due and owing and presented as of the Closing Date, including without limitation, those relating to (i) Agent’s due diligence review and evaluation of the transaction, (ii) the preparation, negotiation, execution and delivery of the Loan Documents, (iii) the closing of the Transactions,

(iv) all appraisal, audit, environmental, title work, travel, inspection, surveys, filing, search and registration fees, (v) any loan, escrow, recording and transfer fees and taxes (as applicable), and (vi) Agent’s counsel reasonable fees and expenses relating to any of the foregoing; and

(c)additional interest (the “Third Amendment Additional Interest”) in an amount equal to$254,167.48 (such amount being equal to 1.00% of the outstanding principal balance of the Term Loans as of the date that is 1 Business Day prior to the Third Amendment Effective Date), which Third Amendment Additional Interest shall be paid in kind and added to the outstanding principal amount of the Term Loans on the Third Amendment Effective Date, which Third Amendment Additional Interest shall be payable to the Agent for the ratable benefit of each Lender that has delivered an executed signature page to the Third Amendment on or prior to the Third Amendment Effective Date.Under the First Amendment to this Agreement, additional interest of $175,000 was paid by Borrower to the Agent on the effective date of such First Amendment. Under such First Amendment, this additional interest was, due to administrative error, incorrectly referred to as an amendment fee, but is hereby deemed to constitute additional interest as of the date it was paid.

The Borrower agrees that any fees due and payable by the Borrower on the Closing Date, or on the funding date of any Delayed Draw Term Loan, may be satisfied by the Agent, or the Delayed Draw Term Lenders making such Delayed Draw Term Loan, deducting or setting off the amount of such fees from the proceeds of the Term Loan funded to the Borrower on the Closing Date, or on such funding date of a Delayed Draw Term Loan, and by Agent paying such fees to the Persons to whom such fees are owed (or each Lender paying such fees to itself in the case that the Lender funds a Term Loan to the Borrower directly, and not by first funding Agent before a Term Loan is funded to Borrower).

1.7	Receipt of Payments; Taxes.

(a)Borrower shall make each payment under this Agreement (not otherwise made pursuant to Section 1.8) without set-off, counterclaim or deduction and free and clear of all Taxes not later than 1:00 PM New York City time on the day when due in lawful money of the United States of America in immediately available funds to an account specified by the Agent in writing, except as required by applicable law. If a Withholding Agent shall be required by applicable law to deduct any Taxes from any payment to any Recipient under any Loan Document, then the applicable Withholding Agent shall be entitled to make such deduction and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased so that, after making all required deductions (including such deductions applicable to additional sums payable under this Section 1.7), the applicable Recipient receives an amount equal to that which it would have received had no such deductions been made. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 1.7, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(b)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 1.7(a) or Section 1.10 (including by the payment of additional amounts pursuant to Section 1.7(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Sections 1.7(a) and Section 1.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 1.7(b) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 1.7(b), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 1.7(b) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 1.7(b) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

1.8Application and Allocation of Payments. Except as otherwise provided in the Intercreditor Agreement, Borrower irrevocably agrees that Agent shall have the continuing and exclusive right to apply any and all payments against the then due and payable Obligations in such order as Agent may deem advisable; provided, however, that unless Agent elects otherwise any and all Mandatory Prepayments shall be applied against the then due and payable Obligations as follows: (a) first, against the remaining principal installments of the Term Loan (including the final installment on the Maturity Date) in inverse order of maturity until the principal on the Term Loans is paid in full; (b) second, to payment of all accrued unpaid cash interest on the Obligations; (c) third, to payment of costs and expenses, including attorneys’ fees, of Agent payable or reimbursable by Credit Parties under the Loan Documents; (d) fourth, to payment of any other amounts owing constituting Obligations; and (e) fifth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto. Each of Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses (a), (b), (d) and (e) above.

1.9Accounting. Each Lender is authorized to record on its books and records the date and amount of the Loan and each payment of principal thereof and such recordation shall constitute prima facie evidence of the accuracy of the information so recorded.

1.10Indemnity. Borrower and each other Credit Party executing this Agreement jointly and severally agree to indemnify and hold each Recipient and their Affiliates, and each of their respective employees, officers, attorneys, advisors and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, demands, losses, liabilities and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement and the other Loan Documents or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, including any and all product liabilities, Environmental Liabilities, Indemnified Taxes (including, without duplication, Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 1.7 or Section 1.10) and reasonable legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”), except to the extent that any such Indemnified Liability (x) is finally determined by a non-appealable court order by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s willful misconduct, bad faith or gross negligence, or (y) arises in a dispute among Indemnified Parties, to which the Borrower and Guarantors are not a party, and which dispute does not arise from any act or omission of the Borrower or any of the Borrower’s affiliates (other than a claim against any agent or arranger solely in its capacity as an arranger or agent under the Loan Documents). NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY CREDIT PARTY, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

1.11Rates. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.12Joinder of New Subsidiaries as a Credit Party, Etc. As soon as possible (and in any event upon the earlier of (a) thirty (30) days after formation or (b) the date on which such Subsidiary owns any material assets) after the formation of any new Subsidiary of a Credit Party or simultaneously with the consummation of acquisition of any new Subsidiary of a Credit Party, Borrower shall take such actions as required by Section 3.28 and cause such new Subsidiary to become a Grantor and either a co-Borrower or Guarantor under this Agreement by having the following documents delivered to the Lenders: (i) a Secretarial Certificate, a Power of Attorney and a Joinder Agreement in the forms of Exhibits C, D and H attached hereto, respectively, duly completed, executed and delivered by such new Subsidiary, (ii) security and other collateral documents, filings and instruments with respect to such new Subsidiary of the types described on Schedule D attached hereto and such other collateral documents, filings and instruments with respect to such new Subsidiary necessary or desirable to create and perfect Liens in favor of Agent on the assets of such new Subsidiary, (iii) an opinion of counsel to such new Subsidiary, in form, substance and scope comparable to the legal opinion of Borrower’s counsel delivered to Agent and Lenders on the Closing Date and (iv) an updated Disclosure Schedule (3.7). Notwithstanding the foregoing, no Inactive Subsidiary shall form any new Subsidiary.

1.13Non-Funding Lenders.Unless Agent shall have received notice from any Lender prior to the date such

Lender is required to make any advance or payment hereunder with respect to the Loan that such Lender will not make such advance or payment (or any portion thereof) available to Agent or to Borrower to the extent required hereunder, Agent may assume that such Lender has made such payment available to Agent or Borrower, as applicable, on the date such advance or payment is required to be made in accordance with this Section 1 and Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. Borrower agrees to repay to Agent on demand such amount made available by Agent (until repaid by such Lender) with interest thereon for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at the interest rate applicable to the Obligation that would have been created when Agent made available such amount to Borrower had such Lender made a corresponding payment available; provided, however, that such payment shall not relieve such Lender of any obligation it may have to Borrower. In addition, any Lender that shall not have made available to Agent or Borrower, as applicable, any portion of any advance or payment described above (any such Lender, a “Non-Funding Lender”) agrees to pay such amount, to the extent Agent made such amount available to Borrower, to Agent on demand together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at the interest rate applicable at the time to the Term Loan. Such repayment shall then constitute the funding of the corresponding Loan (including any Loan deemed to have been made hereunder with such payment) or participation. The existence of any Non-Funding Lender shall not relieve any other Lender of its obligations under any Loan Document, but no other Lender shall be responsible for the failure of any Non-Funding Lender to make any payment required under any Loan Document.

1.14	Substitution of Lenders.

(a)Substitution Right. In the event that any Lender that is not an Affiliate of Agent (an “Affected Lender”), (i) becomes a Non-Funding Lender with respect to the Loan or (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of all Lenders, Borrower may either pay in full such Affected Lender with respect to amounts due on the Term Loan at par value of such Term Loan (and without any prepayment premium or other fee) of such Lender with the consent of Agent (not to be unreasonably withheld, conditioned or delayed) or substitute for such Affected Lender any other Lender or any Affiliate of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld, conditioned or delayed) to Agent (in each case, a “Substitute Lender”).

(b)Procedure. To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender under such Lender’s Term Loan at par value (and without any prepayment premium or other fee), Borrower shall deliver a notice to Agent and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to Agent by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender with respect to such Lender’s Term Loan at par value (and without any prepayment premium or other fee), and (ii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 8(a) and (B) an assumption agreement in form and substance satisfactory to Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Term Loan Commitments of the Affected Lender.

(c)Effectiveness. Upon satisfaction of the conditions set forth in clause (b) above, Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full of all Obligations owing to such Affected Lender, such Affected Lender’s Term Loan Commitments (if not previously terminated) and the outstanding Term Loan shall be terminated and (ii) in the case of any substitution, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents with respect to such Lender’s Term Loan, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Term Loan Commitments, (B) the Substitute Lender shall become a “Lender” hereunder having a Term Loan Commitment (if not previously terminated) and the outstanding Term Loan in the amount of such Affected Lender’s Term Loan Commitment and/or outstanding Term Loan as applicable, and (C) the Affected Lender shall execute and deliver to Agent an Assignment Agreement to evidence such substitution and deliver any Note in its possession with respect to its Term Loan; provided, however, that the failure of any Affected Lender to execute any such Assignment Agreement or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid.

1.15Inability to Determine Rates. Subject to Section 10.17, if, on or prior to the first day of any quarter, either (a) the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or (b) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any applicable interest period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Agent, then, in each case, the Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected interest periods) until the Agent (with respect to the foregoing clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected interest periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing or continuation of, or conversion to, Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable interest period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to this Agreement. Subject to Section 10.17, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Agent without reference to the clause of the definition of “Base Rate” that is based on Adjusted Term SOFR until the Agent revokes such determination.

2.CONDITIONS PRECEDENT

2.1Conditions to the Loan. No Lender shall be obligated to make a Term Loan on the Closing Date, unless and until all of the following conditions have been satisfied in a manner satisfactory to Agent in its sole discretion, or waived in writing by Agent:

(a)Closing Checklist. The documents and other items or actions set forth on the Closing Checklist (Schedule D) shall have been duly executed and delivered, or completed by the appropriate parties, except where such Closing Checklist indicates that such document, item or action may be delivered or completed after the Closing Date;

(b)Insurance. Agent shall have received evidence satisfactory to it that the insurance policies provided for in Section 3.16 are in full force and effect, together with appropriate evidence showing loss payable or additional insured clauses or endorsements in favor of Agent as required under such Section;

(c)Opinions of Counsel. Agent shall have received opinions of counsel to the Credit Parties with respect to this Agreement, the Notes and the other Loan Documents in form and substance reasonably satisfactory to Agent;

(d)Fees. Borrower has paid the fees under the Fee Letters due and payable on the Closing Date to Agent for the pro rata benefit of the Lenders and shall have reimbursed Agent for all reasonable attorneys’ fees, and other costs and expenses of closing due and owing and presented as of the Closing Date (together with any estimates of any post-closing costs and expenses related to post-closing items, if any), each in immediately available funds, or authorized the Agent to deduct the fees due and payable on the Closing Date under the Fee Letters and such other fees, costs and expenses of closing from the amount of the Term Loan made on the Closing Date;

(e)Reserved.

(f)Representations and Warranties. Any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be true and correct (x) as stated as to representations and warranties which contain materiality limitations, and (y) in all material respects as to all other representations and warranties; except to the extent that any such representation or warranty is expressly stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct as of such earlier date (x) as stated as to representations and warranties which contain materiality limitations, and (y) in all material respects as to all other representations and warranties;

(g)Material Adverse Effect. No event or circumstance that has had or reasonably could be expected to have a Material Adverse Effect has occurred since December 31, 2019;

(h)	Default. No Default has occurred or is continuing or would result after giving effect to the Loan;

(i)	Financings and Other Transactions, etc.

(i)The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents.

(ii)The Borrower shall have entered into the Revolving Loan Agreement with the Revolving Agent and the other parties thereto, providing for a revolving credit facility to Borrower with an aggregate revolving commitment amount of $30,000,000, and the Revolving Loan Documents shall be reasonably acceptable to Agent and Co-Lead Arranger. Agent (on behalf of the Lenders), on the one hand, and the Revolving Agent (on behalf of the secured parties under the Revolving Loan Documents) shall have entered into an Intercreditor Agreement (the “Intercreditor Agreement”) in form and substance reasonably satisfactory to Agent and Co-Lead Arranger.

(iii)The Agent shall have received evidence reasonably satisfactory to it that all Indebtedness of the Credit Parties existing prior to the Closing Date and not permitted under Section 5.1 shall have been paid in full from Proceeds of the Loan and/or Proceeds of the initial advance under the Revolving Loan Agreement, and that the commitment by any prior lender to make extensions of credit to the Credit Parties has been terminated to the satisfaction of the Agent with all liens in favor of such prior lenders being unconditionally released; the Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Agent with respect to all such Indebtedness being paid in full from such Proceeds and any such commitment to make extensions of credit terminated; and the Agent shall have received from any Person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(j)Indebtedness and Minority Interests. After giving effect to the Transactions and the other transactions contemplated hereby, no Credit Party shall have outstanding any Indebtedness or preferred stock other than (i) the Loans hereunder, (ii) the Indebtedness under the Revolving Credit Agreement, (iii) the Indebtedness and preferred stock listed on Disclosure Schedule (3.18), and (iv) any Indebtedness otherwise permitted under Section 5.1.

(k)Requirements of Law. The Credit Parties and the Transactions shall be in full compliance with all material Requirements of Law, including Regulations T, U and X of the Federal Reserve Board, and Agent shall have received satisfactory evidence of such compliance reasonably requested by it.

(l)Consents. All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(m)Litigation. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of the Credit Parties to fully and timely perform their respective obligations under the Loan Documents or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(n)Sources and Uses. The sources and uses of the Loan shall be as set forth in Section 1.3.

(o)Personal Property Requirements. The Agent shall have received:

(i)Unless provided otherwise in the Intercreditor Agreement, (A) all certificates, agreements or instruments representing or evidencing the Pledged Securities, and (B) original instruments of transfer and stock powers undated and endorsed in blank with respect to such certificates, agreements and instruments;

(ii)all other certificates, agreements, or instruments necessary to perfect the Agent’s security interest in all Chattel Paper, all Instruments, and all Investment Property of each Credit Party (to the extent required hereunder);

(iii)UCC and PPSA financing statements in appropriate form for filing under the UCC and the PPSA, as applicable, filings with the United States Patent and Trademark Office, United States Copyright Office and the Canadian Intellectual Property Office, as applicable, and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Agent, desirable to perfect the Liens created, or purported to be created, hereunder;

(iv)certified copies (to the extent applicable) of UCC, PPSA, United States Patent and Trademark Office and United States Copyright Office, Canadian Intellectual Property Office, Bank Act (Canada), tax and judgment lien searches, bankruptcy, execution and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Credit Party as debtor and that are filed in those federal, provincial, territorial, state and county jurisdictions in which any Credit Party is organized or maintains its chief executive office, registered office, principal place of business, property or assets with a value in excess of $100,000 and such other searches that are required by the Perfection Certificate or that the Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered hereunder (other than Permitted Liens or any other Liens acceptable to the Agent); and

(v)evidence acceptable to the Agent of payment or arrangements for payment by the Credit Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of Liens.

(p)USA PATRIOT Act. The Lenders and the Agent shall have timely received the information required under Section 10.13 and background investigations of the Guarantors and the Borrower’s management and the results thereof shall be satisfactory to Agent in its sole discretion.

(q)Tax Analysis. Agent shall have completed a tax analysis of each Credit Party, the results of which shall be satisfactory to Agent in its sole discretion.

(r)Capitalization Information. Agent shall have received from the Borrower, an accurate and complete, in all material respects, (i) list of the record shareholders of Holdings as maintained by Holdings and (ii) list of the shareholders holding at least 5% of the Equity Interests of Holdings (including the applicable ownership percentages), in each case, as of a recent date prior to the Closing Date.

(s)Organization Chart. Agent shall have received from the Borrower an accurate and complete organization chart reflecting all of the direct and indirect Subsidiaries and joint ventures of Holdings (and any other Person in which Holdings or any of the foregoing Subsidiaries or joint ventures holds Equity Interests)

(including the applicable ownership percentages) as of: (i) the date immediately prior to the Closing Date (the “Pre-Closing Organization Chart”), and (ii) the date immediately following the Closing Date (the “Post-Closing Organization Chart”) (collectively, the “Organization Charts”). To the extent that the Pre-Closing Organization Chart is identical to the Post-Closing Organization Chart, the Borrower may certify to Agent that the Post-Closing Organization Chart is identical to the Pre-Closing Organization Chart.

(t)Financial Requirements.

(i) Minimum Liquidity. After giving pro forma effect to the Transactions, Liquidity shall be equal to or greater than $7,500,000.

(u)Delivery of SBA Documents. The Borrower shall have delivered the following documents in form and substance reasonably satisfactory to Agent and each Lender that is an SBIC (and, as applicable, duly executed and dated as of the Closing Date or an earlier date satisfactory to such SBIC):

(i)a Note;

(ii)the SBA Side Letter;

(iii)each duly executed and completed SBA Form; and

(iv)such other documents or instruments as reasonably requested by such SBIC to comply with the Act.

(v)Financial Information. The Borrower shall have delivered the following documents in form and substance reasonably satisfactory to Agent:

(i)Annual projections for the Borrower and its Subsidiaries for 5 years, including monthly projections for at least the 24 months following the Closing Date; and

(ii)Audited financial statements for the prior three Fiscal Years (including the most recently ended Fiscal Year) and unaudited financial statements for last 3 fiscal quarters, all for Borrower and its Subsidiaries on a consolidated and consolidating basis.

(iii)The Borrowing Base Certificate delivered to the Revolving Agent on the Closing Date.

(iv)A pro forma balance sheet for the Borrower and its Subsidiaries in form and substance reasonably acceptable to Agent.

(v)Background checks on certain officers and members of management of the Borrower as determined by Agent and Co-Lead Arranger.

(vi)Evidence of the solvency of the Borrower and its Subsidiaries, on a consolidated basis, pursuant to a form of solvency certificate in the form of Exhibit G hereto.

3.	REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS

To induce Agent and the Lenders to enter into this Agreement and to induce the Lenders to make the Loan, Borrower and each other Credit Party executing this Agreement, jointly and severally, represent and warrant to Agent and each Lender (each of which representations and warranties shall survive the execution and delivery of this Agreement), and promise to and agree with Agent and each Lender until the Termination Date as follows:

3.1Corporate Existence; Compliance with Law. Each Grantor: (a) is, as of the Closing Date, and thereafter will continue to be (i) (A) a corporation, limited liability company or limited partnership, as applicable, duly organized, and validly existing (except as otherwise expressly permitted under Section 5.3) and (B) in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation or organization, (ii) duly qualified to do business and in good standing (or its equivalent) in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (iii) in compliance with all Requirements of Law, Contractual Obligations and Permits that are necessary or appropriate for the conduct of such Grantor’s business, except to the extent failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) has and will continue to have (i) the requisite corporate power, or limited liability company power, as applicable, and authority and the legal right to (A) execute and deliver the Loan Documents, in each case, as of the date of execution and delivery of such Loan Documents to which it is a party, (B) perform its obligations under the Loan Documents to which it is a party, and (C) own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore or proposed to be conducted, and (ii) except as could not, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect, all licenses, permits, franchises, rights, powers, consents or approvals from or by all Persons or Governmental Authorities having jurisdiction over such Grantor that are necessary or appropriate for the conduct of its business.

3.2Executive Offices, Registered Offices; Corporate or Other Names.(a) Each Grantor’s name as it appears in official filings in the jurisdiction of its incorporation or organization, (b) the type of entity of each Grantor, (c) the organizational identification number issued by each Grantor’s jurisdiction of incorporation or organization or a statement that no such number has been issued, (d) each Grantor’s jurisdiction of organization or incorporation, and (e) the location of each Grantor’s chief executive office, registered office and locations of Collateral when not in use by a customer of any Grantor are as set forth in Disclosure Schedule (3.2) and, except as set forth in such Disclosure Schedule, such locations have not changed during the preceding twelve (12) months. As of the Closing Date, during the prior five (5) years, except as set forth in Disclosure Schedule (3.2), no Grantor has been known as or conducted business in any other name (including trade names) than the name of such Grantor set forth on the signature page hereto. Borrower has only one jurisdiction of incorporation or organization.

3.3Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by each Grantor of the Loan Documents to which it is a party, and the creation of all Liens provided for herein and therein: (a) are and will continue to be within such Grantor’s power and authority; (b) have been and will continue to be duly authorized by all necessary or proper action; (c) are not and will not be in violation of any Requirement of Law or Contractual Obligation of such Grantor; (d) do not and will not result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Collateral; and (e) do not and will not require the consent or approval of any Governmental Authority or any other Person, except any such consents or approvals that have been given or made and are in full force and effect. As of the Closing Date, each Loan Document shall have been duly executed and delivered on behalf of each Grantor party thereto, and each such Loan Document upon such execution and delivery shall be and will continue to be a legal, valid and binding obligation of such Grantor, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

3.4	Financial Statements; Books and Records.

(a)The annual, quarterly and monthly Financial Statements of the Grantors delivered pursuant to Section 4.1 present fairly in all material respects the financial condition of such Grantors as of the date of each such Financial Statement in accordance with GAAP (subject to normal year-end adjustments and to the absence of footnotes in the case of unaudited statements).

(b)The Grantors shall keep proper books and records in which proper entries, reflecting all consolidated and consolidating financial transactions, will be made in accordance with GAAP and all Requirements of Law in all material respects of all financial transactions and the assets and business of each Grantor on a basis consistent with the Financial Statements.

3.5Material Adverse Change. Between December 31, 2019 and the Closing Date, no events with respect to any Grantor have occurred that alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect. No Requirement of Law or Contractual Obligation of any Grantor has or has had or could reasonably be expected to have a Material Adverse Effect. No Grantor is in default, and to such Grantor’s knowledge no third party is in default, under or with respect to any of its Contractual Obligations, that alone or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

3.6Revolving Loan Documents; Subordinated Loan Documents. With respect to the Term Loans, (i) the Borrower is permitted to incur such Term Loans under the Revolving Loan Documents and Subordinated Loan Documents, (ii) the Agent’s Liens on the Collateral securing the Term Loans are permitted under the Revolving Loan Documents and and Subordinated Loan Documents, and (iii) the Borrower and each Credit Party are in compliance in all material respects with the Revolving Loan Documents, and Subordinated Loan Documents and no default or event of default has occurred and is continuing under such documents. As of the Third Amendment Effective Date, Agent has received true, correct and complete copies of the Revolving Loan Documents and the Subordinated Loan Documents. As of the Third Amendment Effective Date, None of the Revolving Loan Documents nor the Subordinated Loan Documents has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

3.7Subsidiaries. Except as set forth in Disclosure Schedule (3.7), as of the Closing Date, no Credit Party has any Subsidiaries. The issued and outstanding Stock of each Credit Party (excluding all rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock) as of the Closing Date is accurately reflected in the organizational chart delivered pursuant to Section 3.29(c) and set forth in the Perfection Certificate or any supplement thereto (whichever was most recently delivered to Agent).

3.8Government Regulation; Margin Regulations. No Grantor is subject to or regulated under any federal, state, provincial or territorial statute, rule or regulation that restricts or limits such Person’s ability to incur Indebtedness, pledge its assets, or to perform its obligations under the Loan Documents. The making of the Loan, the application of the proceeds and repayment thereof, and the consummation of the transactions contemplated by the Loan Documents do not and will not violate any Requirement of Law. No Grantor is engaged, nor will it engage, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and hereafter in effect (such securities being referred to herein as “Margin Stock”). No Grantor owns any Margin Stock, and none of the proceeds of the Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock. No Grantor will take or permit to be taken any action that could reasonably be expected to cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.9Taxes; Charges. Except as disclosed in Disclosure Schedule (3.9), all tax returns, reports and statements required by any Governmental Authority to be filed by Borrower or any other Grantor have, as of the Closing Date, been filed and will, until the Termination Date, be filed with the appropriate Governmental Authority and, as of the Closing Date, no tax Lien has been filed against any Grantor or any Grantor’s property. Borrower and each Grantor has paid all federal, state, provincial and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect. Disclosure Schedule (3.9) sets forth as of the Closing Date those taxable years for which any Grantor’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or assessments threatened in writing in connection with such audit, or otherwise currently outstanding. As of the Closing Date, no Grantor has agreed or been requested to make any adjustment under Section 481(a) of the IRC (or the comparable provisions of the Income Tax Act (Canada) in respect of a Canadian Credit Party), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.

3.10Payment of Obligations. Each Grantor will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material Charges and other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and, except as otherwise notified to Agent in writing, no material portion of the Collateral is or could reasonably be expected to become subject to any Lien or forfeiture or loss as a result of such contest.

3.11	ERISA and Canadian Pension Plans.

(a)No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other existing ERISA Events, could reasonably be expected to have a Material Adverse Effect. Except as disclosed in Disclosure Schedule (3.11), the present value of all accumulated benefit obligations of the Grantors under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than the Threshold Amount when aggregated with the potential Withdrawal Liability, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Account Standards No. 87) did not, as of the date of the most recent Financial Statements reflecting such amounts, exceed the fair market value of the assets of such underfunded Plans by more than the Threshold Amount when aggregated with the potential Withdrawal Liability. No Grantor or ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability in excess of the Threshold Amount.

(b)Each Grantor shall furnish to the Agent (x) as soon as possible after, and in any event within five (5) days after any Responsible Officer of any Credit Party or any of its ERISA Affiliates knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Credit Parties or any of their ERISA Affiliates in an aggregate amount exceeding the Threshold Amount or the imposition of a Lien, a statement of a Responsible Officer of such Credit Party or such ERISA Affiliate setting forth details as to such ERISA Event and the action, if any, that such Credit Party or such ERISA Affiliate proposes to take with respect thereto; (y) upon request by the Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or any ERISA Affiliate with the IRS with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan, as defined in Section 3(3) of ERISA, sponsored or contributed to by any Credit Party) as the Agent shall reasonably request and (z) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that any Credit Party or its ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that any Credit Party or its ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if any Credit Party or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Credit Party or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

(c)No Grantor maintains or contributes to, or has in the past maintained or contributed to, a Canadian Pension Plan for its Canadian employees or former employees which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

3.12Litigation. Except as specifically disclosed in Disclosure Schedule (3.12), there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party or any of their respective Properties which:

(a)purport to affect or pertain to this Agreement or any other Loan Document, any other Transaction Document or any of the Transactions contemplated hereby or thereby; or

(b)would reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate, in excess of the Threshold Amount.

Except as set forth on Disclosure Schedule (3.12), no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document or Transaction Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, except with respect to matters set forth on Disclosure Schedule (3.12), no Credit Party or any Subsidiary of any

Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law. Each Grantor shall notify Agent promptly in writing upon having knowledge of the existence, threat or commencement of any Litigation described in subsections (a) and (b) above or any such audit, review or investigation.

3.13Intellectual Property. The Grantors own, or are licensed to use, all such Intellectual Property material to its business as currently conducted, except for such Intellectual Property the failure of which to so own or be so licensed could not reasonably be expected to have a Material Adverse Effect. Each Grantor will take all necessary steps to preserve its ownership and licenses in such Intellectual Property as may be necessary or required to permit Agent to sell, transfer, rent, or use the Collateral upon the occurrence and during the continuation of an Event of Default. To permit Agent to sell, transfer, rent, or use the Collateral upon the occurrence and during the continuation of an Event of Default, each Grantor hereby grants to Agent an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Grantor), including in such license the right to sublicense, use and practice any Intellectual Property now owned or hereafter acquired by such Grantor and access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof. As of the Closing Date, the Grantors own or are licensed to use the Intellectual Property as set forth in Disclosure Schedule (3.13). Each Grantor shall maintain the patenting and registration of all Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or other appropriate Governmental Authority other than with respect to such Intellectual Property that, in the reasonable judgment of such Grantor, is determined to be uneconomical, negligible or obsolete in the conduct of its business. In the event that any Grantor becomes aware that any Intellectual Property material to the conduct of its business has been or is about to be infringed, misappropriated or diluted by a third party in any material respect, such Grantor promptly shall notify the Agent and shall take such actions as are appropriate under the circumstances to protect such Intellectual Property, including, if consistent with good business judgment, promptly suing for infringement, misappropriation or dilution, and to recover any and all damages for such infringement, misappropriation or dilution.

3.14Full Disclosure. No information contained in any Loan Document, the Financial Statements or any written statement (other than matters of a general economic nature) furnished by or on behalf of any Grantor under any Loan Document, or to induce Agent and the Lenders to execute the Loan Documents (as such information has been amended, supplemented or superseded by any other information later delivered to the same parties receiving such information, provided that the delivery of such amended, supplemented or superseding information shall not cure any Event of Default arising under Section 7.1(b) other than with respect to this Section 3.14), when taken as a whole, contains when furnished any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made; provided, that with respect to projections and other forward-looking information, such Grantor represents only that such information was prepared in good faith based upon assumptions believed by such Grantor to be reasonable at the time of preparation, it being understood that such projections may vary from actual results and that such variations may be material.

3.15Environmental Liabilities. Except as set forth in Disclosure Schedule (3.15), as of the Closing Date, (a) no Grantor is subject to any Environmental Liabilities or, to any Grantor’s knowledge, potential Environmental Liabilities, that could reasonably be expected to result in Environmental Liabilities in excess of the Threshold Amount in the aggregate and (b) no notice has been received by any Grantor identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of any Grantor, there are no facts, circumstances or conditions that may result in any Grantor being identified as a “potentially responsible party” under CERCLA or analogous state statutes, in each such case if such circumstance could reasonably be expected to result in Environmental Liabilities in excess of the Threshold Amount in the aggregate. Each Grantor: (i) shall comply in all material respects with all applicable Environmental Laws and environmental permits, (ii) shall notify Agent in writing within seven (7) days if and when it becomes aware of any Release, on, at, in, under, above, to, from or about any real property owned, leased or occupied by a Grantor if such Release could reasonably be expected to result in Environmental Liabilities in excess of the Threshold Amount in the aggregate, (iii) shall notify Agent in writing within seven (7) days if and when it becomes aware of any claims that could reasonably be expected to form the basis for any Environmental Liabilities that could reasonably be expected to result in Environmental Liabilities in excess of the Threshold Amount in the aggregate, and (iv) shall notify Agent in writing within seven (7) days if and when it becomes aware of any occurrences of non-compliance with Environmental Laws or environmental permits, to the extent any such failure to comply could reasonably be expected to result in Environmental Liabilities in excess of the Threshold Amount in the aggregate. Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Grantor or that there exist any Environmental Liabilities, in each case, that would have, in the aggregate, a Material Adverse Effect, then each Grantor shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by Agent shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent. Each Credit Party has made available to Agent copies of all existing environmental reports, reviews and audits and all documents prepared since January 1, 2010 pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody, control or otherwise available to the Credit Parties.

3.16Insurance. As of the Closing Date, Disclosure Schedule (3.16) lists all insurance of any nature maintained by Borrower with respect to the Collateral as well as all liability insurance maintained by the Grantors, as well as a summary of the terms of such insurance.

(a)Coverage. Without limiting any of the other obligations or liabilities of the Grantors under this Agreement, the Grantors shall, during the term of this Agreement, carry and maintain, at its own expense, at least the minimum insurance coverage set forth in this Section 3.16. All insurance carried pursuant to this Section 3.16 shall be placed with such insurers (that are not Affiliates of the Grantors (including without limitation any Captive Insurance Subsidiary)) having a minimum A.M. Best rating of A-:VIII (or as may be otherwise reasonably acceptable to the Agent), be in such amounts as are customarily carried or maintained by similarly situated entities engaged in similar businesses, and be in such form, with terms, conditions, limits and deductibles as shall be reasonably acceptable to Agent. The insurance required to be carried and maintained by Grantors hereunder shall, in all events, include, without limitation, the following:

(i)All Risk Property Insurance. The Grantors shall maintain, all risk property insurance covering against physical loss or damage, including but not limited to fire and extended coverage, collapse, flood (if required), earth movement and comprehensive boiler and machinery coverage (including electrical malfunction and mechanical breakdown). Coverage shall be written on a replacement cost basis in an amount reasonably acceptable to Agent; and,

(ii)Commercial General Liability Insurance. The Grantors shall maintain comprehensive general liability insurance written on an occurrence basis with a limit of not less than $1,000,000 per occurrence for bodily injury and/or property damage with an aggregate of $2,000,000. Such coverage shall include, but not be limited to, premises/operations, broad form contractual liability, products/completed operations, property damage and personal injury liability; and,

(iii)Excess/Umbrella Liability Insurance. The Grantors shall maintain excess and/or umbrella liability insurance written on an occurrence basis in an amount not less than $20,000,000 providing coverage limits excess of the insurance limits required under subsection (a)(ii). Such insurance shall follow the form of the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates.

(b)Endorsements. The Grantors shall cause all insurance policies carried and maintained in accordance with this Section 3.16 to be endorsed as follows:

(i)Agent, on behalf of Lenders, shall be named as lender’s loss payee with respect to property policy described in subsection (a)(i). Agent, on behalf of Lenders, shall be named as an additional insured with respect to liability policies described in subsections (a)(ii) and, to the extent allowed by applicable law, (a)(iii). It shall be understood that any obligation imposed upon the Grantors, including but not limited to the obligation to pay premiums, shall be the sole obligation of the Grantors and not that of the Agent; and,

(ii)With respect to the property policy described in subsection (a)(i), the interests of the Agent shall not be invalidated by any action or inaction of any Grantor or any other Person, and shall insure the Agent regardless of any breach or violation by any Grantor or any other Person, of any warranties, declarations or conditions of such policies; and,

(iii)If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any changes are initiated by the Grantors or the carrier which adversely affect the interests of the Agent, such cancellation or change shall not be effective as to the Agent until thirty (30) days (or 10 days, in the case of a cancellation resulting from the non-payment of any insurance premiums) after receipt by Agent of written notice from such insurer.

(c)Insurance Reporting. On the Closing Date, and at each policy renewal, but not less than annually, the Grantors shall provide to the Agent reasonable evidence that shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions delineated in section (b) above for such insurance required for this Section 3.16.

(d)Reserved.

(e)Notice to Agent. The Grantors shall notify the Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 3.16 is taken out by any Credit Party; and promptly deliver to the Agent a copy of such policy or policies.

(f)Flood Insurance. With respect to each Mortgaged Property (if any) located in the United States, the Grantors shall obtain flood insurance in such total amount as the Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time and all legislation, and rules and regulations thereunder, administered by the relevant local conservation authority with respect to flood plain management and other conservation matters.

(g)Mortgaged Properties. No Credit Party that is an owner of any Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Credit Party’s respective Mortgage or that could be the basis for a defense to any claim under any insurance policy maintained in respect of the mortgaged properties, and each Credit Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the mortgaged properties; provided, however, that each Credit Party may, at its own expense and after written notice to the Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 3.16 or (ii) cause the insurance policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 3.16.

(h)Borrower shall direct all present and future insurers under its policies of insurance to pay all proceeds payable thereunder with respect to the Collateral directly to Agent for application, subject to the Intercreditor Agreement, pursuant to Section 1.2(c). If any insurance proceeds are paid by check, draft or other instrument payable to Borrower and Agent jointly, Agent may endorse Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash, subject to the terms of the Intercreditor Agreement.

3.17Solvency. Both before and after giving effect to (a) the Loan, the issuance of the Guarantees of the Obligations and the pledge of assets as security therefor by all of the Grantors, (b) the disbursement of the proceeds of the Loan pursuant to the instructions of the Borrower, and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower and its Subsidiaries taken as a whole are Solvent.

3.18Other Financings. Except as disclosed in Disclosure Schedule (3.18) attached hereto or as otherwise permitted under Section 5.1, none of the Credit Parties has outstanding as of the Closing Date any Indebtedness.

3.19Conduct of Business. Each Grantor (a) shall conduct its business substantially as now conducted or as otherwise permitted hereunder, and (b) shall at all times maintain, preserve and protect all of the Collateral, except to the extent otherwise permitted under this Agreement and keep the same in good repair, working order and condition, ordinary wear and tear and casualty excepted, and make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with manufacturer specifications and industry practices.

3.20Further Assurances. At any time and from time to time, upon the written request of Agent and at the sole expense of the Grantors, the Grantors shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Agent may reasonably deem necessary (a) to obtain the full benefits of this Agreement and the other Loan Documents, (b) to protect, preserve and maintain Agent’s rights in any Collateral and security interests or the equivalent under any foreign law, or (c) to enable Agent to exercise all or any of the rights and powers herein granted.

3.21	Collateral/Maintenance of Property.

(a)Each Grantor holds and will continue to hold, subject to dispositions permitted under Section 5.3, 5.4, 5.5 or 5.7, good title to any of its property constituting the Collateral and none of such property is or will be subject to any Liens except Permitted Liens.

(b)Each Grantor shall (i) maintain and preserve in all material respects in good working order and condition, ordinary wear and tear and casualty excepted, the Collateral and all other of its property necessary in the conduct of its business, and such Collateral shall be maintained, in all material respects, in accordance with all manufacturer’s suggested and recommended maintenance procedures, including preventive maintenance, (ii) (A) to the extent necessary to the conduct of its business, obtain, maintain and preserve in full force and effect any NRC License or NQAP License, and (B) obtain, maintain and preserve all material rights, permits, licenses, approvals and privileges (including all Permits) (other than a NRC License or NQAP License) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Governmental Authorities, except where the failure to make such filings or give such notices could not reasonably be expected to have a Material Adverse Effect and (iii) maintain the Collateral in compliance in all material respects with all applicable statutes, laws, ordinances, regulations, standards, directives, orders, judgments and permits (including environmental) issued by any Governmental Authority, and (iv) promptly after request by Agent note or shall have noted Agent’s Lien on all certificates of title (to the extent issued) of such Collateral, to the extent such Collateral is located in the United States or Canada and subject to motor vehicle registration requirements, provided that Agent shall not request such notation unless such Collateral has a fair market value in excess of $100,000 in the aggregate.

(c)Collateral shall not be located in, in transit to or used by a customer, in any country, state, nation, or territory (i) listed on the Lists or otherwise under United States sanctions for conducting business or (ii) set forth on Schedule E hereto (as such Schedule E may be amended by written notice from time to time by Agent to Borrower on a prospective basis) (each a “Restricted Location”). Upon an amendment to Schedule E pursuant to the forgoing sentence such that Collateral is located in a Restricted Location that was not located in a Restricted Location prior to such amendment, no Grantor shall extend or renew any rental agreements or enter into any new rental agreements which would cause the Collateral to be located in, in transit to or in use in a Restricted Location by a customer of such Grantor and such Grantor shall remove such Collateral from such Restricted Location within fifteen (15) days from the delivery of such notice or, if such Collateral is subject to a rental agreement with a customer of such Grantor at such time, fifteen (15) days from the end of the then current term of such rental agreement. When not in transit to or in use by a customer of any Grantor, the Collateral will primarily be located at the Chief Executive Office or a Rental Office.

(d)Real Property. The Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by any Credit Party as of the Closing Date and describes the type of interest therein held by such Credit Party and whether such owned Real Property is leased and if leased whether the underlying lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Credit Party, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Credit Party and, in each of the cases described in clauses (i) and (ii) of this Section 3.21(d), whether any lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.

3.22	Anti-Terrorism and Anti-Money Laundering Compliance.

(a)No Credit Party and, after making due inquiry, no Material Holder of Holdings or customer of a Credit Party, is (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list maintained under any Canadian AML/Sanction Laws or otherwise (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). The OFAC Laws and Regulations, the Canadian AML/Sanction Laws and the Executive Orders are collectively referred to in this Agreement as the “Anti-Terrorism Laws”. Each of the Credit Parties represents and warrants that it requires, and has taken reasonable measures to ensure compliance with the requirement, that no Credit Party or any of its Subsidiaries is or shall be listed on any of the Lists or is or shall be a Designated Person. This Section 3.22 shall not apply to any Person to the extent that such Person’s interest in the Borrower is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person.

(b)Each Credit Party represents and warrants that it has taken reasonable measures appropriate to the circumstances (and in any event as required by law), with respect to each Material Holder of a direct or indirect interest in such Credit Party, to assure that funds invested by such Material Holders in the Credit Parties are derived from legal sources (“Anti-Money Laundering Measures”). The Anti-Money Laundering Measures have been undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq. (“BSA”), and all applicable laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957 and the Canadian AML/Sanction Laws (collectively with the BSA, “Anti-Money Laundering Laws”).

(c)Each Credit Party represents and warrants to Agent and each Lender, to its actual knowledge after making due inquiry, that no such Credit Party or any Material Holder of a direct or indirect interest in such Credit Party (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering under 18 U.S.C. §§ 1956 and 1957, drug trafficking, terrorist-related activities or other money laundering predicate crimes, or any violation of the BSA or other Anti-Money Laundering Laws, (ii) has been assessed civil penalties under any Anti-Money Laundering Laws, or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(d)Each Credit Party represents and warrants to Agent and each Lender that it has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law), to ensure that such Credit Party is in compliance with all applicable Anti-Money Laundering Laws and laws, regulations and government guidance for the prevention of terrorism, terrorist financing and drug trafficking.

(e)Each Credit Party and its respective directors, officers and employees and, to the knowledge of the applicable Credit Party, the agents of each Credit Party and their Subsidiaries, are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, including without limitation the UK Bribery Act, in all material respects. The Credit Parties and their Subsidiaries have instituted and maintained, and shall continue to maintain, policies and procedures designed to ensure continued compliance with the FCPA and any other applicable anti-corruption laws.

3.23	Reserved.

3.24	Reserved.

3.25Landlord Agreements. Upon the request of Agent, each Grantor shall obtain a landlord or mortgagee waiver, as applicable, from the lessor of each leased property or mortgagee of any owned property with respect to each location where the Collateral and/or Books and Records are stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.

3.26	Deposit Accounts; Cash Collateral Accounts.

Borrower and each Guarantor shall maintain a cash management system which is reasonably acceptable to Agent (the “Cash Management System”), which shall operate as follows:

(a)All Proceeds of Collateral held by Borrower or any other Credit Party (other than funds being collected pursuant to the provisions stated below) shall be deposited in one or more bank accounts or securities investment accounts, as set forth on Disclosure Schedule (3.26) or other accounts in form and substance reasonably satisfactory to Agent subject to the terms of this Agreement and the applicable Control Agreements.

(b)Borrower shall establish and maintain, and shall cause each Guarantor to establish and maintain, at its sole expense deposit accounts and lockboxes, which, on the Closing Date, shall consist of the accounts and related lockboxes maintained by the financial institutions as described on Disclosure Schedule (3.26) hereto (in each case (other than any Excluded Account), “Blocked Accounts”), or with such other banks as are acceptable to Agent into which Borrower and Guarantors shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting Proceeds of Collateral in the identical form in which such payments are made, whether by cash, check or other manner and shall be identified and segregated from all other funds of the Credit Parties. Within thirty (30) days following the Closing Date, Borrower and Guarantors shall deliver, or cause to be delivered, to Agent a Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account for the benefit of Borrower or any Guarantor is maintained. The accounts of the Credit Parties with PNC Bank, National Association with account numbers as previously identified to Agent in writing with account numbers ending 0459, 1566, 1988, 1937, 2016, 1881 and 8686 (the “Excluded ZBA Disbursement Accounts”), are, and shall remain at all times during the term of the Loan Agreement, zero balance disbursement accounts that receive no deposits and have no funds therein except momentarily when a charge or payment request is presented to the account and funds in the exact amount required to satisfy such charge or payment request are transferred to the account in order to immediately satisfy the applicable charge or payment request. The aggregate amount on deposit in the Excluded Canadian Accounts and the Specified Canadian Account (x) as of the Second Amendment Effective Date does not exceed $275,000, and (y) shall not exceed $275,000 at all times during the term of the Loan Agreement from the Second Amendment Effective Date until and including January 31, 2023. The Credit Parties shall close the Excluded Canadian Accounts on or prior to February 1, 2023 (or such later date as agreed to by Agent in its sole discretion). The aggregate amount on deposit in the Specified Canadian Account shall not exceed $50,000 at all times during the term of the Loan Agreement from and after February 1, 2023, 2023. The Credit Parties shall close the Specified Canadian Account on or prior to June 30, 2023 (or such later date as agreed to by Agent in its sole discretion).

(c)Term Loan Priority Collateral Account. Within thirty (30) days following the Closing Date, Borrower and Guarantors shall establish the Term Loan Priority Collateral Account, and deliver to the Agent an executed control agreement in form and substance satisfactory to Agent under which the Agent is the sole and exclusive controlling agent. Any Net Cash Proceeds of an Arbitration Recovery shall immediately upon receipt by a Credit Party be deposited in the Term Loan Priority Collateral Account and, unless applied as a

Mandatory Prepayment in accordance with Section 1.2(h), remain on deposit in such Term Loan Priority Collateral Account, including (in respect of any prepayment that is declined by any of the Lenders under Section 1.2(i)) in the period (if any) from and after the time any of the Lenders decline a proposed prepayment of such Net Cash Proceeds subject, until an Activation Notice has been delivered to the applicable depository in respect of the Term Loan Priority Collateral Account, to the Borrower’s right to use those Net Cash Proceeds in accordance with the Loan Documents. Credit Parties shall not deposit in the Term Loan Priority Collateral Account any monies or any other proceeds of Collateral that constitute “Revolving Loan Priority Collateral” (as defined in the Intercreditor Agreement). Credit Parties shall not deposit “Term Loan Priority Collateral” (as defined in the Intercreditor Agreement), or any proceeds thereof, in any account other than the Term Loan Priority Collateral Account.

(d)Borrower shall further execute and deliver, and shall cause each Guarantor to execute and deliver, such agreements and documents as Agent may require in connection with such Blocked Accounts and such Control Agreements. Borrower and Guarantors shall not establish any deposit accounts after the Closing Date into which Proceeds of Collateral are deposited, unless Borrower or such Guarantor has complied in full with the provisions of this Section 3.26 with respect to such deposit accounts, other than Excluded Accounts. Borrower and each Guarantor agrees that from and after the delivery of an Activation Notice (as such term is defined in Section 3.26(e) below) all payments made to such Blocked Accounts or other funds received and collected by Agent or any Lender, whether in respect of the Accounts or as Proceeds of Collateral shall be treated as payments to Agent and the Lenders in respect of the Obligations and therefore shall constitute the property of Agent and the Lenders to the extent of the then outstanding applicable Obligations.

(e)The applicable bank at which any Blocked Accounts are maintained shall agree from and after the receipt of a notice (an “Activation Notice”) from Agent (which Activation Notice may, or upon instruction of the applicable Required Lenders, shall, be given by Agent at any time during an Event of Default) pursuant to the applicable Control Agreement, to forward, daily, all amounts in each Blocked Account to the account designated by Agent from time to time as a collection account (the “Collection Account”).

(f)From and after the delivery of an Activation Notice, Agent shall apply all such funds in the Collection Account on a daily basis to the repayment of the applicable Obligations in accordance with Section 7.4. Notwithstanding the foregoing sentence, after payment in full has been made of the amounts required under Section 7.4, upon the applicable Credit Party’s request and as long as no Default has occurred and is continuing, any additional funds deposited in the Collection Account shall be released to such Credit Party.

(g)Subject to the terms of the Intercreditor Agreement, Borrower, Guarantors and their directors, employees, agents and other Affiliates shall promptly deposit or cause the same to be deposited, any monies, checks, notes, drafts or any other payment relating to and/or Proceeds of Collateral which come into their possession or under their control in the applicable Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent. Borrower agrees to reimburse Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank or person.

3.27	Reserved.

3.28	After-acquired Property; Additional Collateral. Each Grantor shall:

(a)Subject to this Section 3.28, with respect to any property acquired after the Closing Date by any Credit Party that is intended to be subject to the Lien created by any of the Loan Documents but is not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof or such longer period as Agent may agree in its sole discretion) (i) execute and deliver to the Agent such other documents as the Agent shall deem necessary or advisable to grant to the Agent for the benefit of the Lenders, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required hereunder in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Agent. The Borrower shall otherwise take such actions and execute and/or deliver to the Agent such documents as the Agent shall require to confirm the validity, perfection and priority of the Lien hereunder on such after-acquired properties.

(b)As soon as possible after the formation of any new Subsidiary (including any Foreign Subsidiary) of a Credit Party (and in any event within the earlier of (x) thirty (30) days (or such longer period as Agent may agree in its sole discretion) after formation or (y) the date on which such Subsidiary owns any material assets), or simultaneously with the consummation of acquisition of any new Subsidiary of a Credit Party, (i) deliver to the Agent the original certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party and (ii) cause such new Subsidiary (A) to execute a Joinder Agreement in the form of Exhibit H or such comparable documentation to become a Grantor and Guarantor under this Agreement, and (B) to take all actions necessary or advisable in the reasonable opinion of the Agent to cause the Lien created hereunder to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law (including any applicable foreign laws), including the execution by Borrower or the applicable Credit Party of a Joinder Agreement in the form of Exhibit H or such comparable documentation to the applicable Pledge Agreement and the filing of financing statements (or foreign equivalents) in such jurisdictions as may be reasonably requested by the Agent and to the extent such new Subsidiary owns Collateral subject to motor vehicle registration requirements which is located in the United States or Canada and Agent has requested the following notation (provided that Agent shall not request such notation unless such Collateral has a fair market value in excess of $100,000 in the aggregate), the noting or (having noted) of the Agent’s Lien on all certificates of title (to the extent issued) of such Collateral, which when aggregated with all such Collateral owned by a Credit Party, exceeds a fair market value of $100,000 in the aggregate (except where such notation is not permitted under the laws of the applicable jurisdiction); provided, however, no Captive Insurance Subsidiary shall be required to join this Agreement as a Credit Party or become jointly and severally liable for the Obligations if Holdings delivers evidence to Agent in form and substance acceptable to Agent that such Captive Insurance Subsidiary is prohibited by applicable Requirements of Law from incurring contingent liabilities arising under this Agreement or a Guaranty in its capacity as a guarantor.

(c)Promptly grant to the Agent, within thirty (30) days of the acquisition thereof, a security interest in and Mortgage on each Material Real Property owned in fee by such Credit Party as is acquired by such Credit Party after the Closing Date as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 5.2). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens or other Liens acceptable to the Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by applicable law to establish, perfect, preserve and protect the Liens in favor of the Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Credit Party shall otherwise take such actions and execute and/or deliver to the Agent such documents as the Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Material Real Property (including a Title Policy, a survey and local counsel opinion (in form and substance reasonably satisfactory to the Agent) in respect of such Mortgage).

3.29	Equity Interests and Subsidiaries.

(a)Equity Interests. The Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Borrower and the other Credit Parties and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Equity Interests of each Credit Party are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Holdings, are owned by Holdings, directly or indirectly through Wholly Owned Subsidiaries. Each Credit Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it hereunder, free of any and all Liens, rights or claims of other persons, except the security interest created by the Loan

Documents, the Revolving Loan Documents and, in respect of any Canadian Credit Party, Liens for Priority Payables, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b)No Consent of Third Parties Required. Other than the approval of the Board of Directors of the issuer of the Equity Interests, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or priority status of the security interest of the Agent in any Equity Interests pledged to the Agent for the benefit of the Lenders hereunder or the exercise by the Agent of the voting or other rights provided for hereunder or the exercise of remedies in respect thereof.

(c)Organizational Chart. The Perfection Certificate dated the Closing Date or any supplement thereto (whichever was most recently delivered to Agent) sets forth an accurate organizational chart, showing the Subsidiaries and joint ventures in which Holdings holds a direct or indirect interest along with any other Person in which Holdings, such Subsidiaries or joint ventures holds, directly or indirectly, any Equity Interests.

3.30	Security Documents.

(a)Mortgages. Each Mortgage will upon execution and delivery thereof be effective to create, in favor of the Agent, for the benefit of the Lenders, legal, valid and enforceable first priority Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the mortgaged properties thereunder and the proceeds thereof, subject only to Permitted Liens or other Liens acceptable to the Agent, and when such Mortgages are filed in the offices specified in the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 3.20 and 3.28, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 3.20 and 3.28), such Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in the mortgaged properties thereunder and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by such Mortgage.

(b)Valid Liens. Each Loan Document purporting to include a grant of a security interest or Lien by a Credit Party in favor of Agent, for the benefit of the Lenders, including any such document delivered pursuant to Sections 3.20 and 3.28 will, upon execution and delivery thereof, be effective to create in favor of the Agent, for the benefit of the Lenders, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Agent to the extent required hereunder), such Liens will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.

3.31Borrowing Base-Related Reports. Borrower shall deliver or cause to be delivered (at the expense of Borrower) to the Agent the following:

(a)All reports required to be delivered to the Revolving Agent, in accordance with the terms of the Revolving Loan Agreement, including, without limitation, the Borrowing Base Certificate, contemporaneously with the delivery of any such report to the Revolving Agent; and

(b)such other reports, statements and reconciliations with respect to the Formula Amount or Collateral of any or all Credit Parties as the Agent shall from time to time request in its reasonable credit judgment.

The delivery of each certificate, report or any other information delivered pursuant to this Section 3.31 shall constitute a representation and warranty by Borrower that the statements and information contained therein are true and correct in all material respects on and as of the respective dates of such certificates, reports or other information.

3.32Government Contracts. Except as set forth in Disclosure Schedule (3.32), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Collateral is subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

3.33Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding twelve (12) calendar months caused them to be ranked among the ten (10) largest customers of such Credit Party or (b) the business relationship of any Credit Party with any supplier essential to its operations.

3.34Bonding; Licenses. Except as set forth in Disclosure Schedule (3.34), as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

3.35Affiliate Transactions. No Credit Party is party to any transaction with any Affiliate of the Borrower or of any Subsidiary of the Borrower, except those permitted by Section 5.7 hereof and those set forth on Disclosure Schedule (3.35).

3.36Post-Closing Matters. The Credit Parties shall deliver, or cause to be delivered, to the Agent, or take, or cause to be taken, the documents, deliverables, actions or efforts set forth below, in form and substance reasonably satisfactory to the Agent, as promptly as practicable following the Closing Date, but in any event no later than the dates referred to below with respect to each such item (or, in each case, such later date as Agent shall agree in its sole discretion):

(a)On and after the Closing Date, the Credit Parties shall (i) continue to use commercially reasonable efforts to complete the dissolution of Braden Holdings LLC (“Braden Holdings”) and Braden Manufacturing, S.A. de C.V. (Mexico) (“Braden Mexico”, and together with Braden Holdings, collectively, the “Braden Entities”), (ii) prior to or concurrently with any dissolution of any of the Braden Entities, transfer any assets of the Braden Entities to the Credit Parties, and (iii) within three (3) Business Days of dissolution of the Braden Entities provide evidence to Agent that Braden and Braden Mexico have been dissolved; and

(b)Within thirty (30) days following the Closing Date, with respect to any Blocked Account maintained by the Credit Parties, the Credit Parties shall deliver to Agent fully executed Control Agreements for each such Blocked Account;

(c)Within thirty (30) days after the Closing Date, Agent shall have received the following insurance endorsements: (i) Lender Loss Payee Endorsement to the property policy ITD100065033720; (ii) Notice of Cancellation Endorsement to the property policy ITD100065033720; (iii) Additional Insured Endorsement to the liability policy 1000090435201; and (iv) Notice of Cancellation Endorsement to the liability policy 1000090435201;

(d)Within ninety (90) days following the Closing Date, the Credit Parties shall use commercially reasonable efforts to provide to Agent a landlord waiver or similar collateral access agreement with respect to the following locations:

(a)	100 Crescent Centre Parkway, Suite 1240, Tucker, Dekalb County, Georgia 30084;
(b)	2775 Northwoods Pkwy , Norcross, GA 30071;
(c)	591 Pickettville Road, Jacksonville, Duval County, FL 32220;
(d)	2832 Center Street, Deer Park, Harris County, TX 77536;
(e)	101 Industrial Park Blvd, Unit 2, Hitchcock, Galveston County, TX 77563;
(f)	18-33 42nd Street, Astoria, Queens, County, New York 11105;
(g)	2543 Ross Clark Circle, Suite #2 Dothan, Houston County, AL 3630;
(h)	281 Goderich Street, Unit 3, Port Elgin, Bruce County, ON N0H2C1; and
(i)	625 Goderich Street, Units 1 and 5, Port Elgin, Bruce County, ON N0H2C1;

(e)	Within ninety (90) days following the Closing Date, the Credit Parties shall deliver to the Agent a filed UCC termination statement evidencing the termination of the UCC financing statement that evidenced the WSS New York tax Lien.

3.37Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

3.38Notice of Change in Investment Company Status. The Borrower shall provide Agent with prompt written notice of any change with respect to its representation in Section 3.37 above, but in no event later than fifteen (15) days following any such change.

3.39Braden Entities. The Braden Entities do not hold any material assets and do not engage in material business activities. Each Credit Party agrees that it shall not transfer, and shall cause its Subsidiaries and controlled Affiliates not to transfer, any assets to any Braden Entity other than such amount of cash (which in no event shall exceed $25,000 after the Second Amendment Effective Date without the prior written consent of Agent) to pay taxes, penalties and legal fees and expenses as is necessary or required to complete the dissolution of Braden Mexico. Braden Holdings is a holding company and does not engage in any operations or business, other than (a) the ownership of 99.998% of the outstanding Equity Interests in Braden Mexico, (b) maintaining its corporate existence pending its dissolution pursuant to Section 3.36, and (c) liabilities, assets, operations and business incidental to the foregoing.

3.40Capital Provision Agreement. The Borrower has prior to the Closing Date delivered to the Agent a true, correct and complete copy of the Capital Provision Agreement, including all amendments, modifications and/or supplements thereto, as of the date of delivery to Agent. The Capital Provision Agreement remains in full force and effect on the Closing Date and there have been no amendments, modifications and/or supplements thereto since the date delivered to the Agent.

4.FINANCIAL MATTERS; REPORTS

4.1Reports and Notices.

The Credit Parties shall furnish to the Agent and each Lender:

(a)Monthly Reports. Within thirty (30) days after the last day of each Fiscal Month of the Credit Parties, the balance sheets of the Credit Parties on a consolidated and consolidating basis as at the end of such Fiscal Month and as of the end of the preceding Fiscal Year, and the related statements of operations, the related statements of profits and losses and related statements of cash flows of the Credit Parties on a consolidated basis for such Fiscal Month and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Month, which shall set forth in comparative form such figures as at the end of and for such Fiscal Month and appropriate prior period and shall be certified by the Chief Financial Officer of the Borrower to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Credit Parties on a consolidated basis as at the end of such period and the results of operations for such period, and for the elapsed portion of the Fiscal Year ended with the last day of such period, subject only to normal year-end and audit adjustments and the absence of footnotes;

(b)Quarterly Reports. Within forty-five (45) days after the last day of each of the Fiscal Quarters of each Fiscal Year of the Credit Parties, the balance sheets of the Credit Parties on a consolidated and consolidating basis as at the end of such Fiscal Quarters and as of the end of the preceding Fiscal Year, and the related statements of operations, the related statements of profits and losses and the related statements of cash flows of the Credit Parties on a consolidated basis for such Fiscal Quarters and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Quarters, which shall set forth in comparative form such figures as at the end of and for such Fiscal Quarters and appropriate prior period and shall be certified by the Chief Financial Officer of the Borrower to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Credit Parties on a consolidated basis as at the end of such period and the results of operations for such period, and for the elapsed portion of the Fiscal Year ended with the last day of such period, subject only to normal year-end and audit adjustments and the absence of footnotes;

(c)Annual Reports. Within one hundred twenty (120) days after the end of each Fiscal Year of the Credit Parties, the audited consolidated balance sheet of the Credit Parties as of the end of such Fiscal Year and the related audited consolidated statements of operations for such Fiscal Year and for the previous Fiscal Year, the related audited consolidated statements of profits and losses and the related audited consolidated statements of cash flows and stockholders’ equity for such Fiscal Year and for the previous Fiscal Year, which shall be accompanied by an opinion, without a going concern or similar qualification or an exception as to scope, prepared by an independent certified public accountant of recognized national standing reasonably acceptable to Agent (Moss Adams LLP shall be acceptable), together with a statement of such accountants that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower or any other Credit Party was not in compliance with the financial covenants set forth in Section 4.2 below insofar as they relate to accounting matters;

(d)Financial Officer’s Certificate. At the time the financial statements are furnished pursuant to Sections 4.1(a), 4.1(b) and 4.1(c), a Compliance Certificate in the form attached as Exhibit E executed by a Responsible Officer of the Borrower as to the financial performance of the Credit Parties; provided, for the avoidance of doubt, that, except as otherwise expressly set forth in the Loan Documents, a certification regarding the Credit Parties’ compliance with the financial covenants set forth in Section 4.2 shall only be required to be included with the Compliance Certificates delivered for the applicable dates under such Section 4.2 in connection with the quarterly financial statements under Section 4.1(b) and the annual financial statements under Section 4.1(c) and not the monthly financial statements delivered under Section 4.1(a);

(e)~~Intentionally Omitted;~~ Teleconferences with Credit Parties; Financial Advisor Teleconference and Information. Commencing in January 2023, the Borrower shall host teleconferences and/or virtual conferences with the Agent and Lenders, and Borrower shall cause members of the Borrower’s management team to participate in such teleconferences and/or virtual conferences, on at least a monthly basis on such dates and at such times as reasonably agreed between the Borrower and the Agent or on such other dates and times as reasonably requested by Agent, the purpose of which conferences shall be for the Borrower and Agent and Lenders to discuss the Credit Parties’ business and financial performance.

(f)~~Intentionally Omitted;~~ Cashflow Report. Borrower shall deliver to Agent and the Lenders (i) commencing on the last Business Day of the first calendar week following the Third Amendment Effective Date (i.e., January 13, 2023), a 13-week cash flow forecast for the Credit Parties on a weekly basis, on or prior to the last Business Day of each week for the period of 13 weeks beginning on the first day of each week following the Third Amendment Effective Date, such forecast to be accompanied by a certificate signed by an authorized officer of Borrower, in such Person’s capacity as such, to the effect that such forecast has been prepared in good faith consistent with past financial statements of the Credit Parties and based on assumptions believed by such Person to be reasonable as of such date and (ii) such other information as may reasonably be requested by the Agent and the Lenders in connection therewith;

(g)Responsible Officer’s Certificate Regarding Collateral. Concurrently with any delivery of Financial Statements under Section 4.1(a), a certificate of a Responsible Officer setting forth the information in the Perfection Certificate as of the date of such Financial Statements or confirming that there has been no change in such information since the date of the Perfection Certificate or the latest supplement thereto, as applicable;

(h)Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Credit Party with any provincial securities commission or the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said commissions, or with any national securities exchange, or distributed to shareholders or holders of its Indebtedness in excess of the Threshold Amount pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(i)Management Letters. Promptly after the receipt thereof by any Credit Party, a copy of any “management letter” received by any such Person from its independent chartered accountants and the management’s responses thereto;

(j)Budgets. Promptly (and in any event within 3 Business Days) after approval by the Board of Directors of the Borrower (but no later than forty-five (45) days after the beginning of each Fiscal Year), a consolidated budget for Borrower in form reasonably satisfactory to the Agent, but to include balance sheets, statements of income, sources and uses of cash, a budget of projected Capital Expenditures, and projected Borrowing Availability on a consolidated basis, for (i) each month of such Fiscal Year prepared in detail and (ii) each Fiscal Year thereafter, through and including the Fiscal Year in which the Termination Date occurs, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that each budget has been prepared in good faith and based on assumptions believed by the Borrower to be reasonable and, promptly when available, any significant revisions of such budget;

(k)Organization. Concurrently with any delivery of Financial Statements under Section 4.1(a), an accurate organizational chart as required by Section 3.29(c), or confirmation that there are no changes to the Credit Parties’ organizational structure set forth in the Perfection Certificate dated the Closing Date or any supplement thereto (whichever was most recently delivered to Agent);

(l)Organizational Documents. Promptly provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Credit Party under any Organizational Document within fifteen (15) days after such Credit Party gives or receives such notice;

(m)Appraisals. At any time after the occurrence of a Default, promptly upon the request of the Agent, an appraisal report performed at the expense of Borrower by a nationally recognized appraiser satisfactory to Agent, setting forth in reasonable detail the orderly liquidation value of the Collateral; and

(n)Other Information. Promptly, from time to time, such other reports and information regarding the Collateral, operations, business affairs, financial condition, prospects or management of any Credit Party, or compliance with the terms of any Loan Document, as the Agent or any Lender may reasonably request, all in reasonable detail.

Documents required to be delivered pursuant to Section 3.31, 4.1(a), (b), (c), (d) or (g), may be delivered electronically to the Agent and Lenders and if so delivered, shall be deemed to have been delivered on the date the Borrower delivers such documents to the Agent and Lenders by electronic mail; provided, that upon written request, Borrower shall deliver paper copies to the Agent and Lenders until a written request to cease delivering paper copies is given by the Agent to the Borrower.

4.2	Financial Covenants.

(a)Maximum Total Leverage Ratio. Beginning with the Fiscal Quarter ending March 31, 2021, the Credit Parties shall not permit the Total Leverage Ratio, as of the last day of any Fiscal Quarter ending during any period set forth below, to exceed the ratio set forth opposite such period in the table below:

Test Period Ending	Leverage Ratio
March 31, 2021 – June 30, 2021	4.00 to 1.00
September 30, 2021 – March 31, 2022	3.75 to 1.00
June 30, 2022	4.50 to 1.00
September 30, 2022	6.50 to 1.00
December 31, 2022 – ~~March 31, 2023~~ June 30, 2023	~~5.00 to 1.00 4.50~~ 4.25 to 1.00
September 30, 2023	~~4.00~~6.25 to 1.00
December 31, 2023	~~3.50~~5.50 to 1.00
March 31, 2024 ~~–~~ June 30, 2024	5.25 to 1.00 3.25 to 1.00
As of the last day of each Fiscal Quarter thereafter	3.00 to 1.00

; provided that for purposes of calculating the Total Leverage Ratio hereunder, the Consolidated EBITDA for the Fiscal Quarter ending June 30, 2020 and September 30, 2020 shall be deemed to be $4,988,638 and $4,053,202, respectively.

(b)Limitation on Capital Expenditures. The Credit Parties shall not make or commit to make, and shall not cause or permit their Subsidiaries to make or commit to make, Capital Expenditures (other than any Capital Expenditures financed by the incurrence of Indebtedness permitted under this Agreement) made in any Fiscal Year, to exceed $800,000; provided, however, that (x) if the aggregate amount of Capital Expenditures made in any Fiscal Year shall be less than the maximum amount of Capital Expenditures permitted under this Section 4.2(b) for such Fiscal Year (before giving effect to any carryover), then an amount of such shortfall not exceeding fifty percent (50%) of such maximum amount may be added to the amount of Capital Expenditures permitted under this Section 4.2(b) for the immediately succeeding (but not any other) Fiscal Year and (y) in determining whether any amount is available for carryover, the amount expended in any Fiscal Year shall first be deemed to be from the amount allocated to such Fiscal Year (before giving effect to any carryover).

(c)Fixed Charge Coverage Ratio. Beginning with the Fiscal Quarter ending March 31, 2021, as of the last day of each Fiscal Quarter, the Borrower shall not permit the Fixed Charge Coverage Ratio for the trailing period of twelve (12) Fiscal Months then ended to be less than the applicable ratio set forth below opposite such period:

Period	Fixed Charge Coverage Ratio
March 31, 2021 – December 31, 2022	1.10 to 1.00
As of the last day of each Fiscal Quarter thereafter	1.25 to 1.00

; provided that for purposes of calculating the Fixed Charge Coverage Ratio hereunder, the Consolidated EBITDA for the Fiscal Quarter ending June 30, 2020 and September 30, 2020 shall be deemed to be $4,988,638 and $4,053,202, respectively.

(d)Minimum EBITDA. Holdings and its Subsidiaries (on a consolidated basis) shall not permit EBITDA for the twelve fiscal month period (or such shorter period commencing on January 1, 2023) ending on the last day of any date set forth below to be less than the minimum amount set forth in the table below opposite such date:

Testing Period	Minimum EBITDA
1 month ended February 5, 2023	Negative $162,000
2 months ended March 5, 2023	$177,000
3 months ended April 2, 2023	$818,000
4 months ended May 7, 2023	$1,237,000
5 months ended June 4, 2023	$2,218,000
6 months ended July 2, 2023	$3,261,000
7 months ended August 6, 2023	$4,166,000
8 months ended September 3, 2023	$5,348,000
9 months ended October 1, 2023	$6,495,000
10 months ended November 5, 2023	$7,270,000
11 months ended December 3, 2023	$7,622,000
12 months ended December 31, 2023	$7,882,000

4.3Other Reports and Information. The Grantors shall advise Agent in reasonable detail promptly after becoming aware of: (a) any Lien, other than Permitted Liens, attaching to or asserted against any material portion of the Collateral or any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of such loss or decline; (b) any material change in the composition of the Collateral; and

(c) the occurrence of any Default or other event that has had or could reasonably be expected to have a Material Adverse Effect.

4.4	Revolving Loan Agreement Notices; Subordinated Loan Documents Notices.

(a)The Credit Parties shall provide to Agent (i) simultaneously with its delivery to the Revolving Agent, any material notices required to be delivered pursuant to the Revolving Loan Agreement, (ii) promptly, but no later than three (3) Business Days after receipt thereof, any notice from the Revolving Agent or any lender under the Revolving Loan Agreement that a default or event of default has occurred under the Revolving Loan Agreement and (iii) at least ten (10) Business Days prior notice of any amendment, waiver, consent or other modification under or with respect to the Revolving Loan Documents, and a fully executed copy thereof promptly after its execution.

(b)To the extent that any Revolving Loan Document has been amended to change any existing financial covenants therein or any section or other provision thereof is amended to include any additional financial covenants or there has been any modification or addition of any event of default or modification of any condition to an event of default or addition or modification of any covenant in a manner adverse or more restrictive to any Credit Party in any Revolving Loan Document, the Credit Parties shall, at the request of Agent, execute and deliver to Agent such amendments, modifications or related documents as Agent may reasonably request to incorporate such amendments into the Loan Documents (subject to the limitations set forth in the Intercreditor Agreement).

(c)The Credit Parties shall provide to Agent (i) simultaneously with its delivery to any Subordinated Creditor, any material notices required to be delivered by any Credit Party to a Subordinated Creditor pursuant to the Subordinated Loan Documents, (ii) promptly, but no later than three (3) Business Days after receipt thereof, any notice from a Subordinated Creditor that a default or event of default has occurred under any of the Subordinated Notes, and (iii) at least ten (10) Business Days prior notice of any amendment, waiver, consent or other modification under or with respect to the Subordinated Loan Documents, and a fully executed copy thereof promptly after its execution.

(d)To the extent that any Subordinated Loan Document has been amended to change any existing financial covenants therein or any section or other provision thereof is amended to include any additional financial covenants or there has been any modification or addition of any event of default or modification of any condition to an event of default or addition or modification of any covenant in a manner adverse or more restrictive to any Credit Party in any Subordinated Loan Document, the Credit Parties shall, at the request of Agent, execute and deliver to Agent such amendments, modifications or related documents as Agent may reasonably request to incorporate such amendments into the Loan Documents.

4.5	Reserved.

5.NEGATIVE COVENANTS

Borrower and each Credit Party executing this Agreement covenants and agrees (for itself and each other Credit Party) that, without Agent’s prior written consent, from the Closing Date until the Termination Date, neither Borrower nor any other Credit Party shall, directly or indirectly:

5.1Indebtedness. Create, incur, assume or permit to exist any Indebtedness, except: (a) the Obligations, (b) Indebtedness existing as of the Closing Date set forth in Disclosure Schedule (3.18), (c) by endorsement of instruments or items of payment for deposit to the general account of such Credit Party, (d) for Guaranteed Indebtedness incurred for the benefit of any Credit Party if the primary obligation is permitted by this Agreement, (e) reserved, (f) Indebtedness outstanding under the Revolving Loan Agreement in an aggregate amount not exceeding the Maximum Priority Revolving Loan Debt, (g) the Permitted Koontz-Wagner Pension Plan Obligations, (h) Indebtedness with respect to (i) Capital Lease Obligations existing as the Closing Date set forth in Disclosure Schedule (3.18) and (ii) additional Capital Lease Obligations and Purchase Money Obligations in an aggregate amount outstanding at any time not to exceed $250,000; provided, that any such Capital Lease Obligations and Purchase Money Obligations under this clause (h) shall be secured only by the asset subject to such additional Capital Lease Obligation or the acquired asset in connection with the incurrence of such Capital Lease Obligation or Purchase Money Obligation, as the case may be, any insurance thereon and proceeds thereof, (i) Indebtedness in respect of Hedging Obligations, provided, that, such Hedging Obligations are (or were) entered into by a Credit Party in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Credit Party, or changes in the value of securities issued by such Credit Party, and not for purposes of speculation or taking a “market view”, (j) Indebtedness in respect of letters of credit, bank guarantees and banker’s acceptances in each case incurred in the ordinary course of business, and reimbursement of obligations in respect of any of the foregoing, in all cases to the extent permitted under the Revolving Loan Documents, (k) Indebtedness incurred in the ordinary course of business under surety bonds, performance bonds, completion guarantees, appeal bonds, bid bonds and similar obligations and reimbursement and indemnification obligations in respect of any of the foregoing, (l) Indebtedness in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, (m)

unsecured Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any bona fide warranty or contractual service obligations or performance in the ordinary course of business, (n) Indebtedness of any Credit Party (other than Inactive Subsidiaries) owing to any other Credit Party (other than Inactive Subsidiaries); provided that in each case, all such Indebtedness shall be (i) evidenced by promissory notes and all such notes shall be subject to a first priority Lien pursuant to this Agreement and (ii) unsecured and subordinated in right of payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement with terms reasonably satisfactory to the Agent, (o) the Existing Letters of Credit, ~~and~~ (p) Subordinated Debt under the Subordinated Loan Documents in an original aggregate principal amount not to exceed $750,000, plus any fees, costs or expenses incurred or payable in connection therewith, plus any interest accrued thereon in accordance with the terms of the Subordinated Loan Documents, so long as (i) such Indebtedness is subject to a Subordination Agreement which remains in full force and effect and (ii) no Credit Party makes any payment to the Subordinated Creditors or otherwise in respect of such Indebtedness, except for payments made in full compliance with the Subordination Agreement applicable to such Subordinated Debt, and (q) any other unsecured Indebtedness incurred after the Closing Date in an aggregate outstanding amount for all such Credit Parties combined not exceeding $500,000.

5.2Liens. Incur, maintain or otherwise suffer to exist any Lien upon or with respect to any of its property, whether now owned or hereafter acquired, or assign any right to receive income or profits, except for Permitted Liens.

5.3Investments; Fundamental Changes. Except as provided in Section 5.7 below, merge or amalgamate with, consolidate with, acquire all or a material portion of the assets or Stock of, or otherwise combine with or make any investment in or make any loan or advance to, any Person; except that (a) any Credit Party (other than any Inactive Subsidiary) may form or acquire any direct or indirect Subsidiary (except for Captive Insurance Subsidiaries, which are governed by Section 5.21 below) after the Closing Date so long as soon as possible (and in any event upon the earlier of (i) thirty (30) days after formation (or such longer period as Agent may agree in its sole discretion) or (ii) the date on which such Subsidiary owns any material assets) after the formation of any new Subsidiary of a Credit Party or simultaneously with the consummation of acquisition of any new Subsidiary of a Credit Party, such Subsidiary becomes a co-Borrower or Guarantor hereunder, as applicable, and grants to Agent a Lien in all of its rights, title and interests in, to and under its Collateral to secure the Obligations for the benefit of the Lenders, all pursuant to written documentation in form and substance reasonably satisfactory to Agent in accordance with Sections 1.12 and 3.28; provided, however, no Permitted Captive Insurance Subsidiary shall be required to join this Agreement as a Credit Party or become jointly and severally liable for the Obligations if Holdings delivers evidence to Agent in form and substance acceptable to Agent that such Permitted Captive Insurance Subsidiary is prohibited by applicable Requirements of Law from incurring contingent liabilities arising under this Agreement or a Guaranty in its capacity as a guarantor; provided, further, that no Credit Party shall transfer any assets or property to a new Subsidiary until all requirements of Sections 1.12 and 3.28 have been met for such new Subsidiary; (b) a U.S. Credit Party may merge, consolidate or reorganize with another U.S. Credit Party or acquire the assets or Equity Interest of another U.S. Credit Party so long as, in connection with any merger, consolidation or reorganization to which a Borrower is a party, such Borrower is the surviving entity of such merger, consolidation or reorganization; (c) a Canadian Credit Party may merge, amalgamate, consolidate or reorganize with another Canadian Credit Party or acquire the assets or Equity Interest of another Canadian Credit Party so long as such Canadian Credit Party shall provide Agent with ten (10) days prior written notice of such merger, amalgamation, consolidation or reorganization; (d) any Subsidiary that is not a Credit Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Credit Party, (e) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary; provided that if the transferor in such a transaction is a Credit Party, then the transferee must be a Credit Party, (f) any Credit Party (other than any Inactive Subsidiary) may make Permitted Acquisitions; (g) any Credit Party (other than Inactive Subsidiaries) may make investments in Permitted Joint Ventures existing on the Closing Date, all of which such Permitted Joint Ventures are identified on Schedule 5.3 hereto, and any additional Permitted Joint Ventures formed after the Closing Date so long as not more than seven (7) Permitted Joint Ventures are in existence at any time, provided the aggregate amount of all cash and non-cash investments in Permitted Joint Ventures shall not exceed $1,000,000 in the aggregate outstanding at any one time, and provided further that no new investments in such Permitted Joint Ventures shall be made if any Default or Event of Default then exists; (h) investments in cash and Cash Equivalents; (i) intercompany loans to the extent permitted under Section 5.1; (j) investments made after the Closing Date in any Credit Party; (k) promissory notes and other non-cash consideration received in connection with any disposition of assets permitted by Section 5.4; (l) investments in the form of advances made to subcontractors in the ordinary course of business consistent with historical practice; (m) investments received in settlement of amounts due to any Credit Party effected in the ordinary course of business as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Credit Party, (n) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness claims due and owing to a Credit Party (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness, (o) to the extent no Default or Event of Default has occurred or would result therefrom, initial capital contribution(s) to any Permitted Captive Insurance Subsidiary in an aggregate amount all such Permitted Captive Insurance Companies not to exceed $250,000 and (p) investments not otherwise permitted pursuant to this Section 5.3 in an aggregate amount not to exceed $500,000 at any time outstanding; provided that immediately before and after giving effect to such investments, no Default or Event to Default shall have occurred or be continuing.

5.4Asset Sales. Sell, transfer, convey, assign, issue or otherwise dispose any of its assets or properties (including its accounts or any shares of its Stock) or engage in any sale-leaseback, synthetic lease or similar transaction, including without limitation the Collateral or Loan proceeds; provided, however, that (i) any Grantor may transfer any of its Collateral to any other Grantor provided such Collateral remains subject to the Liens of Agent under this Agreement to secure the Obligations, (ii) any Grantor may sell inventory to its customers in the ordinary course of business, (iii) any Grantor may sell for fair market value assets or properties so long as the following conditions are met: (1) the aggregate fair market value, of all such asset sales do not exceed $200,000 in any Fiscal Year, (2) immediately prior to and immediately after giving effect to such Asset Sale, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (3) if required, the Borrower has applied any Net Cash Proceeds arising therefrom pursuant to Section 1.2(c) and (4) the consideration received for such sale, transfer, lease, contribution or conveyance is received in cash; (iv) Holdings and Braden shall wind-up the affairs of and dissolve Braden Mexico as required by Section 3.36 and transfer any remaining assets to the Credit Parties, (v) Holdings shall wind-up the affairs of and dissolve Braden as required by Section 3.36 and transfer any remaining assets to the Credit Parties, (vi) Holdings may wind-up the affairs of and dissolve any Inactive Subsidiary, provided that any assets of such Person shall be transferred to a Credit Party that continues to exist after the winding-up and/or dissolution of such Person, (vii) any Credit Party may use proceeds of the Loans for purposes permitted under this Agreement, (viii) any Grantor may dispose of obsolete, worn out or surplus property, whether new owned or hereafter acquired, in the ordinary course of business and property no longer used or useful in the conduct of such Grantor, (ix) any Grantor may dispose of immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or be abandoned in the ordinary course of business), (x) any Grantor may dispose of any property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (B) the proceeds of such disposition are promptly applied to the purchase price of replacement property (which replacement property is promptly purchased), (xi) any Grantor may dispose of any property to the extent expressly permitted by Section 5.3, 5.5, 5.7 or 5.19 and the granting of Liens expressly permitted by Section 5.2, (xii) any Grantor may dispose of cash and Cash Equivalents in the ordinary course of business, (xiii) any Grantor may unwind any Hedging Agreement in accordance with its terms to the extent such Hedging Agreement is (or was) entered into by a Credit Party in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Credit Party, or changes in the value of securities issued by such Credit Party, and not for purposes of speculation or taking a “market view”, and (xiii) any Grantor may dispose of any property in connection with a Casualty Event, provided that the Net Cash Proceeds thereof shall be applied in accordance with the requirements of Section 1.2(c).

5.5Restricted Payments. Make or permit any Restricted Payment other than (i) to the extent constituting Restricted Payments, the Credit Parties may enter into and consummate transactions expressly permitted by any provision of Section 5.3 or 5.7, (ii) Subsidiaries may make Restricted Payments to any Credit Party (other than to Inactive Subsidiaries); (iii) Holdings or any Subsidiary thereof may pay dividends on shares of its own Stock to the extent such dividends are (1) payable solely in the form of Qualified Capital Stock of such Person, and (2) paid on a pro rata basis among all holders of Equity Interests of Holdings or such Subsidiary.

5.6Changes in Nature of Business. Engage in any business other than (a) that presently engaged in by Credit Parties, (b) except to the extent such change in business could reasonably be expected to adversely affect repayment of the Obligations or could reasonably be expected to result in a Material Adverse Effect or (c) any business reasonably related or ancillary thereto.

5.7Transactions with Affiliates. Enter into any lending, borrowing or other commercial transaction with any of its employees, directors, Affiliates or any other Credit Party (including upstreaming and downstreaming of cash and intercompany advances and payments by a Credit Party on behalf of another Credit Party) other than (i) loans or advances to employees of a Credit Party (other than Inactive Subsidiaries) in the ordinary course of business in an aggregate outstanding amount not exceeding $50,000, (ii) transactions that are on fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than obtainable in an arm’s length transaction with a Person that is not an Affiliate, (iii) any investment in a Permitted Joint Venture to the extent expressly permitted by Section 5.3, (iv) the repurchase or redemption of Stock or other Equity Interest of Holdings or its Subsidiaries held by officers, directors or employees or former officers, directors or employees (or their transferees, estates, or beneficiaries under their estates) of Holdings or its Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service in an aggregate amount, to the extent not financed by the proceeds of life insurance, not to exceed $250,000 during any Fiscal Year, provided, that, (A) no Event of Default shall exist or would result after giving effect to any such Restricted Payment, and (B) after giving pro forma effect to any such Restricted Payment, the Credit Parties shall be in compliance with the financial covenants set forth in Section 4.2 as of the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to have been) delivered pursuant to Section 4.1, (v) transactions by and among Credit Parties (other than Inactive Subsidiaries) to the extent expressly permitted under Section 5.1 or 5.3, (vi) agreements incurred in the ordinary course of business by and among Credit Parties to provide shared management services, (vii) customary compensation and indemnification of, and other customary employment arrangements (including equity incentive plans, employee benefit plans and arrangements, issuance of Equity Interests, payment of bonuses and stock option plans and payments with respect thereto) with directors, officers and employees of Holdings or any Credit Party in the ordinary course of business, (viii) Restricted Payments permitted under Section 5.5, (ix) other transactions with any Permitted Joint Venture in the ordinary course of business on terms as favorable as would be obtained by any Credit Party in a comparable arm’s-length transaction with an independent, unrelated third party, (x) the provision of goods or engineering, design, procurement, project management, quality management or other services by any Credit Party or Subsidiary to any Credit Party or any other Subsidiary pursuant to purchase orders issued in the ordinary course of business in connection with third party contracts to the extent the terms of such transactions are on fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than obtainable in an arm’s length transaction with a Person that is not an Affiliate, ~~and~~ (xi) the provision of insurance by a Permitted Captive Insurance Subsidiary to a Credit Party in the ordinary course of business, and (xii) the Subordinated Debt and the transactions contemplated thereby to the extent expressly permitted under Section 5.1.

5.8Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments. Incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting or restricting the ability of (a) any Credit Party to make Restricted Payments to, or investments in, or repay Indebtedness of, or otherwise sell property to, any Credit Party or (b) any Credit Party to incur or suffer to exist any Lien upon any property of any Credit Party, whether now owned or hereafter acquired, securing any of its Obligations (including any such limitation or restriction in the form of any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (w) pursuant to customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered in the ordinary course of business that are not prohibited by this Agreement (provided that such restrictions are limited to the property or assets subject to such leases, licenses, or agreements), (x) pursuant to the Loan Documents, (y) pursuant to the Revolving Loan Documents and (z) limitations on Liens (other than those securing any Obligation) on any property whose acquisition, repair, improvement or construction is financed by Capital Lease Obligations or Purchase Money Indebtedness in reliance upon Section 5.1(b) or (z) set forth in the Contractual Obligations governing such Indebtedness with respect thereto.

5.9Modification of Certain Documents. Amend, waive, or otherwise modify its charter or by-laws or other Organizational Documents in a manner adverse to the interest of the Agent or Lenders.

5.10Accounting Changes; Fiscal Year. Change its (a) accounting treatment or reporting practices, except as required by GAAP or any Requirement of Law applicable to such Credit Party or (b) its Fiscal Year or its method for determining Fiscal Quarters.

5.11	Changes to Name, Locations, Etc.(a) Change (i) its name, Chief Executive Office, registered office,

corporate offices from those set forth on Disclosure Schedule (3.2), (ii) its warehouses or other Collateral locations, or location of its records concerning the Collateral from those locations set forth on Disclosure Schedule (3.2), (iii) the type of legal entity that it is, (iv) its organization identification number, if any, issued by its jurisdiction of incorporation or organization or (v) its jurisdiction of incorporation or organization from that set forth on Disclosure Schedule (3.2) or (b) acquire, lease or use any real estate after the Closing Date without such Person, in each instance, giving thirty (30) days’ prior written notice thereof to Agent and taking all actions deemed necessary or appropriate by Agent to continuously protect and perfect Agent’s Liens upon the Collateral.

5.12Bank Accounts.(a) Establish any depository or other bank account of any kind with any financial institution (other than the accounts set forth on Disclosure Schedule (3.26) and Excluded Accounts) in each case, without Agent’s prior written consent (except that Agent’s prior written consent shall not be required to establish any such accounts with the Revolving Agent), and then (except in the case of Excluded Accounts) only after such Credit Party has implemented Control Agreements with respect to any such accounts (including, for the avoidance of doubt, any accounts established with Revolving Agent, but excluding any Excluded Accounts) such bank or financial institution and Agent reasonably acceptable to Agent or (b) close or permit to be closed any of the accounts listed on Disclosure Schedule (3.26) (other than Excluded Accounts), in each case without Agent’s prior written consent.

5.13Margin Regulations. Use all or any portion of the proceeds of any credit extended hereunder to purchase or carry Margin Stock in contravention of Regulation U of the Federal Reserve Board.

5.14Compliance with ERISA and Canadian Pension Plans. No ERISA Affiliate shall cause or suffer to exist (a) any event that could reasonably be expected to result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, reasonably be expected to result in liabilities in excess of the Threshold Amount. No Credit Party shall cause or suffer to exist any event that could reasonably be expected to result in the imposition of a Lien with respect to any Plan. No Credit Party nor any Subsidiary thereof shall cause or suffer to exist any event that could reasonably be expected to result in the wind-up of a Canadian Pension Plan that would result in a solvency deficiency in excess of the Threshold Amount. No Credit Party nor any Subsidiary thereof may (i) contribute to or assume an obligation to contribute to any Canadian Pension Plan that contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada), or (ii) acquire an interest in any Person if such Person sponsors, administers, maintains or contributes to or has any liability in respect of any Canadian Pension Plan that contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada), in either case without the prior written consent of the Agent.

5.15Hazardous Materials. Cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Property owned, leased, subleased or otherwise operated or occupied by any Credit Party that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Credit Party), other than such violations, Environmental Liabilities and effects that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.16Modifications to Revolving Loan Documents and Subordinated Debt. (a) Without the prior written consent of the Agent unless expressly permitted pursuant to the terms of the Intercreditor Agreement, permit any changes, amendments or modifications to the Revolving Loan Documents that (i) would be adverse to the Agent or the Lenders, (ii) would result in a material increase in any facility fee or other fee applicable to Indebtedness under the Revolving Loan Agreement, provided that such prohibition shall not apply to customary amendment fees paid in consideration for a modification or amendment of the Revolving Loan Agreement, (iii) modify the prepayment provisions of the Revolving Loan Agreement, or (iv) would modify Section 7.18 of the Revolving Loan Agreement.

(b)Without the prior written consent of the Agent in its sole discretion, permit any changes, amendments or modifications to the Capital Provision Documents that would be adverse to the Agent or the Lenders (it being understood and agreed that any amendment of any kind to the Capital Provision Agreement is hereby deemed to be adverse to the Agent and Lenders and shall require the prior written consent of the Agent). The Borrower shall notify Agent promptly after the termination, if any, of the Capital Provision Agreement and Borrower shall promptly terminate (and make filings evidencing the termination of), and/or use commercially reasonable efforts to cause the Capital Providers to terminate (and make filings to evidence the termination of), any Liens that the Capital Providers may have had on the assets of the Borrower, including without limitation the termination of all UCC financing statements made by the Capital Providers in connection with the Capital Provision Agreement, to the extent that Holdings no longer has any obligations under the Capital Provision Agreement.

(c)Without the prior written consent of Agent in its sole discretion, permit any changes, amendments or modifications to the Subordinated Debt Documents in violation of the Subordination Agreement.

5.17Inactive Subsidiaries. Notwithstanding anything to the contrary contained herein, allow any Inactive Subsidiary to (i) engage in any business activities or conduct any operations, other than maintaining its corporate existence pending its dissolution pursuant to Section 5.4 hereof, (ii) own any material assets, (iii) have any Subsidiaries or (iv) have or incur any liabilities (other than (A) those existing as of the Closing Date, and (B) any contingent liability arising under this Agreement, any of the other Loan Documents or any of the Revolving Loan Documents), without first obtaining Agent's prior written consent.

5.18	Compliance with Anti-Terrorism Laws.

(a)Directly or indirectly, in connection with the Loans, knowingly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)Directly or indirectly, in connection with the Loans, knowingly cause or permit any of the funds of such Credit Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Anti-Terrorism Law.

(c)Reserved.

(d)Deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Credit Parties’ compliance with this Section 5.18.

5.19Sale-Leasebacks. Permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.20Leases. Enter as lessee into any lease arrangement for real or personal property if after giving effect thereto, aggregate annual rental payments for all leased property of the Credit Parties in any Fiscal Year would exceed

$1,335,000.

5.21Captive Insurance Subsidiaries. Form any Captive Insurance Subsidiary unless such Person is approved by the Agent in writing in advance as a Permitted Captive Insurance Subsidiary. If the Borrower desires to request that a Captive Insurance Subsidiary be approved as a Permitted Captive Insurance Subsidiary, then the Borrower shall notify the Agent at least 30 Business Days (or such shorter period as Agent may agree in its sole discretion) in advance of the date on which such Person is requested to constitute a Permitted Captive Insurance Subsidiary under this Agreement, shall provide the Agent with a summary of all material information regarding such proposed Captive Insurance Subsidiary and its proposed activities and any other detail reasonably requested by Agent in connection therewith. The Agent shall review the request and use commercially reasonable efforts to either approve or reject, on or prior to the date that is 30 Business Days after it has received the request from the Borrower, that the proposed Captive Insurance Subsidiary be deemed to constitute a Permitted Captive Insurance Subsidiary under this Agreement; provided, that if the Agent has not made such a determination by the date that is 30 Business Days after receipt of the request from Borrower, then Agent is deemed to have rejected such request by Borrower. If Agent approves the request from Borrower to treat a Captive Insurance Subsidiary as a Permitted Captive Insurance Subsidiary, then such Person shall be treated as a Permitted Captive Insurance Subsidiary on the date, and pursuant to the other terms, set forth in a notice delivered by the Agent to the Borrower at such time.

5.22Payments under the Revolving Loan Agreement. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or Indebtedness under the Revolving Loan Documents, provided, however, that (a) the Credit Parties may make payments of interest on and principal of the Advances in accordance with the terms of the Revolving Loan Agreement, (b) the Credit Parties may make Mandatory Prepayments (as such term is defined in the Revolving Loan Agreement) of principal on the Advances in accordance with the terms of the Revolving Loan Agreement, and (c) the Credit Parties may make payments of fees, expenses, indemnities or other obligations when due and payable in accordance with the terms of the Revolving Loan Documents.

6.SECURITY INTEREST

6.1Grant of Security Interest.

(a)As collateral security for the prompt and complete payment and performance of the Obligations, each of Borrower and each other Credit Party (in each case, that is not a Canadian Credit Party) executing this Agreement, or from time to time party hereto, hereby grants to Agent for the benefit of the Lenders a security interest in and Lien upon all of its rights, title and interests in and to its property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title, or interest, including all of the following property in which it now has or at any time in the future may acquire any right, title or interest:

(i)all Accounts;

(ii)all deposit accounts;

(iii)all other bank accounts and all funds on deposit therein; all money, cash and cash equivalents;

(iv)all investment property;

(v)all Stock and all Distributions in respect thereof;

(vi)all goods (including, without limitation, inventory, equipment, and fixtures);

(vii)all chattel paper, documents, documents of title and instruments;

(viii)all Books and Records;

(ix)all general intangibles (including, without limitation, all Intellectual Property, Intellectual Property applications, contract rights, choses in action, payment intangibles, licenses, Permits, and software, and all rights and interests under any key man life insurance policies);

(x)all letter-of-credit rights;

(xi)all commercial tort claims, including those listed on Disclosure Schedule (6.5);

(xii)all property, including all property of every description, in custody or in transit for any purpose, including safekeeping, collection or pledge, for the account of Borrower or any Credit Party or to which Borrower or any Credit Party may have any right or power, including but not limited to cash;

(xiii)all other goods (including but not limited to fixtures) and personal property, whether tangible or intangible and wherever located;

(xiv)all supporting obligations and consents and agreements of any kind or nature that are material to the operation, management, maintenance and conduct of any Credit Party;

(xv)all Material Real Property of every kind and nature, including leases; and

(xvi)to the extent not otherwise included, all Proceeds, tort claims, insurance claims and other rights to payment not otherwise included in the foregoing and products of all and any of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing (all of the foregoing, collectively, the “Collateral”).

Notwithstanding anything to the contrary contained herein, the term Collateral shall not include any Excluded Assets; provided, that if and when any property shall cease to be Excluded Assets, such property shall automatically be deemed to constitute Collateral and a security interest in such property automatically shall be deemed granted therein. The Grantors shall from time to time, promptly after reasonable request by the Agent, give written notice to the Agent identifying in reasonable detail the Excluded Assets (and stating in such notice that such assets fulfill the criteria to constitute Excluded Assets under the definition thereof) and shall provide to the Agent such other information regarding the Excluded Assets as the Agent may reasonably request.

(b)Borrower, Agent, each Lender and each other Grantor (in each case, other than Canadian Credit Parties) agrees that this Agreement creates, and is intended to create, valid and continuing Liens upon the Collateral in favor of Agent for the benefit of the Lenders. Each Grantor that is not a Canadian Credit Party represents, warrants and covenants to Agent and each Lender that: (i) such Grantor has, and shall have, rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien pursuant to this Agreement, free and clear of any and all Liens or claims of others, other than Permitted Liens; (ii) the security interests granted pursuant to this Agreement, upon completion of the filings and other actions listed on Disclosure Schedule (6.1) (which, in the case of all filings and other documents referred to in said Schedule, have been delivered to the Agent in duly executed form to the extent applicable) and the filing of UCC-1 financing statements with respect to the Collateral, will constitute valid perfected security interests in all of the Collateral in favor of Agent for the benefit of the Lenders as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and purchasers from any Grantor and such security interests are prior to all other Liens on the Collateral in existence on the date hereof except for (x) to the extent specified in the Intercreditor Agreement, the Liens on the Collateral in favor of Revolving Loan Agent, and (y) Permitted Liens that have priority by operation of law (including any Permitted Lien that is a Purchase Money Lien that satisfies the requirements under the Code and/or other applicable law to take priority over the previously perfected Lien on all assets of a debtor); and (iii) no effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens. Each Grantor promises to defend the right, title and interest of Agent in and to the Collateral against the claims and demands of all Persons.

(c)Each Credit Party that is not a Canadian Credit Party confirms that value has been given by the Agent to each such Credit Party, that such Credit Party has rights in the Collateral (other than after-acquired property) and that such Credit Party and the Agent have not agreed to postpone the time for attachment of the security interests created by this Agreement to any of the Collateral. The security interests created by this Agreement are intended to attach to: (i) existing Collateral when each Credit Party executes this Agreement, and (ii) Collateral subsequently acquired by each Credit Party immediately upon each such Credit Party acquiring any rights in such Collateral.

6.2Agent’s Rights. Each Grantor, with respect to each property where any Collateral is located that is owned, leased or controlled by any Grantor, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times): (i) provide access to such property to Agent and any of its officers, employees and agents, as frequently as Agent determines to be appropriate, (ii) permit Agent to inspect, review, evaluate and make physical verifications and appraisals of the Collateral in any manner and through any medium that Agent considers advisable, and each Grantor agrees to render to Agent, at such Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto, and (iii) permit Agent to inspect, audit and make extracts and copies (or take originals if reasonably necessary) from all of such Grantor’s Books and Records; provided, that so long as no Event of Default is continuing, Borrower shall not be obligated to pay the expenses of more than three (3) such inspections or visits during each Fiscal Year of the Borrower. Each Lender may, with the consent of Agent, which shall not be unreasonably withheld, accompany Agent on any such visit or inspection and such Grantor will be obligated to pay the expenses incurred by any such Lender to the extent required under Section 10.2.

6.3Agent’s Appointment as Attorney-in-fact. On the Closing Date, each Grantor shall execute and deliver a Power of Attorney in the form attached as Exhibit D. The power of attorney granted pursuant to the Power of Attorney and all powers granted under any Loan Document are powers coupled with an interest and shall be irrevocable until the Termination Date. The powers conferred on Agent under each Power of Attorney are solely to protect Agent’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Agent agrees not to exercise any power or authority granted under the Power of Attorney unless an Event of Default has occurred and is continuing. Each Grantor also hereby (i) authorizes Agent to file any financing statements, financing change statement, continuation statements or amendments thereto that (x) cover the Collateral, and (y) contain any other information required by Part 5 of Article 9 of the Code and the comparable provisions of the PPSA for the sufficiency or filing office acceptance of any such financing statement, financing change statement, continuation statement or amendment and (ii) ratifies its authorization for Agent to have filed any such financing statements, if filed prior to the date hereof. Each Grantor acknowledges that, until the Obligations have been repaid in full, it is not authorized to file any financing statement or amendment or termination statement with respect to any such financing statement without the prior written consent of Agent and agrees that it will not do so without the prior written consent of Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the Code.

6.4Grant of License to Use Intellectual Property Collateral. Solely for the purpose of enabling Agent to exercise rights and remedies under Section 7.2 hereof for the benefit of the Lenders (including, without limiting the terms of Section 7.2 hereof, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of Collateral) upon the occurrence and during the continuation of an Event of Default, each Grantor hereby grants to Agent an irrevocable, non-exclusive license (exercisable upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to such Grantor) to use, transfer, license or sublicense any Intellectual Property relating to any of the Collateral now owned, licensed to, or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, that such license will terminate on the Termination Date.

6.5Commercial Tort Claims. As of the Closing Date, each Credit Party hereby represents and warrants that it holds no commercial tort claims other than those listed on Disclosure Schedule (6.5). If any Credit Party shall at any time hold or acquire a commercial tort claim, such Credit Party shall immediately notify Agent in writing signed by such Credit Party of the brief details thereof, supplement Disclosure Schedule (6.5) with such details and grant to Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such commercial tort claim, together with the amount of all other commercial tort claims held by any Credit Party in which Agent does not have a security interest, does not exceed

$100,000 individually or $200,000 in the aggregate for all Credit Parties.

6.6Duties of Agent. Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as Agent deals with similar property for its own account. The powers conferred on Agent hereunder are solely to protect Agent’s interest in the Collateral and shall not impose any duty upon Agent to exercise any such powers. Agent shall be accountable only for amounts that it receives as a result of the exercise of such powers, and neither it nor any of its Related Persons shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. In addition, Agent shall not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehousemen, carrier, forwarding agency, consignee or other bailee if such Person has been selected by Agent in good faith.

7.EVENTS OF DEFAULT: RIGHTS AND REMEDIES

7.1Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder which shall be deemed to be continuing until waived in writing by Agent in accordance with Section 9.3 or cured in accordance with the terms and conditions of this Agreement:

(a)Any Credit Party shall fail to pay (i) the principal in respect of the Loan when due and payable or declared due and payable in accordance with the terms hereof, or (ii) interest in respect of the Loan or any other Obligations within three (3) days after any such other Obligation becomes due and payable in accordance with the terms hereof or any other Loan Document; or

(b)any representation or warranty in this Agreement or any other Loan Document, or in any written statement pursuant hereto or thereto, or in any written report, financial statement or certificate made or delivered to Agent by Borrower or any other Credit Party shall be untrue or incorrect in any material respect as of the date when made or deemed made, regardless of whether such breach involves a representation or warranty with respect to a Credit Party that has not signed this Agreement; or

(c)Borrower or any other Credit Party shall fail or neglect to perform, keep or observe any of the covenants, agreements, requirements, or other terms or provisions to be performed, kept or observed by Borrower or such other Credit Party contained in (i) Section 3.1(a)(i)(A) (with respect to such Person’s legal existence), Section 3.16, Section 3.22, Section 3.23, Section 3.26(c), Section 3.31, Section 3.36, Section 4.1(a), (b). (c), (d) or (j), Section 4.2, Section 4.3, each subsection of Section 5, and each subsection of Section 6 of this Agreement, or the SBA Side Letter, or (ii) Section 3.21 or any other provision of Section 4.1 (other than referred to under the preceding clause (i)) and such failure or neglect shall continue unremedied for a period of three (3) Business Days; or

(d)Borrower or any other Credit Party shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements, requirements, or other terms or provisions to be performed, kept or observed by Borrower or such other Credit Party contained in Section 3.26 (other than Section 3.26(c)) or Section 3.28 of this Agreement, and such failure or neglect shall continue unremedied for a period of three (3) Business Days; or

(e)Borrower or any other Credit Party shall fail or neglect to perform, keep or observe any of the covenants, promises, agreements, requirements, or other terms or provisions to be performed, kept or observed by Borrower or such other Credit Party contained in this Agreement or any of the other Loan Documents (other than as specified in paragraphs (a) through (d) above), and such failure or neglect shall continue unremedied for a period of thirty (30) days after the earlier of (i) a Responsible Officer of a Credit Party having knowledge thereof, or (ii) written notice is delivered to the Borrower or such Credit Party by the Agent or any Lender; or

(f)an event of default shall occur under any Contractual Obligation of the Borrower or any other Credit Party (other than this Agreement, the other Loan Documents ~~and~~, the Revolving Loan Documents or the Subordinated Loan Documents), and such event of default (i) involves the failure to make any payment (whether or not such payment is blocked pursuant to the terms of an intercreditor agreement or otherwise), whether of principal, interest or otherwise, and whether due by scheduled maturity, required prepayment, acceleration, demand or otherwise and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto, in respect of any Indebtedness (other than the Obligations, the Indebtedness under the Revolving Loan Documents and the Indebtedness under the ~~Revolving Loan Documents~~Subordinated Notes) of such Person in an aggregate original principal amount exceeding the Threshold Amount, or (ii) causes (or permits any holder of such Indebtedness or a trustee to cause) such Indebtedness, or a portion thereof, in an aggregate original principal amount exceeding the Threshold Amount become due prior to its stated maturity or prior to its regularly scheduled date of payment; or

(g)there shall be commenced against the Borrower or any other Credit Party any Litigation seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that remains unstayed, undismissed or unbonded for sixty (60) consecutive days; or

(h)a case or proceeding shall have been commenced involuntarily against Borrower or any other Credit Party in a court having competent jurisdiction seeking a decree or order: (i) under any Debtor Relief Law, and seeking either (x) the appointment of a custodian, receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, monitor or sequestrator (or similar official) for such Person or of any substantial part of its properties, or (y) the reorganization or winding up or liquidation of the affairs of any such Person, and such case or proceeding shall remain undismissed, unstayed or unbonded for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or (ii) invalidating or denying any such Person’s right, power, or competence to enter into or perform any of its obligations under any Loan Document or invalidating or denying the validity or enforceability of this Agreement or any other Loan Document or any action taken hereunder or thereunder; or

(i)Borrower or any other Credit Party shall (i) commence any case, proceeding or other action under any Debtor Relief Law, seeking to have an order for relief entered with respect to it or seeking appointment of a custodian, receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, monitor or sequestrator (or similar official) for it or any substantial part of its properties, (ii) make a general assignment for the benefit of creditors, (iii) consent to or take any action in furtherance of, or, indicating its consent to, approval of, or acquiescence in, any of the acts set forth in paragraph (h) of this Section 7.1 or clauses (i) and (ii) of this paragraph (i), or (iv) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due; or

(j)a final judgment or judgments for the payment of money in excess of the Threshold Amount in the aggregate shall be rendered against Borrower or any other Credit Party, unless the same shall be (i) fully covered by insurance and the issuer(s) of the applicable policies have not disclaimed coverage, or (ii) vacated, stayed, bonded, paid or discharged within a period of sixty (60) consecutive days from the date of such judgment; or

(k)any material provision of any Loan Document shall for any reason (other than upon satisfaction in full of the Obligations), cease to be valid, binding and enforceable in accordance with its terms, or any Lien granted, or intended by the Loan Documents to be granted, to Agent for the benefit of the Lenders shall cease to be a valid and perfected Lien having the first priority (or a lesser priority if expressly permitted in the Loan Documents, including the Intercreditor Agreement), except to the extent that any such loss of perfection or priority results from the failure of the Agent (which failure is not due to any omission or action by Credit Parties) to maintain possession of certificates actually received representing securities pledged hereunder or under the Pledge Agreement or to file Code continuation statements in the applicable jurisdictions; or

(l)a Change of Control shall have occurred; or

(m)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are then continuing, could reasonably be expected to have Material Adverse Effect; or

(n)an event of default shall occur and be continuing beyond any applicable grace or notice period, under any other Loan Document; or

(o)if the obligation of any Guarantor under its Guarantee or under any of the other Loan Documents is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement, its Guarantee or such other Loan Documents); ~~or~~

(p)an “Event of Default” as defined in the Revolving Loan Agreement occurs, which shall not have been cured within any applicable grace period or waived, or if any Person (other than Agent or any Lender) party to the Intercreditor Agreement breaches or violates in any material respect, or attempts to terminate or challenge the validity of, such Intercreditor Agreement; or

(q)an “Event of Default” as defined in either Subordinated Note occurs, which shall not have been cured within any applicable grace period or waived, or if any Person (other than Agent or any Lender) party to the Subordination Agreement applicable to either Subordinated Note breaches or violates in any material respect, or attempts to terminate or challenge the validity of, such Subordination Agreement.

7.2	Remedies.

(a)If any Default shall have occurred and be continuing, then each Lender may suspend its commitment hereunder to make the Term Loan. In addition, if any Event of Default shall have occurred and be continuing, Agent may take any one or more of the following actions: (i) by notice to Borrower declare all or any portion of the Obligations to be forthwith due and payable, whereupon such Obligations shall become and be due and payable; or (ii) exercise any rights and remedies provided to Agent for the benefit of the Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code and the PPSA; provided, that upon the occurrence of any Event of Default specified in clause (i) of either Sections 7.1(h) or (i), the Obligations shall become immediately due and payable (and any obligation of the Lenders to make the Loan, if not previously terminated, shall immediately be terminated) without declaration, notice or demand by Agent.

(b)Without limiting the generality of the foregoing, each Grantor expressly agrees that upon the occurrence and during the continuance of any Event of Default, Agent may collect, receive, assemble, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Agent shall have the right upon any such public sale, to the extent permitted by applicable law, to purchase for the benefit of the Lenders the whole or any part of said Collateral so sold, free of any right of equity of redemption, which right each Grantor hereby releases. Such sales may be adjourned, or continued from time to time with or without notice. Agent shall have the right to conduct such sales on any Grantor’s premises or elsewhere and shall have the right to use any Grantor’s premises without rent or other charge for such sales or other action with respect to the Collateral for such time as Agent deems necessary or advisable.

(c)Upon the occurrence and during the continuance of an Event of Default and at Agent’s request, Borrower and each other Grantor further agrees, to assemble the Collateral and make it available to Agent at places that Agent shall reasonably select, whether at its premises or elsewhere. During the continuance of an Event of Default, until Agent is able to effect a sale, lease, or other disposition of the Collateral, Agent shall have the right to complete, assemble, use or operate the Collateral or any part thereof, to the extent that Agent deems appropriate, for the purpose of preserving such Collateral or its value or for any other purpose. Agent shall have no obligation to any Grantor to maintain or preserve the rights of any Grantor as against third parties with respect to any Collateral while such Collateral is in the possession of Agent. During the continuance of an Event of Default, Agent may, if it so elects, seek the appointment of a receiver, interim receiver, or keeper to take possession of any Collateral and to enforce any of Agent’s or the Lenders’ remedies with respect thereto without prior notice or hearing. To the maximum extent permitted by applicable law, Borrower and each other Grantor waives all claims, damages, and demands against Agent, each Lender, their Affiliates, agents, and the officers and employees of any of them arising out of the repossession, retention or sale of any Collateral except such as are determined in a final judgment by a court of competent jurisdiction to have arisen solely out of the gross negligence, willful misconduct or bad faith of such Person. Borrower and each other Grantor agrees that ten (10) Business Days’ prior notice by Agent to such Grantor of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Borrower and each other Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Agent and each Lender are entitled.

(d)Agent’s and each Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent and each Lender may have under any Loan Document or at applicable law or in equity. Recourse to the Collateral shall not be required. All provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited, to the extent necessary, so that they do not render this Agreement invalid or unenforceable, in whole or in part.

7.3Waivers by Credit Parties.Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, Borrower and each other Credit Party executing this Agreement waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents; (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing Agent or any Lender to exercise any of their remedies; and (c) the benefit of all valuation, appraisal and exemption laws. Borrower and each other Credit Party executing this Agreement acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Loan Documents and the transactions evidenced hereby and thereby.

7.4Proceeds. The Proceeds of any sale, disposition or other realization upon any Collateral during the continuance of an Event of Default shall be applied by Agent upon receipt to the Obligations in such order as Agent may deem advisable in its sole discretion and after the indefeasible payment and satisfaction in full in cash of all of the Obligations, and after the payment by Agent of any other amount required by any applicable provision of law, including Sections 9-608(a)(1) and 9-615(a)(3) of the Code and the comparable provisions of the PPSA (but only after Agent has received what Agent considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to the applicable Grantor or its representatives or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. In the event that any such Proceeds are insufficient to pay the Obligations in full, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

8.SUCCESSORS AND ASSIGNS

(a)Each Loan Document shall be binding on and shall inure to the benefit of Borrower and each other Credit Party executing such Loan Document, Agent, each Lender, and their respective successors and assigns, except as otherwise provided herein or therein. If more than one party signs this instrument as Borrower, then the term “Borrower” as used herein shall mean all of such parties, jointly and severally. Except as expressly permitted under Section 5.3, neither Borrower nor any other Credit Party may assign, transfer, hypothecate, delegate or otherwise convey its rights, benefits, obligations or duties under any Loan Document without the prior express written consent of Agent. Any such purported conveyance by Borrower or such Credit Party without the prior express written consent of Agent shall be void. There shall be no third party beneficiaries of any of the terms and provisions of any of the Loan Documents. Each Lender reserves the right at any time to create and sell participations in the Loan and the Loan Documents to any other Person (a “Participant”) and to sell, transfer or assign any or all of its rights in the Loan and under the Loan Documents to one or more Persons (other than any Affiliate of the Credit Parties) (an “Assignee”), in each case, subject to the terms and conditions of this Section 8. Any such sale, transfer or assignment shall be effected by a written assignment agreement substantially in the form of Exhibit I attached hereto (an “Assignment Agreement”) delivered by such Assignee Agent and such Assignee shall pay to Agent an assignment fee in the amount of $3,500, which shall be paid to the Agent on the effective date of each such Assignment Agreement. Agent shall, acting solely for this purpose as an agent of Borrower, maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender and the principal amount of the Term Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Any assignment of the Term Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. Any assignment or transfer of all or part of the Term Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of such Note evidencing the Loan, accompanied by a duly executed Assignment Agreement or transfer; thereupon a new Note in the same aggregate principal amount shall be issued to the designated Assignee, and the old Note shall be returned to Borrower marked “canceled.” The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation agrees that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, each Credit Party, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under their Agreement and the other Loan Documents. The Borrower agrees that each Participant shall be entitled to the benefits of Section 1.7, subject to the requirements and limitations therein, including the requirements under Section 8(b) (it being understood that the documentation required under Section 8(b) shall be delivered to the participating Lender), to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Participant shall not be entitled to receive any greater payment under Section 1.7 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in applicable law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(b)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (i), (ii) and (iv) of this Section 8(b)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower:

(i)any Lender that is a U.S. Person shall deliver to Borrower and Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(A)

in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)	executed copies of IRS Form W-8ECI;

(C)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(D)

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii)

any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Agent to determine the withholding or deduction required to be made; and

(iv)

if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

9.AGENT

9.1Appointment and Duties.

(a)Appointment of Agent. Each Lender hereby appoints EICF AGENT LLC (together with any successor Agent pursuant to Section 9.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 7.1(h) or (i) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Lenders with respect to any Obligation in any proceeding described in Section 7.1(h) or (i) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for each Lender for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)Limited Duties. Under the Loan Documents, Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

9.2Binding Effect.Each Lender agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

9.3	Use of Discretion.

(a)No Action without Instructions. Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders against all costs, expenses, claims, actions or liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

9.4Delegation of Rights and Duties.Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Section 9 to the extent provided by Agent.

9.5	Reliance and Liability.

(a)Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 8(a), (ii) rely on the Register to the extent set forth in Section 8(a), (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)None of Agent and its Related Persons shall be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with any Loan Document (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1(b)) or (y) in the absence of its own gross negligence or willful misconduct, and each Lender hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Agent:

(i)shall not be responsible or otherwise incur liability to any Lender for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii)shall not be responsible to any Lender for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)makes no warranty or representation, and shall not be responsible, to any Lender for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv)shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender hereby waives and agrees not to assert any right, claim or cause of action it might have against Agent based thereon.

9.6Agent Individually.Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.

9.7Protective Advances.Agent is hereby authorized by the Credit Parties and Lenders, at any time in Agent’s and Co-Lead Arranger’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in this Agreement to the making of any Term Loan have not been satisfied, or (iii) any other contrary provision of this Agreement, to make advances to Borrower on behalf of the Lenders in an amount not exceeding 10% of the aggregate principal amount of the Term Loans then outstanding, which advances Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Obligations, or (C) to pay any other amount chargeable to the Credit Parties pursuant to the terms of this Agreement (“Protective Advances”). Protective Advances shall be deemed to be Term Loans under this Agreement and entitled to all of the rights and benefits applicable to Term Loans hereunder; provided, that, notwithstanding anything to the contrary in this Agreement, any Protective Advances may cause the total principal amount of the Term Loans to equal up to 110% of the sum of (x) the total principal amount of the Closing Date Term Loan Commitment (as in effect immediately prior to funding the Closing Date Term Loans) and (y) the total principal amount of the Delayed Draw Term Loan Commitments as in effect on the Closing Date. The Lenders shall be obligated to fund Protective Advances upon request by Agent (made with the consent of Agent and Co-Lead Arranger) and reimburse and/or otherwise effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Protective Advance Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for herein, any such Protective Advances funded by Agent shall be deemed to be Protective Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender with respect to such Protective Advances.

9.8	Expenses; Indemnities.

(a)Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand for such Lender’s pro rata share with respect to the Loan of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), from and against such Lender’s aggregate pro rata share with respect to the Loan of the costs, expenses, claims and liabilities (including (i) any Indemnified Taxes attributable to such Lender, but only to the extent that the Borrower has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so, (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8(a) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)

9.9	Resignation of Agent.

(a)Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, within thirty (30) days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld, conditioned or delayed, but shall not be required during the continuance of an Event of Default under Section 7.1(a), (h) or (i).

(b)Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 9.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

9.10Release of Collateral.Each Lender hereby consents to the release and hereby directs Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by Agent for the benefit of the Lenders against (i) any Collateral that is sold by a Credit Party in an Asset Sale , lease, transfer or other disposition permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien permitted hereunder to secure Purchase Money Obligations, (iii) any Collateral to the extent that Agent is required to release such Lien pursuant to the terms of the Intercreditor Agreement in connection with the exercise by the Revolving Agent of rights and remedies against the Collateral,(iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations pursuant to a transaction permitted by Section 5.3, and (v) all of the Collateral and all Credit Parties, upon the Termination Date. Each Lender hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the Liens when and as directed in this Section 9.10.

10.MISCELLANEOUS

10.1Complete Agreement; Modification of Agreement.

(a)This Agreement and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied). Borrower and each other Credit Party executing this Agreement or any other Loan Document shall have all duties and obligations under this Agreement and such other Loan Documents from the date of its execution and delivery, regardless of whether the Loan has been funded at that time.

(b)No amendment or waiver of any provision of any Loan Document and no consent to any departure by any Credit Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Lenders or extending an existing Lien over additional property, by Agent and Borrower and any other Credit Party which is a party to such agreement, (2) in the case of any other waiver or consent, by the Required Lenders (or by Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by Agent with the consent of the Required Lenders) and Borrower and any other Credit Party which is a party to such agreement; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall, unless in writing and signed by each Lender directly affected thereby (or by Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

(i)waive any condition specified in Section 2.1, except any condition referring to any other provision of any Loan Document;

(ii)increase the Closing Date Term Loan Commitment or Delayed Draw Term Loan Commitment of such Lender or subject such Lender to any additional material obligation;

(iii)reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of Borrower to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender, or (B) any Fee or accrued interest payable to such Lender;

(iv)waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Term Loan or Fee owing to such Lender or for the reduction of such Lender’s Closing Date Term Loan Commitment or Delayed Draw Term Loan Commitment; provided, however, that this clause (iv) does not apply to any change to Mandatory Prepayments, including those required under Section 1.2, or to the application of any payment, including as set forth in Section 1.8;

(v)except as provided in Section 9.10, release all or substantially all of the Collateral or any Guarantor from its guarantee of any Obligation of Borrower;

(vi)reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the term “Required Lenders”;

(vii)amend Section 10.14 or this Section 10.1;

(viii)enter into, amend or otherwise modify, any agreement or arrangement with another Person, the effect of which entering into, amendment or modification is to either (A) subordinate the payment of the Obligations to the payment of any indebtedness, liabilities or other obligations held by any other Person, or (B) subordinate the Lien securing the Obligations to any Lien held by any other Person as security for any indebtedness, liabilities or other obligations held by any other Person; provided, however, that this clause (viii) shall not apply to any payment subordination or Lien subordination effected in connection with the making of Protective Advances under this Agreement, that are approved by both Agent and Co-Lead Arranger, in an amount not exceeding 10% of the aggregate principal amount of the Term Loans then outstanding;

and provided, further, that (x)(A) any waiver of any payment applied pursuant to Section 1.8 to, and any modification of the application of any such payment to the Term Loan shall require the consent of the Required Lenders, and (B) any change to the definition of the term “Required Lenders” shall require the consent of the Required Lenders, (y) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, Agent (or otherwise modify any provision of Section 9 or the application thereof) unless in writing and signed by Agent in addition to any signature otherwise required and (z) the consent of Borrower shall not be required to change any order of priority set forth in Section 1.8.

(c)Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party shall entitle any Credit Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

10.2Expenses. Borrower agrees to pay or reimburse Agent and CION (but not any Assignee or Participants) for all costs and expenses (including the fees and expenses of all counsel retained in connection therewith), incurred in connection with: (a) the preparation, negotiation, execution, delivery, performance and enforcement of the Loan Documents and the preservation of any rights thereunder, provided, that in the case of legal expenses incurred in connection with the initial documentation and negotiation of the Loan Documents being delivered on the Closing Date, Agent and CION shall be limited to (x) one counsel for Agent and CION taken together (except (i) in the case where one or more discrete legal issues arise during the course of the documentation process for which CION reasonably finds it desirable to obtain its separate legal counsel, and/or (ii) where a conflict of interest arises between Agent and CION, in each of which cases Borrower shall be obligated to pay or reimburse the reasonable legal fees of CION in addition to those of Agent), (y) to the extent reasonably necessary, one local counsel in each relevant jurisdiction, and (z) such regulatory or other specialist counsel (which shall include SBA counsel to EICF) as reasonably necessary in connection with the Transactions; (b) collection, including deficiency collections; (c) any amendment, waiver or other modification with respect to any Loan Document or advice in connection with the administration of the Loan or the rights thereunder; and (d) any litigation, dispute, suit, proceeding or action (whether instituted by or between any combination of Agent, any Lender, Borrower or any other Person), and an appeal or review thereof, in any way relating to the Collateral, any Loan Document, or any action taken or any other agreements to be executed or delivered in connection therewith, whether as a party, witness or otherwise, provided however, that upon the occurrence and during the continuation of an Event of Default, Borrower agrees to pay or reimburse Agent and CION (but not any Assignee or Participants) for all additional costs and expenses (including the reasonable fees and expenses of all counsel, advisors, consultants and auditors retained in connection therewith), incurred in connection with any effort (i) to monitor the Loan, (ii) to evaluate, observe or assess Borrower or any other Credit Party or the affairs of such Person, and (iii) to verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of the Collateral.

10.3No Waiver. Neither Agent’s failure, at any time, to require strict performance by Borrower or any other Credit Party of any provision of any Loan Document, nor Agent’s or any Lender’s failure to exercise, nor any delay in exercising, any right, power or privilege hereunder, shall operate as a waiver thereof or waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege. Any suspension or waiver of a Default or other provision under the Loan Documents shall not suspend, waive or affect any other Default or other provision under any Loan Document, and shall not be construed as a bar to any right or remedy that Agent or any Lender would otherwise have had on any future occasion. None of the undertakings, indemnities, agreements, warranties, covenants and representations of Borrower or any other Credit Party to Agent or any Lender contained in any Loan Document and no Default by Borrower or any other Credit Party under any Loan Document shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer or other authorized employee of Agent or the Lenders, as applicable, and directed to Borrower, specifying such suspension or waiver (and then such waiver shall be effective only to the extent therein expressly set forth), and neither Agent nor any Lender shall, by any act (other than execution of a formal written waiver), delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder.

10.4Severability; Section Titles.Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of any Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under the Loan Documents shall in any way affect or impair the Obligations, duties, covenants, representations and warranties, indemnities, and liabilities of Borrower or any other Credit Party or the rights of Agent or any Lender relating to any unpaid Obligation, (due or not due, liquidated, contingent or unliquidated), or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is not required until after the Maturity Date, all of which shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that all indemnity obligations of the Credit Parties under the Loan Documents shall survive the Termination Date. The Section titles contained in any Loan Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between parties hereto.

10.5Authorized Signature.Until Agent shall be notified in writing by Borrower or any other Credit Party to the contrary, the signature upon any document or instrument delivered pursuant hereto and believed by Agent or any of Agent’s officers, agents, or employees to be that of an officer of Borrower or such other Credit Party shall bind Borrower and such other Credit Party and be deemed to be the act of Borrower or such other Credit Party affixed pursuant to and in accordance with resolutions duly adopted by Borrower’s or such other Credit Party’s Board of Directors, and Agent shall be entitled to assume the authority of each signature and authority of the Person whose signature it is or appears to be unless the Person acting in reliance thereon shall have actual knowledge to the contrary.

10.6NoticesExcept as otherwise provided herein, whenever any notice, demand, request or other communication shall or may be given to or served upon any party by any other party, or whenever any party desires to give or serve upon any other party any communication with respect to this Agreement or any other Loan Document, each communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 10.6), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when hand-delivered, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Schedule C or to such other address (or facsimile number) as may be substituted by notice given as herein provided. Failure or delay in delivering copies of any such communication to any Person (other than Borrower, any other Credit Party, Agent or any Lender) designated in Schedule C to receive copies shall in no way adversely affect the effectiveness of such communication.

10.7Counterparts.Any Loan Document may be authenticated in any number of separate counterparts by any one or more of the parties thereto, and all of said counterparts taken together shall constitute one and the same instrument. Any Loan Document may be authenticated by manual signature, facsimile or, if approved in writing by Agent, electronic means, all of which shall be equally valid. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents including any Assignment Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be.

10.8	Time of the Essence.Time is of the essence for performance of the Obligations under the Loan Documents.

10.9GOVERNING LAW.THE LOAN DOCUMENTS AND THE OBLIGATIONS ARISING UNDER THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATION LAWS OF NEW YORK.

10.10	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT HEREBY CONSENT AND AGREE THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND SUCH CREDIT PARTY AND ANY LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT THE LENDERS, BORROWER AND EACH CREDIT PARTY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH LENDER. BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH NEW YORK JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH NEW YORK COURT, AND BORROWER AND SUCH CREDIT PARTY HEREBY WAIVE ANY OBJECTION THAT IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH NEW YORK COURTS. BORROWER AND EACH OTHER CREDIT PARTY EXECUTING THIS AGREEMENT HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREE THAT SERVICE OF

SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER OR SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN SCHEDULE C OF THIS AGREEMENT OR SUCH OTHER ADDRESS AS MAY BE SUBSTITUTED IN ACCORDANCE WITH SECTION 10.5 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S OR SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.

(b)THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN ANY LENDER, BORROWER AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

10.11Press Releases.Neither any Credit Party nor any of its Affiliates will in the future issue any press release or other public disclosure using the name of Energy Impact Credit Fund I LP or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Agent and without the prior written consent of Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with Agent before issuing such press release or other public disclosure. Notwithstanding anything to the contrary in this Section 10.11, any Credit Party may make such public disclosures referring to Energy Impact Credit Fund I LP or its Affiliates in connection with and with respect to the transactions contemplated by the Loan Documents in connection with all regular and periodic reports (including without limitation any Form 8-Ks) and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority. The Borrower hereby authorizes Agent and each Lender to make mention of Agent’s and such Lender’s participation in this transaction in its marketing, sales materials, printed media, tombstones or web-based material with Borrower’s prior written consent (which consent will not be unreasonably withheld or delayed).

10.12Reinstatement.This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment of all or any part of the Obligations is rescinded or must otherwise be returned or restored by Agent or the Lenders upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any other Credit Party, or otherwise, all as though such payments had not been made.

10.13USA PATRIOT Act Notice and Customer Verification.Each Lender that is subject to the USA PATRIOT Act and the Agent (for itself and not on behalf of such Lender) hereby notify Borrower that pursuant to the “know your customer” regulations and the requirements of the USA PATRIOT Act, they are required to obtain, verify and record information that identifies each Credit Party, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or Agent, as applicable, to verify the identity of each Credit Party. This information must be delivered to such Lender and Agent no later than five days prior to the Closing Date and thereafter promptly upon request. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Agent.

10.14Sharing of Payments, Etc.If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the Code or the PPSA, as applicable) of Collateral) other than pursuant to Section 1.14 and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

10.15Intercreditor Agreement.Notwithstanding anything herein to the contrary, the Lien and security interest granted to Agent pursuant to this Agreement and the exercise of any right or remedy by Agent on behalf of the Lenders hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

10.16Confidentiality Agreements.With respect to any confidentiality agreements between the Parties, notwithstanding any requirements or obligations of Agent to destroy or return documentation or proprietary information related to the Credit Parties, Agent will retain copies of any such documentation or information necessary to comply with the Investment Company Act of 1940 or other applicable laws.

10.17	Effect of Benchmark Transition Event.

(A)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 10.17 will occur prior to the applicable Benchmark Transition Start Date.

(B)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(C)Notices; Standards for Decisions and Determinations. Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent shall notify the Borrower of (x) if any tenor of a Benchmark is not being used pursuant to Section 10.17(D) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section 10.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto or any other Loan Document, except, in each case, as expressly required pursuant to this Section 10.17.

(D)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may elect to use another interest period for such Benchmark that is being published and is representative for any Benchmark settings at or after such time and to not use the unavailable or non-representative tenor or interest period and (ii) if a tenor that was not used pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may again use such tenor or interest period for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Loans under this Agreement will be deemed to have converted into Base Rate Loans during the Benchmark Unavailability Period.

10.18CION as Co-Lead Arranger. CION shall be a co-lead arranger of the facilities and commitments made available under this Agreement; provided, that this role shall not entitle CION to take any actions in such capacity except with the express prior written consent of Agent.

10.19	Judgment Currency.

(a)If, for the purpose of (a) obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.19 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.19 being hereinafter in this Section 10.19 referred to as the “Judgment Conversion Date”).

(b)If, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.19(a) there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party or Credit Parties shall pay or be entitled to receive reimbursement of such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Credit Party under this Section 10.19(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)The term “rate of exchange” in this Section 10.19 means the rate of exchange at which Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with Agent’s normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.GUARANTEE

11.1The Guarantee. The Guarantors that are not Canadian Credit Parties (the “Non-Canadian Guarantors”) hereby jointly and severally guarantee, as a primary obligor and not as a surety to Agent and the Lenders and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code (or under the comparable provisions of any other Debtor Relief Law) after any bankruptcy or insolvency petition is filed under Title 11 of the United States Code whether or not any such interest, fees, costs or charges are allowed in any proceeding thereunder) the Loan made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to Agent and the Lenders by any other Credit Party under any Loan Document (such obligations being herein collectively called the “Guaranteed Obligations”). The Non-Canadian Guarantors hereby jointly and severally agree that if Borrower or other Non-Canadian Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

11.2Obligations Unconditional. The obligations of the Non-Canadian Guarantors under Section 11.1 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Non-Canadian Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Non-Canadian Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)at any time or from time to time, without notice to the Non-Canadian Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e)the release of any other Non-Canadian Guarantor pursuant to Section 11.9.

The Non-Canadian Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Agent or any Lender exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Non-Canadian Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Agent or any Lender upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and Agent or any Lender shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Agent or any Lender, and the obligations and liabilities of the Non-Canadian Guarantors hereunder shall not be conditioned or contingent upon the pursuit by Agent or any Lender or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Non-Canadian Guarantors and the successors and assigns thereof, until payment in full of the Guaranteed Obligations and shall inure to the benefit of Agent and the Lenders, and their respective successors and permitted assigns.

11.3Reinstatement. The obligations of the Non-Canadian Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

11.4Subrogation; Subordination. Each Non-Canadian Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.1, whether by subrogation or otherwise, against Borrower or any other Non-Canadian Guarantor of any of the

Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Credit Party permitted pursuant to Section 5.1(d) shall be subordinated to such Credit Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

11.5Remedies. The Non-Canadian Guarantors jointly and severally agree that, as between the Non-Canadian Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 7.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.2) for purposes of Section 11.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Non-Canadian Guarantors for purposes of Section 11.1.

11.6Instrument for the Payment of Money. Each Non-Canadian Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Non-Canadian Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

11.7Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

11.8General Limitation on Guarantee Obligations. In any action or proceeding involving any applicable corporate, limited partnership or limited liability company law, or any applicable Debtor Relief Law, if the obligations of any Non-Canadian Guarantor under Section 11.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Non-Canadian Guarantor, any Credit Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

11.9Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Non-Canadian Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.2 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Loan Document and the pledge of such Equity Interests to Agent pursuant to the Loan Documents shall be automatically released, and, so long as Borrower shall have provided Agent such certifications or documents as Agent shall reasonably request, Agent shall take such actions as are necessary to effect each release described in this Section 11.9 in accordance with the relevant provisions of the Loan Documents, so long as Borrower shall have provided Agent such certifications or documents as Agent shall reasonably request in order to demonstrate compliance with this Agreement.

11.10Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.4. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

[Remainder of Page Intentionally Left Blank, Next Page is Signature Page]

IN WITNESS WHEREOF, this Term Loan, Guarantee and Security Agreement has been duly executed as of the date first written above.

WILLIAMS INDUSTRIAL SERVICES GROUP INC., as
Borrower and Grantor
By:
Name:
Title:

WILLIAMS INDUSTRIAL SERVICES GROUP, L.L.C., as
Borrower and Grantor
By:
Name:
Title:

WILLIAMS INDUSTRIAL SERVICES, LLC, as Borrower
and Grantor
By:
Name:
Title:

WILLIAMS SPECIALTY SERVICES, LLC, as Borrower
and Grantor
By:
Name:
Title:

WILLIAMS PLANT SERVICES, LLC, as Borrower and Grantor

By:
Name:
Title:

WILLIAMS GLOBAL SERVICES, INC. , as Borrower and
Grantor

By:
Name:
Title:

CONSTRUCTION & MAINTENANCE

SIGNATURE PAGE

TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

PROFESSIONALS, LLC, as Borrower and Grantor

By:
Name:
Title:

GLOBAL POWER PROFESSIONAL SERVICES INC., as
Guarantor and Grantor

By:
Name:
Title:

GPEG, LLC, as Guarantor and Grantor

By:
Name:
Title:

STEAM ENTERPRISES LLC, as Guarantor and Grantor

By:
Name:
Title:

WISG CANADA LTD., as Guarantor and Grantor

By:
Name:
Title:

WISG NUCLEAR LTD., as Guarantor and Grantor

By:
Name:
Title:

WISG ELECTRICAL LTD., as Guarantor and Grantor

By:
Name:
Title:

SIGNATURE PAGE

TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

EICF AGENT LLC, as Agent for the Lenders

By:
Name:
Title:

ENERGY IMPACT CREDIT FUND I LP, as a Lender

By: Energy Impact Credit Fund I GP LLC, its general partner

By:
Name:
Title:

SIGNATURE PAGE

TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

CION INVESTMENT CORPORATION, as a Lender

By:
Name:
Title:

MURRAY HILL FUNDING II, LLC, as a Lender

By:
Name:
Title:

SIGNATURE PAGE

TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

CROWDOUT CAPITAL LLC, as a Lender

By:
Name:
Title:

CROWDOUT CREDIT OPPORTUNITIES FUND LLC,
as a Lender
By:
Name:
Title:

SIGNATURE PAGE

TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

SCHEDULE A

DEFINITIONS

Capitalized terms used in this Agreement and the other Loan Documents shall have (unless otherwise provided elsewhere in this Agreement or in the other Loan Documents) the following respective meanings:

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by any Credit Party in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by any Credit Party.

“Act” means the Small Business Investment Act of 1958, as amended and in effect from time to time, and the regulations promulgated thereunder.

“Activation Notice has the meaning set forth in Section 3.26(e).

“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than 1.0%, then Adjusted Term SOFR shall be deemed to be 1.0%.

“Advances” shall mean one or more “Advances” (as defined in the Revolving Loan Agreement) made by the lenders under the Revolving Loan Agreement, pursuant to the terms of the Revolving Loan Agreement, in an aggregate principal amount outstanding at any time not exceeding the “Maximum Revolving Advance Amount” (as defined in the Revolving Loan Agreement).

“Affected Lender” has the meaning given to such term in Section 1.14(a).

“Affiliate” means, with respect to any Person: (i) each other Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power for the election of directors of such Person or (ii) each other Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means the Person identified as such in the preamble of this Agreement.

“Agreement” means this Agreement including all appendices, exhibits or schedules attached or otherwise identified thereto, restatements and modifications and supplements thereto, and any appendices, exhibits or schedules to any of the foregoing, each as in effect at the time such reference becomes operative; provided, that except as specifically set forth in this Agreement, any reference to the Disclosure Schedules to this Agreement shall be deemed a reference to the Disclosure Schedules as in effect on the Closing Date or in a written amendment thereto delivered by Borrower to Agent.

“Anti-Money Laundering Laws” has the meaning given to such term in Section 3.22.

“Anti-Money Laundering Measures” has the meaning given to such term in Section 3.22.

“Anti-Terrorism Laws” has the meaning given to such term in Section 3.22.

SCHEDULE A - 1

“Applicable Margin” for any of the Term Loans, ~~as of the Closing Date unless and until adjusted in accordance with the below~~from and after January 1, 2023, shall be equal to ~~9.0~~11.0% per annum.

~~Thereafter on a quarterly basis, effective as of the first Business Day of the Fiscal Quarter following receipt by Agent of the Compliance Certificate and Credit Parties’ quarterly financial statements required to be delivered under this Agreement for the previous Fiscal Quarter (each day of such delivery, a “Delivery Date”) commencing with the Fiscal Quarter ending March 31, 2021, the Applicable Margin for the Term Loans shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table set forth below corresponding to the Total Leverage Ratio for the trailing twelve (12) Fiscal Month period ending on the last day of the most recently completed Fiscal Quarter prior to the applicable Delivery Date (each such period, a “Calculation P~~eriod”):

~~TOTAL LEVERAGE RATIO~~	~~APPLICABLE MARGIN~~
~~Greater than or equal to 2.50:1.00~~	~~9.0%~~
~~Less than 2.50:1.00~~	~~8.50%~~

~~If Credit Parties shall fail to timely deliver the Compliance Certificate, financial statements, certificates and/or other information required under this Agreement, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above for the period commencing on the required delivery date of such financial statements, certificates and/or other information until the delivery thereof. In the event that (a) any financial statement delivered pursuant to Section 4.1 or Compliance Certificate delivered pursuant to this Agreement is shown to be inaccurate and (b) such inaccuracy if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period~~”) ~~than the Applicable Margin applied for such Applicable Period, then (i) Borrower shall promptly (but in any event within three (3) Business Days after such inaccuracy has been shown) deliver to Agent a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be the Applicable Margin corresponding to the information disclosed on the corrected Compliance Certificate, and (iii) Borrower shall immediately pay to Agent the accrued additional interest owing as a result of the application of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent. In the event that (c) any financial statement delivered pursuant to Section 4.1 or Compliance Certificate delivered pursuant to this Agreement is shown to be inaccurate and (d) such inaccuracy if corrected, would have led to the application of a lower Applicable Margin for any Applicable Period than the Applicable Margin applied for such Applicable Period, then (I) Borrower shall promptly (but in any event within three (3) Business Days after such inaccuracy has been shown) deliver to Agent a corrected Compliance Certificate for such Applicable Period, (II) the Applicable Margin for such Applicable Period shall be the Applicable Margin corresponding to the information disclosed on the corrected Compliance Certificate, and (III) Borrower shall receive a credit toward any future interest payments in an amount equal to the excess interest paid by Borrower as a result of the application of such lower Applicable Margin provided that the corrected Compliance Certificate is delivered to Agent within sixty (60) days of the date originally due under Section 4.1 and after such sixty (60) day period, no credit shall be given. The rights of Agent set forth above shall survive the Termination Date and are in addition to rights of Agent and Lenders under this Agreement or any other Loan Document.~~

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger, amalgamation or consolidation and including any sale and leaseback transaction) of any property excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by any Credit Party and (b) any issuance or sale of any Equity Interests of any Credit Party, in each case, to any Person other than (i) Borrower, (ii) any other Credit Party or (iii) other than for purposes of Section 5.4, any other Subsidiary.

“Assignee” has the meaning given to such term in Section 8(a).

“Assignment Agreement” has the meaning given to such term in Section 8(a).

SCHEDULE A - 2

“Attributable Indebtedness” shall mean, when used with respect to any sale and leaseback transaction, as at the time of determination, the present value (discounted at a rate equivalent to the applicable Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale and leaseback transaction.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor or interest period for such Benchmark that is not being used pursuant to Section 10.17(D). As of the date of this Agreement, the only Available Tenors are (a) for SOFR Loans, Adjusted Term SOFR based on Term SOFR with an interest period of 3 months, and (b) for Base Rate Loans under clause (d) of the definition of Base Rate, Adjusted Term SOFR for based on Term SOFR with an interest period of 1 month; provided, that Agent may select to use additional interest periods in accordance with the terms of Section 10.17(D) and such interest periods shall become Available Tenors upon such selection.

“Base Rate” means, as of any date of determination, a variable rate of interest per annum equal to the highest of (a) two percent (2%), (b) the “Prime Rate” as published by the Wall Street Journal as of such date of determination (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may reasonably select), (c) the sum of (i) the Federal Funds Rate plus (ii) one-half of one percent (0.50%), and (d) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 10.17.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (x) the alternate benchmark rate that has been selected by the Agent and the Borrower giving due consideration to (1) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities and (y) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than 1.00% per annum, the Benchmark Replacement will be deemed to be 1.00% per annum for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower giving due consideration to (x) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the

SCHEDULE A - 3

later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means in the case of a Benchmark Transition Event, the earlier of (1) the applicable Benchmark Replacement Date and (2) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period, if any, (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 10.17 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document pursuant to Section 10.17.

“Blocked Accounts” has the meaning given to such term in Section 3.26(a).

SCHEDULE A - 4

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation or unlimited liability corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the sole member or manager or the board of managers of such Person, (iii) in the case of any partnership, the board of directors or the board of managers, as applicable, of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or each Grantor’s business.

“Borrower” means the Persons identified as such in the preamble of this Agreement.

“Borrowing Availability” means the amounts available to be borrowed under Section 2.1(a) of the Revolving Credit Agreement as in effect on the date hereof without giving effect to any amendments or modifications thereto after the date hereof.

“Borrowing Base Certificate” (and the definitions used in such term) shall have the meaning ascribed thereto in the Revolving Credit Agreement as in effect on the date hereof without giving effect to any amendments or modifications thereto after the date hereof, except to the extent permitted by the Intercreditor Agreement.

“Braden” shall mean Braden Holdings, LLC, a Delaware limited liability company.

“Braden Mexico” shall mean Braden Manufacturing SA de CV, a company formed under the laws of Mexico. “BSA” has the meaning given to such term in Section 3.22.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Canadian Credit Party” means WISG Canada, WISG Nuclear, WISG Electrical and each other Credit Party joined hereto from time to time who is formed or organized under the laws of Canada or any province or territory thereof.

“Canadian AML/Sanction Laws” means Parts II.1, XII.2 and s. 354 of the Criminal Code (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Corruption of Foreign Public Officials Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), and the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), in each case including all regulations promulgated thereunder and as amended from time to time.

“Canadian Insolvency Laws” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), and any other applicable insolvency or other similar law of Canada or any province or territory thereof relating to bankruptcy, insolvency, assignments for the benefit of creditors, formal or informal moratoria, compositions, compromises or extensions generally with creditors, or proceedings seeking reorganization, recapitalization, arrangement, dissolution, liquidation, winding-up or other similar relief (including, without limitation, the Canadian corporate statutes when relied upon in connection with any of the foregoing, unless the reorganization or arrangement does not compromise the claims of creditors).

“Canadian Pension Plan” means each plan, program or arrangement that is a “registered pension plan” as such term is defined under subsection 248(1) of the Income Tax Act (Canada) or is subject to the funding requirements of applicable pension benefits legislation in any Canadian jurisdiction which is maintained, sponsored, administered or contributed to by a Credit Party or Subsidiary thereof.

“Capital Assets” means, with respect to any Person, all equipment, fixed assets and Real Property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.

SCHEDULE A - 5

“Capital Expenditures” means, with respect to any Person, all expenditures made directly or indirectly by the Credit Parties during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability).

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise would be disclosed as such in a note to such balance sheet, other than, in the case of Borrower, any such lease under which Borrower is the lessor; provided, no effect shall be given to any change to GAAP occurring after the Closing Date as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the Closing Date.

“Capital Lease Obligation” means, of any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, without giving effect to any change to GAAP as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on the Closing Date.

“Capital Provision Agreement” means, collectively, (a) that certain Capital Provision Agreement, dated as of September 1, 2020, by and between Holdings and the capital providers thereunder identified on Disclosure Schedule

(2)hereof (the “Capital Providers”), pursuant to which the Capital Providers have agreed to extend financing to the Borrower for certain legal proceedings described on Disclosure Schedule (2) hereto (the “Arbitration Proceeding”) and (b) that certain Security Agreement, dated as of September 1, 2020, by and between Holdings, as grantor and the Capital Providers, as secured parties, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Capital Provision Documents” means the Capital Provision Agreement and each agreement, document or instrument entered into between Holdings and the Capital Providers in connection with the foregoing.

“Captive Insurance Subsidiary” means a wholly-owned Subsidiary of a Credit Party formed after the Closing Date that

(a)provides bona fide risk-mitigation services for any Credit Party or the Credit Parties (and no other Persons), (b) is subject to regulation under applicable law as an insurance company, and (c) has been formed, and continues to be operated, because the Credit Parties have reasonably determined that either (1) the Credit Parties cannot find a third-party insurer to insure them against particular business risks that the insurance subsidiary provides insurance for, (2) the premiums paid to the insurance subsidiary result in material tax savings for the Credit Parties (taken on a consolidated basis), and/or (3) the insurance provided by the insurance subsidiary is more affordable, and/or offers better coverage (taken as a whole), than is available from a third-party insurer.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States or Canadian federal government or (ii) issued by any agency of the United States or Canadian federal government the obligations of which are fully backed by the full faith and credit of the United States or Canadian federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States or Canadian federal government, any state of the United States, any province or territory of Canada, or any political subdivision of any such state, province or territory or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States or under the laws of Canada or any province or territory thereof, (d) any Dollar-denominated or Canadian Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’

SCHEDULE A - 6

acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, or under the laws of Canada, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States or Canadian money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States or Canada; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Cash Management System” has the meaning ascribed to such term in Section 3.26(a).

“Casualty Event” shall mean any involuntary loss of title or ownership, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of a Credit Party. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“Change of Control” means any event, transaction or occurrence as a result of which:

(a)any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (i) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Holdings or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings;

(b)the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (i) were members of the board of directors of Holdings on the Closing Date, or (ii) were nominated for election by the board of directors of Holdings, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors;

(c)except with respect to Braden, Braden Mexico and any Inactive Subsidiary, in each case, to the extent permitted by this Agreement, the Borrower fails to own 100% (on a fully diluted basis) of the voting and economic interests of the Equity Interests of its Subsidiaries; or

(d)a “Change of Control” or term of similar import shall occur under the Revolving Loan Agreement.

“Charges” means all federal, state, provincial, territorial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to PBGC at the time due and payable), levies, customs or other duties, assessments, charges, liens, additional charges, interest, penalties, expenses, claims or encumbrances assessed or imposed by any Governmental Authority upon or relating to (i) the Collateral, (ii) the Obligations, (iii) the employees, payroll, income or gross receipts of any Credit Party, (iv) the ownership or use of any assets by any Credit Party, or (v) any other aspect of any Credit Party’s business.

“Chubb Proceedings” means the legal proceedings filed in October, 2020 against Chubb Group of Insurance Companies alleging the failure of Chubb to provide required insurance coverage for the payment of costs and expenses incurred by Holdings in connection with certain shareholder litigation and the prior restatement of its financial statements.

“Chief Executive Office” means the chief executive office of any Credit Party as set forth on Disclosure Schedule 3.2 hereto.

“Closing Certificate” means that certain closing certificate of Borrower delivered to Agent as of the Closing Date in substantially the form of Exhibit F.

SCHEDULE A - 7

“Closing Date” means the Business Day on which the conditions precedent set forth in Section 2 have been satisfied or specifically waived in writing by Agent and the Term Loan has been made.

“Closing Date Term Loan Commitment” means the commitment of each Lender under this Agreement to make or otherwise fund its portion of the Closing Date Term Loan as set forth on Schedule B attached hereto. The aggregate amount of the Closing Date Term Loan Commitments as of the Closing Date is $35,000,000.

“Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern.

“Collateral” has the meaning assigned to it in Section 6.1.

“Collateral Documents” means, collectively, the Pledge Agreements, the Mortgages, each Control Agreement, and all other U.S. and foreign law security agreements, pledge agreements, patent, trademark and industrial design security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a Lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent and the Lenders now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC, PPSA or any other applicable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent and the Lenders, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Compliance Certificate” means a compliance certificate in the form attached as Exhibit E hereto executed by a Responsible Officer of the Borrower relating to the consolidated financial performance of the Credit Parties.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Base Rate” and the definition of “U.S. Government Securities Business Day”, the addition of a concept of “interest period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate and to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of the Credit Parties for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of the Credit Parties for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication, the following:

(a)Consolidated Interest Expense for such period,

SCHEDULE A - 8

(b)Consolidated Amortization Expense for such period,

(c)Consolidated Depreciation Expense for such period,

(d)Consolidated Tax Expense for such period,

(e)any non-cash expense, loss or charge for such period, including any non-cash write-downs or non-cash write-offs including fixed asset impairments or write-downs, intangible asset impairments and deferred tax asset write-offs (except to the extent that such non-cash expense, loss or charge is reserved for cash expense, loss or charge to be taken in any future period) of the Credit Parties and their Subsidiaries for such period,

(f)any extraordinary losses and unusual or non-recurring charges, in each case, in cash, including, without limitation, any severance, integration, facilities closing or relocation costs and curtailments or modifications to pension and post retirement employee benefit plans in an aggregate amount not to exceed

$500,000 in any Fiscal Year,

(g)non-cash stock compensation expense,

(h)non-cash expenses recognized due to purchase accounting,

(i)one-time, non-recurring, customary and documented costs and expenses incurred in connection with the negotiation, execution and delivery of the Loan Documents in an aggregate amount not to exceed $4,850,000,

(j)the aggregate amount of all other non-cash charges, expenses or losses reducing Consolidated Net Income (including for certainty all unrealized foreign exchange losses but excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory) for such period,

(k)non-recurring losses and expenses incurred in connection with projects executed ~~in~~by Jacksonville, Florida management of the Credit Parties, one-time costs and expenses incurred in connection with the transmission and distribution business segment start-up, ~~and~~non-recurring costs and expenses arising out of the implementation of an ERP system, non-recurring costs and expenses arising out of pro forma headcount reductions implemented by the Credit Parties, and non-recurring costs and expenses arising out of the Champion/Powers litigation, in an aggregate amount not to exceed, (i) with respect to the Fiscal Quarter ending June 30, 2021, $264,190, (ii) with respect to the Fiscal Quarter ending September 30, 2021, $3,121,872, (iii) with respect to the Fiscal Quarter ending December 31, 2021, $320,443, (iv) with respect to the Fiscal Quarter ending March 31, 2022, $~~2,706,445~~3,706,445, ~~and~~ (v) with respect to the Fiscal Quarter ending June 30, 2022, $~~1,521,379~~2,521,379, (vi) with respect to the Fiscal Quarter ending September 30, 2022, $5,000,000, and (vii) with respect to the Fiscal Quarter ending December 31, 2022, $6,900,000, and

(y)subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (including for certainty all unrealized foreign exchange gains but excluding the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the measuring period and prior to the date of determination as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (a) Consolidated Interest Expense, and (b) the aggregate amount of scheduled principal payments in respect of Indebtedness, including that portion

SCHEDULE A - 9

of rental payments with respect to Capital Leases which is or should be applied as a reduction to the principal of such Capital Leases, determined on a consolidated basis for the Credit Parties and their respective Subsidiaries in conformity with GAAP.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of the Credit Parties, and all letter of credit exposure of the Credit Parties under the Revolving Loan Agreement, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Credit Parties for such period determined on a consolidated basis in accordance with GAAP, excluding upfront financing fees paid under the Fee Letters or under the Revolving Loan Documents, plus, without duplication:

(a)	imputed interest on Capital Lease Obligations and Attributable Indebtedness of the Credit Parties for such period;

(b)

commissions, discounts and other fees and charges owed by any Credit Party with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c)	amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by any Credit Party for such period;

(d)

cash contributions to any employee stock ownership plan or similar trust made by any Credit Party to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than interest paid to Borrower or a wholly-owned Subsidiary of Borrower) in connection with Indebtedness incurred by such plan or trust for such period;

(e)	all interest paid or payable with respect to discontinued operations of any Credit Party for such period;

(f)	the interest portion of any deferred payment obligations of any Credit Party for such period;

(g)	all interest on any Indebtedness of the Credit Parties of the type described in clause (f) or (k) of the definition of “Indebtedness” for such period.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the measuring period and prior to the date of determination in connection with any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Credit Parties determined on a consolidated basis in accordance with GAAP plus the net income (or loss) of the Permitted Joint Ventures; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)

the net income (or loss) of any Person (other than a Subsidiary of any Credit Party), including any Permitted Joint Venture, in which any Person other than a Credit Party or its Subsidiaries also has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by such Credit Party or (subject to clause (b) below) any of its Subsidiaries during such period;

(b)

the net income of any Subsidiary of any Credit Party during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period;

(c)	any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any

SCHEDULE A - 10

such loss), realized during such period by any Credit Party upon any Asset Sale (other than any dispositions in the ordinary course of business) by any Credit Party;

(d)	gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(e)	earnings resulting from any reappraisal, revaluation or write-up of assets;

(f)	unrealized gains and losses with respect to Hedging Obligations for such period; and

(g)

any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by any Credit Party during such period.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of the Credit Parties, for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” shall mean, for any period, the working capital (current assets (other than cash and Cash Equivalents) minus current liabilities (other than “Revolving Advances” under the Revolving Loan Agreement and any of Borrower’s current liabilities on such Revolving Advances and current maturities of long term Indebtedness) of the Credit Parties, for such period, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means a deposit account control agreement and/or lock box agreement among any financial institution at which a Blocked Account is maintained, the Agent and the applicable Credit Party, which shall provide, among other things, that such financial institution executing such agreement has no rights of setoff or recoupment or any other claim against such Blocked Account other than for payment of its service fees and other charges directly related to the administration of such account, and shall give the Agent (i) in the case of Blocked Accounts at offices located in the United States, “control” of such Blocked Account as such term is defined in Section 9-104 of the Code, or (ii) in the case of Blocked Account at offices located in Canada, de facto control of such Blocked Accounts, in each case subject to the terms of the Intercreditor Agreement.

“Copyrights” shall mean all of the following now owned or hereafter adopted or acquired by any Person: (i) all copyrights in any original work of authorship fixed in any tangible medium of expression, now known or later developed, all registrations and applications for registration of any such copyrights in the United States or any other country, including registrations, recordings and applications, and supplemental registrations, recordings, and applications in the

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United States Copyright Office and the Canadian Intellectual Property Office; and (ii) all Proceeds of the foregoing, including license royalties and proceeds of infringement suits, the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all renewals and extensions thereof.

“Credit Parties” means the Borrower and the Guarantors.

“Debt Issuance” shall mean the incurrence by any Credit Party of any Indebtedness after the Closing Date (other than as permitted by Section 5.1).

“Debtor Relief Laws” means the U.S. Bankruptcy Code, the Canadian Insolvency Laws, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning assigned to it in Section 1.5(c).

“Delayed Draw Term Loan” has the meaning assigned to it in Section 1.1(b).

“Delayed Draw Term Loan Borrowing Request” means each Delayed Draw Term Loan Borrowing Request delivered to Agent in substantially the form of Exhibit J pursuant to Section 1.1(b).

“Delayed Draw Term Loan Commitment” means the maximum amount, if any, that each Lender under this Agreement may make or otherwise fund as Delayed Draw Term Loans, which maximum amount is set forth opposite such Lender’s name on Schedule B or as otherwise documented by such Lender under the Loan Documents, as adjusted from time to time in accordance with this Agreement. The aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date is $15,000,000.

“Delayed Draw Term Loan Commitment Expiration Date” means the earliest of (a) the date on which the Delayed Draw Term Loan Commitments are terminated and have been reduced to zero (0), (b) the date on which the entire amount of the Delayed Draw Term Loan Commitments has been borrowed, or (c) the date that is eighteen (18) months after the Closing Date.

“Delayed Draw Term Loan Funded Amount” means, with respect to any Delayed Draw Term Loan Lender at any time, the aggregate principal amount of the Delayed Draw Term Loan funded by such Delayed Draw Term Loan Lender.

“Delayed Draw Term Loan Lender” means each of those certain financial institutions set forth on Schedule B attached hereto that has a Delayed Draw Term Loan Commitment as set forth on Schedule B hereto and such other financial institutions that may from time to time make a Delayed Draw Term Loan under the Loan Documents, and if at any time any Delayed Draw Term Loan Lender shall decide to assign or syndicate all or any of its Delayed Draw Term Loan Commitment subject to Section 8(a) of this Agreement, such term shall include such assignee or such other members of the syndicate.

“Designated Person” has the meaning assigned to it in Section 3.22(a).

“Disqualified Capital Stock” shall mean, with respect to any Person, any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that (x) would not constitute Disqualified Capital Stock

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but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring shall not constitute Disqualified Capital Stock or (y) are issued pursuant to a plan for the benefit of employees of any Credit Party or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations (provided, further, that Credit Parties shall only be permitted to make redemptions and/or repurchases of such Equity Interests in accordance with the terms of Section 5.7).

“Distributions” shall mean, collectively, with respect to each Credit Party, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity), or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Credit Party in respect of or in exchange for any or all of the Pledged Securities.

“Dollars” or “$” means lawful currency of the United States of America.

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the OFAC or resides, is organized or chartered in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law relating to terrorism, trade sanctions programs and embargoes, money-laundering or bribery.

“Environmental Laws” means all federal, state, provincial, territorial and local laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

“Environmental Liabilities” means all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages of whatever nature, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand of whatever nature by any Person and which relate to any health or safety condition regulated under any Environmental Law, environmental permits or in connection with any Release, threatened Release, or the presence of a Hazardous Material.

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Holdings after the Closing Date of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Holdings; provided, however, that an Equity Issuance shall not include (x) any Preferred Stock Issuance or Debt Issuance, (y) any such sale or issuance by Holdings of not more than an aggregate amount of five percent (5.0%) of its Equity Interests (including its Equity Interests issued upon exercise of any option, warrant, convertible security or option or warrants or options to purchase its Equity Interests but excluding Disqualified Capital Stock), in each case, to directors, officers or employees of any Credit Party and (z) any Excluded Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is

SCHEDULE A - 13

treated as a single employer under Section 414(b), (c), (m) or (o) of the IRC, or, solely for the purposes of Section 302 of ERISA and Section 412 of the IRC, is treated as a single employer under Section 414 of the IRC.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as referenced in Section 412 of the IRC or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412 of the IRC or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Credit Party or any ERISA Affiliate of any material liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan in an involuntary termination proceeding; (f) the incurrence by any Credit Party or any ERISA Affiliate of any liability with respect to any withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to it in Section 7.1.

“Excess Cash Flow” means, with respect to any period,

(a)the sum of (i) Consolidated EBITDA plus (ii) decreases in Consolidated Working Capital during such period, minus

(b)the sum of (i) Capital Expenditures (excluding the financed portion thereof and excluding any Capital Expenditures in such Fiscal Year to the extent in excess of the amount permitted to be made in such Fiscal Year pursuant to the Loan Documents), plus (ii) Consolidated Interest Expense paid or accrued (excluding any original issue discount, interest paid in kind or amortized debt discount, to the extent included in Consolidated Interest Expense) and scheduled principal payments paid or payable in respect of funded debt, plus (iii) increases in Consolidated Working Capital during such period; plus (iv) income and franchise taxes of Borrower and its Subsidiaries that were paid in cash during such period; plus or minus (as the case may be)

(c)extraordinary gains or losses for such period which are cash items not included in the calculation of Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Accounts” shall mean (a) any Deposit Account that is used solely for payroll, payroll taxes, other employee wage and benefit payments, or other fiduciary purposes, (b) any Excluded ZBA Disbursement Accounts, and (c) (i) only until and including, but not after, February 1, 2023 (or such later date as agreed to by Agent in its sole discretion), any Excluded Canadian Accounts and the Specified Canadian Account, and (ii) only until and including, but not after, June 30, 2023 (or such later date as agreed to by Agent in its sole discretion), the Specified Canadian Account.

“Excluded Asset” means each of the following assets of a Credit Party (provided, the term Excluded Asset shall not at any time include (x) the Proceeds, products, substitutions or replacements of any such asset or (y) any asset that at any time ceases to satisfy the criteria to constitute an Excluded Asset (whether as a result of any Credit Party obtaining any applicable consent, any regulatory change, or otherwise)):

(a)any leasehold interest in Real Property and any fee-owned Real Property other than Material Owned Real Property;

(b)until such date as all “Secured Obligations” (as such term is defined in the Capital Provision Agreement as in effect as of the Closing Date) have been satisfied in full and the Capital Provision Agreement has been terminated, the “Collateral,” as such term is defined in the Capital Provision Agreement in effect on the Closing Date, in which the Borrower previously has granted a security interest to the Capital Providers in connection with the “Arbitration Proceeding” (as such term is defined in the definition of Capital Provision Agreement); provided, however, it is

SCHEDULE A - 14

understood and agreed that in the event any amounts are paid to the Borrower in connection with the Arbitration Proceeding, whether pursuant to an arbitration award, settlement of the Arbitration Proceeding or otherwise (collectively, an “Arbitration Recovery”), the Proceeds of such Arbitration Recovery (calculated after giving effect to the payment of all obligations owing by the Borrower to the litigation finance partner pursuant to written agreements between the Borrower and such litigation finance partner, costs, fees and expenses incurred or payable by the Borrower in connection with the Arbitration Proceeding, including, without limitation, all legal costs and disbursements incurred or made by the Borrower in connection with the Arbitration Proceeding) shall not, for the avoidance of doubt, constitute Excluded Assets and Agent shall have a Lien on such Proceeds; provided, that the priority of any Lien of Agent on such Proceeds shall be subject to the terms of the Intercreditor Agreement;

(c)any lease, license, contract, property right or agreement to which any Credit Party is a party or any of its rights or interests thereunder if and for so long as the grant of the security interest to Agent with respect thereto is prohibited by applicable law; provided that such asset shall no longer be an Excluded Asset immediately at such time the grant of a security interest therein shall no longer be prohibited by applicable law;

(d)property subject to a purchase money security agreement or Capital Lease to the extent and for so long as (i) the documentation providing for such purchase money indebtedness or capital lease prohibits the creation of a lien on such assets or (ii) otherwise requires consent (unless such consent has been obtained (it being understood that there shall be no obligation to obtain such consent)); provided that such assets shall no longer be an Excluded Asset immediately at such time as the contractual prohibition, or consent right, shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such assets that is not subject to such prohibition or consent right,

(e)any lease, license, contract, property right or agreement to which any Credit Party is a party, in each case in existence on the Closing Date or upon acquisition of the relevant Subsidiary party thereto, or any of its rights or interests thereunder: (i) if and for so long as the grant of the security interest to Agent with respect thereto (A) shall constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Credit Party therein, (B) shall constitute or result in a breach, default or termination pursuant to the terms thereof, other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity, or (C) otherwise requires consent thereunder (unless such consent has been obtained (it being understood that there shall be no obligation to obtain such consent)); and (ii) such prohibition, termination right or consent requirement is not entered into in contemplation of the Loan Documents; provided that such asset shall no longer be an Excluded Asset immediately at such time as the condition causing such abandonment, invalidation, unenforceability, breach, default or termination shall be remedied and to the extent severable, shall attach immediately to any portion of such asset that does not result in any of the consequences specified herein;

(f)any “intent-to-use” trademark application, filed pursuant to Section 1(b) of the Lanham Act, 17 USC. § 1051(b), prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto (as each is defined in such act), to the extent, if any, that, and solely during the period, if any, in which, the grant of the security interest of Agent with respect thereto would impair the validity or enforceability of such intent-to-use trademark application or any registration that issues from such intent-to-use application under applicable federal law;

(g)other than as specifically provided in this definition, any asset with respect to which Agent shall have reasonably determined in good faith that the burden or cost of obtaining a security interest in such asset exceeds the practical benefit to the Agent and secured parties of the security to be afforded thereby.

“Excluded Canadian Accounts” means the bank accounts of the Credit Parties with TD Canada Trust with account numbers as previously identified to Agent in writing with account numbers ending 5616, 2137, 1733, 1806, 1865, 1698, 1701, 4948 and 1951.

“Excluded Issuance” shall mean an issuance and sale of Qualified Capital Stock of Holdings, to the extent such Qualified Capital Stock is used, or the Net Cash Proceeds thereof shall be, within forty-five (45) days of the consummation of such issuance and sale, used, without duplication, to finance Capital Expenditures.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being

SCHEDULE A - 15

organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. or Canadian federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 1.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 8(b); (d) any withholding Taxes imposed under FATCA; and (e) taxes imposed under Part XIII of the Income Tax Act (Canada) on amounts paid by a Canadian Credit Party that arise as a consequence of the recipient of the payment (i) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with the Canadian Credit Party, (ii) being a “specified non-resident shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of the Canadian Credit Party, or (iii) not dealing at arm’s length (within the meaning of the Income Tax Act (Canada)) with a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of the Canadian Credit Party.

“Excluded ZBA Disbursement Accounts” has the meaning assigned thereto in Section 3.26(b).

“Executive Orders” has the meaning given to such term in Section 3.22.

“Existing Letters of Credit” means those letters of credit outstanding as of the Closing Date and set forth on Disclosure Schedule (5.1), issued by Wells Fargo Bank, National Association for the account of Holdings or its Subsidiaries.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Credit Party not in the ordinary course of business (and not consisting of any Proceeds described in any of Section 1.2(c) through (f)), including Proceeds from the Arbitration Recovery, the Chubb Proceedings and/or the Koontz-Wagner Bankruptcy Proceedings, life insurance proceeds, purchase price and other monetary adjustments made in connection with any Permitted Acquisition or other acquisition permitted under the Loan Documents and/or indemnification payments made in connection with any such Permitted Acquisition or acquisition of substantially all of the assets or Equity Interests of another Person; provided, that Extraordinary Receipt shall exclude (a) working capital adjustments in connection with any such Permitted Acquisition or acquisition, and (b) indemnification payments received by any Credit Party pertaining to any such Permitted Acquisition or acquisition to the extent that the amounts so received are applied (within 90 days after receipt) for the purpose of remedying the condition giving rise to the claim for indemnification.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.

“Fee Letters” has the meaning assigned to it in Section 1.6.

“Fees” means any and all fees due to Agent as set forth in Section 1.6.

“Financial Statements” means, with respect to any Person, the income statement, balance sheet and statement of cash flows of such Person, prepared for the time period specified and prepared in accordance with GAAP setting forth in each case in comparative form the figures for such time period the previous year, certified by a Responsible Officer as being fairly stated in all material respects.

“Fiscal Month” means any of the monthly accounting periods of Borrower. “Fiscal Quarter” means any of the quarterly accounting periods of Borrower.

“Fiscal Year” means the twelve (12) month period of Borrower ending December 31 of each year. Subsequent changes of the fiscal year of Borrower shall not change the term “Fiscal Year” unless Agent shall consent in writing to such change.

SCHEDULE A - 16

“Fixed Charge Coverage Ratio” means, with respect to any Person for any measuring period of twelve (12) Fiscal Months, the ratio of (a) (i) Consolidated EBITDA for such measuring period minus (ii) Capital Expenditures for such measuring period (other than any Capital Expenditures financed by the incurrence of Indebtedness permitted under this Agreement), minus (iii) United States, Canadian, state, provincial, local and foreign taxes paid by such Person in cash during such period, minus (iv) any Restricted Payments to the extent actually made (provided that this clause shall not impair or modify any restriction on the making of a Restricted Payment that is not permitted to be made under this Agreement or the Loan Documents) during such period, minus (v) payments on the Permitted Koontz-Wagner Pension Plan Obligations to the extent actually made (provided that this clause (vi) shall not impair or modify any restriction on the making of a payment that is not permitted to be made under this Agreement or the Loan Documents), minus (vii) investments in Permitted Joint Ventures in accordance with Section 5.3 paid by such Person during such period, to (b) Consolidated Fixed Charges for such measuring period; provided that:

(A)the Consolidated EBITDA for the Fiscal Quarter ending June 30, 2020 and September 30, 2020 shall be deemed to be $4,988,638 and $4,053,202, respectively;

(B)all amounts under this definition (other than as set forth in clause (A) above) for the trailing twelve (12) Fiscal Month period ending March 31, 2021, shall mean all such amounts during the period from December 31, 2020 to March 31, 2021, multiplied by 4;

(C)all amounts under this definition (other than as set forth in clause (A) above) for the trailing twelve (12) Fiscal Month period ending June 30, 2021, shall mean all such amounts during the period from December 31, 2020 to June 30, 2021, multiplied by 2; and

(D)all amounts under this definition (other than as set forth in clause (A) above) for the trailing twelve (12) Fiscal Month period ending September 30, 2021, shall mean all such amounts during the period from December 31, 2020 to September 30, 2021, multiplied by 12/9.

“Foreign Lender” shall have the meaning ascribed to such term in Section 8(b)(ii).

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia or Canada or any province or territory thereof.

“Formula Amount” (and the definitions used in such term) shall have the meaning ascribed thereto in the Revolving Credit Agreement as in effect on the date hereof without giving effect to any amendments or modifications thereto after the date hereof, except to the extent permitted by the Intercreditor Agreement.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“GPEG” means GPEG, LLC, a Delaware limited liability company. “Grantor” means Borrower and each Subsidiary Guarantor.

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such guaranteeing Person (whether or not contingent): (i) to purchase or repurchase any such primary obligation; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) to indemnify the owner of such primary obligation against

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loss in respect thereof.

“Guaranteed Obligations” shall have the meaning ascribed to such term in Section 11.1.

“Guarantees” shall mean the guarantees issued pursuant to Article XI by Holdings and the Subsidiary Guarantors.

“Guarantors” means Holdings and the Subsidiary Guarantors.

“Hazardous Material” means any substance, material or waste that is regulated by or forms the basis of liability now or hereafter under, any Environmental Law, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Law, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCBs), or any radioactive substance.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Inactive Subsidiary” shall mean each of GPEG, Power and Steam.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid or accrued, other than trade accounts payable, taxes and utility charges incurred in the ordinary course of business on customary terms and not overdue by more than 120 days, except, in the case of such accounts payable overdue by more than 120 days, such accounts payable are being contested in good faith and reserves have been made; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 120 days, except for accounts payable being contested in good faith and for which reserves have been made, (ii) any earn-out obligation until such obligation is due and payable and (iii) deferred or equity compensation arrangements entered into in the ordinary course of business and payable to directors, officers and employees made in accordance with Section 5.7(vii)); (f) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such Person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such Person; (i) all Attributable Indebtedness of such Person; (j) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guarantee, bankers’ acceptances and similar credit transactions; (k) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product; (l) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Stated Maturity Date valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; and (m) all Contingent Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (l) above. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities” and “Indemnified Person” have the respective meanings assigned to them in Section 1.10.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Industrial Design” means, with respect to any Person and throughout the world, all of the following now owned or hereafter acquired by such Person: (i) all industrial designs, intangibles of like nature and any work subject to the design laws of Canada or any other country, (ii) all registrations and applications for registrations of any such industrial designs in Canada or any other country, including registrations in the Canadian Intellectual Property Office, (iii) income, fees, royalties, damages, claims and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) rights corresponding thereto throughout the world.

“Insurance Requirements” means, collectively, all provisions of the insurance policies, all requirements of the issuer of any of the insurance policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Credit Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, Industrial Designs, trade secrets and customer lists.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of even date herewith, among Agent and the Revolving Agent, as amended from time to time in accordance with its terms.

“IRC” and “IRS” mean respectively, the Internal Revenue Code of 1986 and the Internal Revenue Service, and any successors thereto.

“Joinder Agreement” means each Joinder Agreement of a new Subsidiary delivered to the Agent after the Closing Date in substantially the form of Exhibit H pursuant to Sections 1.12 and 3.28(b).

“Judgment Conversion Date” has the meaning given to such term in Section 10.19.

“Judgment Currency” has the meaning given to such term in Section 10.19.

“Lender” means each of those certain financial institutions set forth on Schedule B attached hereto, and if at any time any Lender shall decide to assign or syndicate all or any of the Obligations subject to Section 8(a) of this Agreement, such term shall include such assignee or such other members of the syndicate.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Fiscal Quarter, the greater of (a) one percent (1.0%) per annum and (b) the offered rate per annum for deposits of Dollars for an interest period of 3 months that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of each Fiscal Quarter or, for the period from the Closing Date until the end of the first Fiscal Quarter after the Closing Date, prior to the Closing Date, or if no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of each Fiscal Quarter by major financial institutions reasonably satisfactory to Agent in the interbank market for such Fiscal Quarter for the applicable principal amount on such date of determination.

“Licenses” shall mean, with respect to each Grantor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark, Copyright or Industrial Design or any other patent, trademark, copyright or industrial design, whether such Grantor is a licensor or licensee, distributor or distributee

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under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks, Copyrights or Industrial Design or any other patent, trademark, copyright or industrial design.

“Lien” means any mortgage, security deed or deed of trust, deemed trust (statutory or otherwise), pledge, hypothecation, hypothec, assignment, deposit arrangement, lien, charge, claim, security interest, security title, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code, the PPSA or comparable law of any jurisdiction).

“Liquidity” means, as of any date of determination, the sum of (a) Credit Parties’ unrestricted cash and Cash Equivalents, plus (B) Borrowing Availability under the Revolving Credit Agreement,

“Lists” has the meaning given to such term in Section 3.22.

“Litigation” means any claim, lawsuit, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority.

“Loan” has the meaning given to such term in Section 1.1.

“Loan Documents” means this Agreement, each Note, the Guarantee, each Mortgage (if any), the Pledge Agreement, the Control Agreements, the Fee Letters, each Power of Attorney, any waiver or consent of a landlord or mortgagee executed in favor of Agent for the benefit of the Lenders, and all other agreements, instruments, documents and certificates identified in Schedule D executed and delivered to, and in favor of, Agent and including all other agreements, pledges, consents, assignments, contracts and notices whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to, and in favor of, Agent in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Mandatory Prepayments” has the meaning given to such term in Section 1.2(b).

“Margin Stock” has the meaning given to such term in Section 3.8.

“Material Adverse Effect” means a fact, event, circumstance or other effect that, alone or with other facts, events, circumstances or other effects that (a) has resulted in, or could reasonably be expected to result in a material adverse change in the business, condition (financial or otherwise), operations, assets, liabilities (contingent or otherwise) or properties of the Borrower and its Subsidiaries, taken as a whole, (b) impairs, or could reasonably be expected to impair, the ability of the Credit Parties to make any payment or perform any of their other obligations under the Loan Documents or the ability of the Agent or any Lender to enforce its rights and remedies under the Loan Documents, (c) has resulted in, or could reasonably be expected to result in, in a material adverse effect on the liens, including the priority thereof, granted by the Credit Parties in the assets of the Credit Parties or (d) has resulted in, or could reasonably be expected to result in, a material adverse effect on the validity or enforceability of any Loan Document.

“Material Holder” means, with respect to any Credit Party, (a) any Person that owns or has the power to vote 25% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors of such Credit Party or other Persons performing similar functions for such Credit Party, or (b) any Person that has the power to direct or cause the direction of the management and policies of such Credit Party whether by ownership of equity interests, contract or otherwise.

“Material Owned Real Property” means (a) the Real Property owned by any Credit Party listed in the Perfection

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Certificate dated as of the Closing Date and (b) any other Real Property owned by a Credit Party or acquired by a Credit Party with a fair market value in excess of $1,000,000.

“Maturity Date” means, with respect to the Term Loan, the earliest to occur of (i) the date of the termination of the acceleration of the maturity of any Obligations pursuant to Section 7.2 and (ii) the Stated Maturity Date.

“Maximum Lawful Rate” has the meaning given to such term in Section 1.5(e).

“Maximum Priority Revolving Loan Debt” has the meaning ascribed to such term in the Intercreditor Agreement.

“Mortgage” means any mortgage or deed of trust from the relevant Credit Party in favor of Agent for the benefit of the Lenders relating to such Credit Party’s real property owned as of the Closing Date, if any, and any other mortgage or deed of trust delivered to the Agent pursuant to Section 3.28.

“Mortgaged Property” shall have the meaning assigned to such term in the Mortgages.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Grantor or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Grantor or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Grantor could incur liability.

“Net Cash Proceeds” shall mean:

(a)

with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by any Credit Party (including cash proceeds subsequently received (as and when received by any Credit Party) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Credit Party’s good faith estimate of income taxes actually paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by any Credit Party associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Credit Party’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within ninety (90) days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within ninety (90) days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b)

with respect to any Debt Issuance, any Equity Issuance or any other issuance or sale of Equity Interests by any Credit Party (other than to another Credit Party), the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith (including reasonable attorney’s, accountant’s and other similar professional advisor’s fees); and

(c)

with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Non-Funding Lender” has the meaning given to such term in Section 1.13.

“Note” means any Term Note.

“NQAP License” means all rights, permits, licenses, approvals and privileges (including all Permits) granted to a Person

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from time to time in connection with a Nuclear Quality Assurance Plan.

“NRC License” means all rights, permits, licenses, approvals and privileges (including all Permits) granted to a Person from time to time by the U.S. Nuclear Regulatory Commission.

“Obligations” means all loans, advances, debts, expense reimbursement, fees, liabilities, and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by Borrower and any other Credit Party to the Lenders arising under any of the Loan Documents, of any kind or nature, present or future, and all covenants and duties regarding such amounts. This term includes all principal, interest, Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to Borrower under any of the Loan Documents (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loan, and Fees, Charges, costs, expenses and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest or a claim for such Fees, Charges, costs and expense is allowed in such proceeding), and all principal and interest due in respect of the Loan and all obligations and liabilities of any Guarantor under any Guarantee.

“OFAC” has the meaning given to such term in Section 3.22.

“OFAC Laws and Regulations” has the meaning given to such term in Section 3.22.

“Officers’ Certificate” means a certificate executed by the chairman of the Board of Directors (if an officer), the Chief Executive Officer or the president and one of the Responsible Officers, each in his or her official (and not individual) capacity.

“Organization Charts” has the meaning ascribed to such term in Section 2.1(s).

“Organizational Documents” shall mean, with respect to any Person, (i) in the case of any corporation or unlimited liability corporation, the certificate or articles of incorporation, as applicable, and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“Other Lists” has the meaning given to such term in Section 3.22.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Ownership Interests” means, as applied to any Person, corporate stock and any and all securities, shares, partnership interests (whether general, limited, special or other), limited liability company interests, membership interests, equity interests, participations, rights or other equivalents (however designated and of any character) of corporate stock of such Person or any of the foregoing issued by such Person (whether a corporation, a partnership, a limited liability company or another entity) and shall include securities convertible into Ownership Interests and rights, warrants or options to acquire Ownership Interests.

“Participant” has the meaning given to such term in Section 8(a).

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“Participant Register” has the meaning given to such term in Section 8(a).

“Patents” means all of the following in which any Person now holds or hereafter acquires any interest: (i) all letters patent and patents of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent and patents of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country; and (ii) all reissues, continuations, continuations-in-part or extensions thereof.

“Payment Date” has the meaning given to such term in Section 1.1.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” means a certificate in the form of Exhibit A attached to this Agreement or any other form approved by the Agent, as the same shall be supplemented from time to time.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” shall mean any transaction for the (a) acquisition of all or substantially all of the assets or property of any Person, or of any business or division of any Person; or (b) acquisition (including by merger or consolidation) of the Equity Interests of any Person that becomes a Subsidiary after giving effect to such transaction; provided that each of the following conditions shall be met:

(i)	no Default then exists or would result therefrom;

(ii)	the Credit Parties shall have delivered to Agent a pro forma balance sheet, pro forma financial statements and a Compliance Certificate demonstrating that, both before and after giving effect to such transaction on a Pro Forma Basis, (A) Holdings and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 4.2 as of the most recent Measuring period (assuming (x) for purposes of Section 4.2, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant measuring period ending on or prior to the date of such transaction, had occurred on the first day of such relevant measuring period and (y) if such transaction is to be consummated prior to the last day of the first measuring period for which the covenants in Section 4.2 are required to be satisfied, the levels required for such first measuring period shall be deemed to apply in determining compliance with such covenants for purposes of this clause (A)), (B) the Total Leverage Ratio does not exceed 3.25:1.00 (with such Total Leverage Ratio calculated on a Pro Forma Basis as described in the immediately preceding clause (A)) and (C) the Borrower shall have Undrawn Availability (as defined in the Revolving Loan Agreement) of not less than $7,500,000;

(iii)	no Credit Party shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, Person or properties acquired, except obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Credit Party hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

(iv)	the Person or business to be acquired shall be, or shall be engaged in, a business of the type that the Credit Parties are permitted to be engaged in under Section 5.6 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Loan Documents and shall be free and clear of any Liens, other than Permitted Liens;

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(v)	with respect to the acquisition of Equity Interests, the Person to be acquired shall (i) have a positive Consolidated EBITDA, calculated in accordance with GAAP immediately prior to such acquisition, (ii) be added as a Borrower or a Guarantor in accordance with Section 3.28 and be jointly and severally liable for all Obligations, and (iii) grant to Agent a first priority Lien in all of its assets;

(vi)	if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Credit Party and newly formed for the sole purpose of effecting such acquisition;

(vii)	the Board of Directors of the Person to be acquired shall have approved the acquisition;

(viii)	all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;

(ix)	unless the Agent shall otherwise agree, Borrower shall have provided the Agent with (A) historical Financial Statements for the last three Fiscal Years (or, if less, the number of years since formation) of the Person or business to be acquired (audited if available without undue cost or delay) and unaudited Financial Statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding three years pertaining to the Person or business to be acquired and updated projections for Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the Person or business to be acquired as may be reasonably requested by the Agent;

(x)	at least ten (10) Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Agent an Officer’s Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and

(xi)	the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions since the Closing Date shall not exceed $5 million; provided that (i) any Equity Interests constituting all or a portion of such Acquisition Consideration shall not have a cash dividend requirement on or prior to the Maturity Date and (ii) any earn-out payments or deferred or future payments shall be subject to a subordination agreement (in form and substance reasonably acceptable to Agent) in favor of Agent subordinating payment of such earn-out payments or deferred or future payments to Agent and such payment obligations shall be unsecured.

“Permitted Captive Insurance Subsidiary” means a Captive Insurance Subsidiary that Agent has approved as a Permitted Captive Insurance Subsidiary pursuant to Section 5.21.

“Permitted Joint Venture” means any joint venture or partnership between a Credit Party, on the other hand, and any other Person, on the other hand (each, a “Joint Venture”) so long as (a) immediately prior to and after giving pro forma effect to the formation and capitalization of such Joint Venture, no Default or Event of Default exists; (b) the assets, businesses or activities of the Joint Venture are consistent with the then-current business plan of the Credit Parties; (c) no Indebtedness or Liens are assumed or incurred by such Credit Party as a result of the formation and capitalization of, or as a result of any subsequent investment in, the Joint Venture, except as otherwise expressly permitted by Section 5.1 or Section 5.2; and (d) such Credit Party, the Joint Venture or the customer or customers of the Joint Venture shall obtain customary liability and commercial insurance, in amounts and from reputable insurers as may be necessary for prudent execution of work by the Joint Venture.

“Permitted Koontz-Wagner Pension Plan Obligations” means obligations of the Credit Parties in an aggregate amount not to exceed $2,700,000 for their obligations arising under the International Brotherhood of Electrical Workers Local Union 1392 multi-employer pension plan of Koontz-Wagner Custom Controls Holdings LLC (which

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Person was previously a Subsidiary of the Credit Parties and filed a voluntary petition for relief under Chapter 7 of Title 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of Texas on July 11, 2018 (the proceedings relating to such petition, the “Koontz-Wagner Bankruptcy Proceedings”).

“Permitted Liens” means the following encumbrances: (i) Liens for taxes or assessments or other governmental Charges or levies, including Priority Payables, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of Section 3.09; (ii) carriers’, warehousemen’s, suppliers’, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business and securing indebtedness not yet due and payable or overdue for more than 30 days or being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP; (iii) attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings, provided that the same are discharged, or that execution or enforcement thereof is stayed pending appeal, within thirty (30) days or (in the case of any execution or enforcement pending appeal) such lesser time during which such appeal may be taken; (iv) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title thereto, so long as the same do not materially impair the use, value, or marketability of such real estate; (v) Purchase Money Liens securing Purchase Money Obligations (or rent) and Capital Leases, in each case, to the extent permitted under Section 5.1; (vi) Liens in favor of Agent for the benefit of the Lenders securing the Obligations; (vii) Liens in favor of Revolving Agent securing all obligations, indebtedness and liabilities of the Credit Parties under the Revolving Loan Agreement in an amount not to exceed the Maximum Priority Revolving Loan Debt; (viii) Liens existing on the date hereof and listed on Schedule 9 of the Perfection Certificate dated as of the Closing Date; (ix) (A) pledge or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien being registered or enforced in respect of any Priority Payables and other than any Lien imposed by ERISA), (B) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance and (C) Liens on insurance premium returns and insurance proceeds granted in favor of insurance companies in connection with the financing of insurance premiums with respect thereto in the ordinary course of business; (x) deposits and Liens to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, indemnity, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business; (xi) Liens that are contractual rights of set-off (A) solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Credit Party, in each case, which set-off rights are granted in the ordinary course of business in favor of the depository bank or financial institution with which such accounts are maintained, securing amounts owing to such bank or institution with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, provided that, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness (other than (1) Indebtedness up to the Maximum Priority Revolving Debt Amount to the extent one of the Lenders under the Revolving Loan Agreement, or an Affiliate of such a Lender, is the applicable depository bank or financial institution and such Lien is subject to the Intercreditor Agreement, and (2) Indebtedness (that does not constitute Indebtedness for borrowed money) that is owed to any depository or cash management bank that provides cash management services to the Credit Parties), (B) solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Credit Party, in each case, which set-off rights relate to pooled deposit or sweep accounts of the Credit Parties or any Subsidiary (so long as such Subsidiary remains a Subsidiary) to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, provided that, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness (other than (1) Indebtedness up to the Maximum Priority Revolving Debt Amount to the extent one of the Lenders under the Revolving Loan Agreement, or an Affiliate of such a Lender, is the applicable depository bank or financial institution and such Lien is subject to the Intercreditor Agreement, and (2) Indebtedness (that does not constitute Indebtedness for borrowed money) that is owed to any depository or cash management bank that provides cash management services to the Credit Parties), or (C) relating to purchase orders and other agreements entered into with customers of a Credit Party or any of their Subsidiaries in the ordinary course of business; (xii) the filing of Code and PPSA financing statements solely as a precautionary measure in connection with operating leases entered into by a Credit Party or any of its Subsidiaries in the ordinary course of business; (xiii) Liens in connection with the cash collateralization of the Existing Letters of Credit (and any replacements thereof), so long as the amount secured thereunder does not exceed 105% of the aggregate face amount of such Existing Letters of Credit (or such replacement letters of credit); (xiv) Liens in favor of customs and revenue authorities arising as a matter of applicable Requirements of Law to secure payment of custom duties in connection with the importation of goods in the

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ordinary course of business; (xv) non-exclusive licenses of Intellectual Property and other intellectual property rights in the ordinary course of business and not interfering in any material respect with the business of any Credit Party, and (xvi) Liens described in clause (b) of the definition of “Excluded Assets.”

“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, provincial, territorial, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

“PIK Rate” means the per annum rate equal to (a) Adjusted Term SOFR, plus (b) the Applicable Margin, minus (c) 10% per annum.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect of which any Credit Party or any ERISA Affiliate is or, within the preceding five years, was an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means that certain Pledge Agreement, dated as of the Closing Date, by and among the Credit Parties and the Agent pledging as Collateral for the Obligations any Ownership Interests of Subsidiaries owned by each Credit Party other than those Ownership Interests constituting Excluded Assets, as amended, restated, supplemented or otherwise modified from time to time.

“Pledged Securities” shall mean, collectively, with respect to each Credit Party, (i) all issued and outstanding Equity Interests of each issuer set forth in the Perfection Certificate as being owned by such Credit Party and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Credit Party (including by issuance), together with all rights, privileges, authority and powers of such Credit Party relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Credit Party in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any Subsidiary, which Equity Interests are hereafter acquired by such Credit Party (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such Subsidiary acquired by such Credit Party (including by issuance), together with all rights, privileges, authority and powers of such Credit Party relating to such Equity Interests or under any Organizational Document of any such Subsidiary, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Credit Party in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Credit Party in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation, merger or amalgamation of any issuer of such Equity Interests; provided, however, that Pledged Securities shall not include any Equity Interests which are not required to be pledged pursuant to Section 3.28 or that constitute Excluded Assets.

“Post-Closing Organization Chart” has the meaning ascribed to such term in Section 2.1(s).

“Power” means Global Power Professional Services, Inc., a Delaware corporation.

“Power of Attorney” means each Power of Attorney of the Credit Parties delivered to Agent as of the Closing Date in substantially the form of Exhibit D and any Power of Attorney delivered to the Agent after the Closing Date pursuant to Section 1.12.

“PPSA” means the Personal Property Security Act (British Columbia) (and other equivalent personal property security legislation in any other applicable Canadian province or territory) and the regulations thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of the Agent’s or any Lender’s security interest in any Collateral is governed by the personal property security laws of any jurisdiction in Canada other than British Columbia, with respect to such Collateral, PPSA shall mean those personal property security laws in such other jurisdiction of Canada (including the Civil Code of Québec and the regulation respecting the register of personal and movable real rights thereunder) for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

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“Pre-Closing Organization Chart” has the meaning ascribed to such term in Section 2.1(s).

“Preferred Stock” shall mean, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by any Credit Party of any Preferred Stock after the Closing Date (other than (x) as permitted by Section 5.1 or (y) any Excluded Issuance).

“Prepayment” has the meaning given to such term in Section 1.2(b).

“Priority Payables” means (a) the full amount of the liabilities of any Credit Party which (i) have a trust imposed to provide for payment or a security interest, pledge, Lien, hypothec or charge ranking or capable of ranking senior to or pari passu with security interests, Liens, hypothecs or charges securing the Obligations on any Collateral under any federal, provincial, state, county, district, municipal, local or foreign law or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under federal, provincial, state, county, district, municipal, local or foreign law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholdings taxes, value added taxes, amounts payable to an insolvency administrator, employee withholdings or deductions, vacation pay, severance and termination pay, workers’ compensation obligations, government royalties or pension obligations in each case to the extent such trust, or security interest, Lien, hypothec or charge has been or may be imposed, including under the Wage Earner Protection Program Act (Canada), and (b) the amount equal to the aggregate value of the inventory which the Agent, in good faith, and on a reasonable basis, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, Liens, hypothecs or charges securing the Obligations, including, without limitation, inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and otherwise reasonably satisfactory to the Agent.

“Proceeds” means “proceeds,” as such term is defined in the Code or the PPSA, as applicable, and, in any event, shall include: (i) any and all proceeds of any insurance, indemnity, warranty or guarantee payable to any Grantor from time to time with respect to any Collateral; (ii) any and all payments (in any form whatsoever) made or due and payable to any Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Collateral by any governmental body, authority, bureau or agency (or any Person acting under color of governmental authority); (iii) any recoveries by any Grantor against third parties with respect to any litigation or dispute concerning any Collateral, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral; and (iv) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral (excluding amounts and rights to payment arising from the rental of any of the Collateral to customers of the Borrower or any of its Subsidiaries or distributors) and all rights arising out of Collateral.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Protective Advance Percentages” means, as to any Lender and as of any date of determination, the percentage determined by dividing (a) the aggregate principal amount of the Term Loans then held by such Lender, by (b) the aggregate principal amount of the Term Loans then held by all Lenders.

“Purchase Money Lien” means any Lien upon any fixed assets that secure the Purchase Money Obligations related thereto but only if such Lien shall at all times be confined solely to the assets the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Obligations secured by such Lien (and the proceeds thereof) and only if such Lien secures only such Purchase Money Obligations.

“Purchase Money Obligations” means for any Person the obligations of such Person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however,

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that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such Person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” means of any Person any Equity Interests of such Person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means Agent and any Lender.

“Register” has the meaning given to such term in Section 8(a).

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Release” means as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Rental Office” means any rental office of the Borrower or any of its Subsidiaries that is not located in a Restricted Location.

“Required Lenders” means, at any time, Lenders having at such time in excess of 50% of the sum of the aggregate Term Loan Commitments (or, if such Term Loan Commitments are terminated, the amount outstanding under the Term Loans) then in effect; provided, however, that at any time when there are two (2) or more Lenders, Required Lenders shall require at least two (2) Lenders. For purposes of calculation of Required Lenders, a Lender and any of its Affiliates that are also a Lender, and their respective Term Loan Commitments and/or holdings of the Term Loans, shall be deemed to be a single Lender with a single consolidated Term Loan Commitment and/or holding a single consolidated Term Loan.

“Requirement of Law” means as to any Person, the Certificate or Articles of Incorporation and By-Laws or other Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case, binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person (other than an individual), any officer at the level of vice president or higher of, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer, treasurer or controller of such Person.

“Restricted Locations” has the meaning ascribed to such term in Section 3.21(c).

“Restricted Payment” means: (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of Borrower’s or any other Credit Party’s Stock, (b) any payment or distribution made in respect of any subordinated Indebtedness of Borrower or any other Credit Party in violation of any subordination or other agreement made in favor of Agent for the benefit of the Lenders, (c) any payment on account of the purchase, redemption, defeasance or other retirement of Borrower’s or any other Credit Party’s Stock or Indebtedness or any other payment or distribution made in respect of any thereof, either directly or indirectly; other than (i) that arising under this Agreement, (ii) interest and principal, when due without acceleration or modification of the amortization as in effect on the Closing Date, under Indebtedness (not including subordinated Indebtedness, payments of which shall be permitted only in accordance with the terms of the

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relevant subordination agreement made in favor of Agent for the benefit of the Lenders) permitted under Sections 5.1 (provided that any payments made by Credit Parties on the Permitted Koontz-Wagner Pension Plan Obligations shall not exceed $300,000 per Fiscal Year), (iii) payments and prepayments with respect to Indebtedness under the Revolving Loan Agreement in an aggregate amount not to exceed the Maximum Priority Revolving Loan Debt as of any date of determination and otherwise permitted pursuant to the terms of the Intercreditor Agreement, or (d) any payment, loan, contribution, or other transfer of funds or other property to any holder of Stock of such Person which is not expressly and specifically permitted in this Agreement; provided that any payment to Agent or any Lender shall not constitute a Restricted Payment.

“Revolving Agent” means PNC Bank, National Association.

“Revolving Loan Agreement” means that certain Revolving Credit and Security Agreement, dated as of the Closing Date, by and among Revolving Agent, the Credit Parties party thereto, the lenders from time to time party thereto, as amended, restated, supplemented and/or modified to the extent permitted by the terms of the Intercreditor Agreement.

“Revolving Loan Documents” has the meaning assigned to the term “Other Documents” under the Revolving Loan Agreement.

“SBA” means the United States Small Business Administration and any successor thereto. “SBA Forms” means, collectively, SBA forms 480, 652 and 1031.

“SBA Side Letter” means a Small Business Investment Company side letter among the Borrower and the SBICs (as amended, restated, supplemented, or otherwise modified from time to time accordance with its terms) in form and substance reasonably satisfactory to Agent and the Borrower.

“SBIC” means Agent or certain of its Affiliates that is a Federal licensee under the Act.

“SDN List” has the meaning given to such term in Section 3.22.

“Second Amendment” means that certain Second Amendment to this Agreement, dated as of the Second Amendment Effective Date, by and among the Credit Parties, the Agent and the Lenders party thereto.

“Second Amendment Effective Date” means December 30, 2022.

“Secretarial Certificate” means each Secretarial Certificate of the Credit Parties delivered to Agent as of the Closing Date in substantially the form of Exhibit C and any Secretarial Certificate delivered to the Agent after the Closing Date pursuant to Section 1.12.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (d) of the definition of “Base Rate”.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the assets of such Person, at a fair valuation, exceed its liabilities, including contingent liabilities, (b) the remaining capital of such Person is not unreasonably small to conduct its business and (c) such Person will not have incurred debts, and does not have the present intent to incur debts, beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. In computing the amount of contingent liabilities of any

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Person on any date, such liabilities shall be computed at the amount that, in the reasonable judgment of the Agent in light of all facts and circumstances existing at such time, represents the amount of such liabilities that reasonably can be expected to become actual or matured liabilities.

“Specified Canadian Account” means the bank account of the Credit Parties with TD Canada Trust with account number as previously identified to Agent in writing with account number ending 5675.

“Stated Maturity Date” means December 16, 2025.

“Steam” means Steam Enterprises LLC, a Delaware limited liability company.

“Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, beneficial interests in a trust or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act) or other equity interests in any Person.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Creditors” means each of Wynnefield Partners Small Cap Value, LP and Wynnefield Partners Small Cap Value, LP I as payee under the Subordinated Notes and in any related capacity under the Subordinated Loan Documents.

“Subordinated Debt” means the Indebtedness issued under the Subordinated Loan Documents.

“Subordinated Guaranty” means, individually and collectively, (a) that certain Guaranty, dated as of the Third Amendment Effective Date, in form and substance satisfactory to Agent, by and among Guarantors and Wynnefield Partners Small Cap Value, LP, and (b) that certain Guaranty, dated as of the Third Amendment Effective Date, in form and substance satisfactory to Agent, by and among Guarantors and Wynnefield Partners Small Cap Value, LP I.

“Subordinated Note” means, individually and collectively, each of those certain Unsecured Promissory Notes, dated as of the Third Amendment Effective Date, in form and substance satisfactory to Agent, by and among Holdings as maker thereunder and Wynnefield Partners Small Cap Value, LP or Wynnefield Partners Small Cap Value, LP I, as applicable, as payee thereunder.

“Subordinated Loan Documents” means each Subordinated Note, each Subordinated Guaranty, the Subordination Agreement, and any other documents entered into in connection with the foregoing, in each case, as the same may from time to time be amended, restated, or otherwise modified or replaced in accordance with the terms of the applicable Subordination Agreement.

“Subordination Agreement” means a Subordination Agreement in form and substance satisfactory to the Agent which sets forth subordination terms applicable to the Subordinated Debt.

“Subsidiary” means, with respect to any Person, (i) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Stock whether by proxy, agreement, operation of law or otherwise, and (ii) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or manager or may exercise the powers of a general partner or manager. Unless otherwise specified, all references herein to a “Subsidiary”

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or to “Subsidiaries” shall refer to a Subsidiary of Holdings. In no event shall the term “Subsidiary” include a Permitted Joint Venture or Koontz-Wagner Custom Control Holdings LLC.

“Subsidiary Guarantor” means each direct or indirect Subsidiary of the Borrower as of the Closing Date and each other direct or indirect Subsidiary that becomes a party to this Agreement pursuant to Section 1.12, in each case other than any Unrestricted Subsidiary.

“Substitute Lender” has the meaning given to such term in Section 1.14(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning given to such term in Section 1.1.

“Term Loan Commitment” means any Closing Date Term Loan Commitment and any Delayed Draw Term Loan Commitment.

“Term Note” has the meaning given to such term in Section 1.1.

“Term SOFR” means, (a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for an interest period of three (3) months for each quarter as determined on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such quarter, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for such interest period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such interest period as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such interest period was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and (b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for an interest period of one (1) month as determined on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable interest period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such interest period as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such interest period was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means (a) for any calculation with respect to a SOFR Loan, a percentage equal to 0.26161% per annum, and (b) for any calculation with respect to a Base Rate Loan, a percentage equal to 0.11448% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the date on which all Obligations under this Agreement are paid in full, in cash (other than contingent obligations not yet due and payable), and Borrower shall have no further right to borrow any moneys or obtain other credit extensions or financial accommodations from the Lenders under this Agreement.

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“Threshold Amount” means $500,000.

“Third Amendment” means that certain Third Amendment to this Agreement, dated as of the Third Amendment Effective Date, by and among the Credit Parties, the Agent and the Lenders party thereto.

“Third Amendment Effective Date” means January 9, 2023.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the trailing twelve (12) Fiscal Month period most recently ended.

“Trademarks” means all of the following now owned or hereafter adopted or acquired by any Person: (i) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered) all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof: (ii) all reissues, extensions or renewals thereof; and (iii) all goodwill associated with or symbolized by any of the foregoing.

“Transaction Documents” means, collectively, the Revolving Loan Documents and the Loan Documents.

“Transactions” means, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (b) the incurrence of the Indebtedness under the Revolving Loan Agreement; (c) reserved; (d) reserved; (e) the refinancing of all existing Indebtedness on the Closing Date (other than Indebtedness that is permitted under this Agreement); and (f) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” has the meaning given to such term in Section 11.9.

“Unrestricted Subsidiaries” means, to the extent not required to be a Guarantor hereunder, each Permitted Captive Insurance Subsidiary.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56).

“U.S. Borrower” means a Borrower that is a U.S. Person.

“U.S. Credit Party” means a Credit Party that is a U.S. Person.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the IRC.

“U.S. Publicly-Traded Entity” has the meaning given to such term in Section 3.22.

“U.S. Tax Compliance Certificate” shall have the meaning ascribed to such term in Section 8(b)(ii)(C).

“Voluntary Prepayment” has the meaning given to such term in Section 1.2(b).

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose capital stock (other than

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directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Section 4203 and Section 4205 of ERISA.

“Withholding Agent” means Borrower and Agent.

Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the Closing Date unless Borrower and Agent shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. All other capitalized terms contained in this Agreement or the other Loan Documents, but not defined herein or therein, shall, unless the context indicates otherwise, have the meanings provided for by the Code or the PPSA, as the context may require. The words “herein,” “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the exhibits and schedules thereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement.

For purposes of this Agreement and the other Loan Documents, the following additional rules of construction shall apply, unless specifically indicated to the contrary: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural; (b) the term “or” is not exclusive; (c) the term “including” (or any form thereof) shall not be limiting or exclusive; (d) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and (e) all references to any instruments or agreements, including references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

Any term defined in this Agreement by reference to the Code shall also have any extended, alternative or analogous meaning given to such term in the PPSA and under other Canadian laws (including, without limitation, the Securities Transfer Act (British Columbia) and the other securities transfer legislation in effect from time to time in any of province or territory of Canada, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Agent and the Lenders, (ii) all references in this Agreement to a financing statement, financing change statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under the PPSA, including, without limitation, where applicable, financing change statements and (iii) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal, provincial and territorial securities laws in Canada.

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